As filed with the Securities and Exchange Commission on February 13, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GIGA-TRONICS INCORPORATED
(Exact name of registrant as specified in its charter)

California	3825	94-2656341
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
7272 E. Indian School Road, Suite 540
Scottsdale, AZ 85251
(602)
617-8888
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan Read
Chief Executive Officer
7272 E. Indian School Road, Suite 540
Scottsdale, AZ 85251
(602)
617-8888
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael D. Harris, Esq. Edward H. Schauder, Esq. Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Blvd., Suite 305 Palm Beach Gardens, Florida 33410 (561) 471-3507	Henry C.W. Nisser, Esq. President and General Counsel Ault Alliance, Inc. 100 Park Avenue, Suite 1658 New York, New York 10017 Tel.: (646) 650-5044
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

AULT ALLIANCE, INC.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

                     , 2023

To the Holders of Common Stock of Ault Alliance, Inc.:

Ault Alliance, Inc., (formerly known as BitNile Holdings, Inc.) (“Ault”) is hereby distributing shares of common stock of Giga-tronics Incorporated (soon to change its name to Gresham Worldwide, Inc.) (the “Company”), a publicly-traded company currently engaged in the design, manufacture, and distribution of specialized electronic solutions, automated test solutions, power electronics, supply and distribution solutions, and radio, microwave and millimeter wave communication systems and components for a variety of applications with a focus on the global defense industry for military airborne, sea and ground applications, on a pro rata basis to the holders of Ault common stock pursuant to the enclosed Prospectus (the “Distribution”).

The Prospectus sets forth information about the Company, its organization, business and properties and the background of its recent acquisition of Gresham Holdings, Inc. (formerly Gresham Worldwide, Inc.) on September 8, 2022, together with historical and pro forma financial statements. Due to the importance of the information contained in this document, you are urged to read it carefully.

As explained in the Prospectus, each holder of record of Ault common stock on                      , 2023, the record date for the Distribution, is receiving one share of the Company’s common stock for approximately every 64 shares of Ault common stock held as of such date. No fractional shares of the Company’s common stock are being issued. In lieu of receiving fractional shares, holders of Ault common stock who would otherwise be entitled to receive fractional shares of the Company’s common stock will be receiving cash from Ault for their fractional interests. The Company’s stock certificate or book-entry statement and, if applicable, a check for fractional interests, are enclosed herewith.

The shares of the Company’s common stock that you are receiving have been registered with the Securities and Exchange Commission, which permits you, subject to certain securities laws and rules discussed in the Prospectus, to sell these securities from time to time in either public or privately negotiated transactions. This Prospectus is being sent as information to all Ault stockholders of record on the record date for the Distribution. Holders are not required to do anything to become entitled to participate in this Distribution.

Sincerely,

MILTON C. (TODD) AULT III

Executive Chairman

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion dated February 13, 2023

GIGA-TRONICS INCORPORATED

6,880,128 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the shares of common stock, no par value per share of Giga-tronics Incorporated (to be renamed “Gresham Worldwide, Inc.”), a California corporation (the “Company”), to be distributed as a dividend payable to the stockholders of record of common stock, par value $0.001 per share, of Ault Alliance, Inc., a Delaware corporation (“Ault”), at the close of business on                      , 2023, the record date for the distribution, on the basis of one share of the Company’s common stock for approximately every 64 shares of Ault common stock, owned of record at the close of business on that date (the “Distribution”). No fractional shares of the Company’s common stock will be issued in the Distribution. In lieu of receiving fractional shares, holders who would otherwise be entitled to receive fractional shares of the Company’s common stock in the Distribution will receive cash for their fractional interests. For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent, acting as the distribution agent, will credit their shares of the Company’s common stock to book-entry accounts established to hold the Company’s common stock. The distribution agent will mail these stockholders a statement reflecting the Company’s common stock ownership on or about                      , 2023. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of the Company’s common stock will be credited to their accounts by that broker, bank or other nominee.

On September 8, 2022, we acquired Gresham Holdings, Inc. (formerly Gresham Worldwide, Inc.) (“Gresham”), which was a wholly owned subsidiary of Ault. Pursuant to the Share Exchange Agreement, the Company acquired all of the outstanding shares of capital stock of Gresham and in exchange the Company issued Ault 2,920,085 shares of its common stock and 514.8 shares of Series F Convertible Preferred Stock (the “Series F”) that were convertible into an aggregate of 3,960,043 shares of its common stock, subject to potential adjustments (the “Business Combination”). The Distribution to which this Prospectus relates takes into account the conversion in full by Ault of the Series F on or about                      , 2023. Based on 5,931,582 shares of our common stock outstanding on February 6, 2023, 6,880,128 shares of our common stock held by Ault, representing 69.6% of our then outstanding shares will be distributed when the Distribution is effected.

“Our common stock is currently quoted on the OTCQB, under the symbol “GIGA.” On February 3, 2023, the closing price per share of our common stock as reported by the OTCQB was $0.86 per share. See “Trading and Dividend Information.”

The shares of the Company’s common stock, which are the subject of the Distribution are being registered under the Securities Act of 1933 (the “Securities Act”), since Ault is deemed by the Securities and Exchange Commission to be an underwriter with respect to the Distribution.

Stockholders Should Be Aware Of Certain Risks Related To The Ownership Of The Company’s Common Stock. See “Risk Factors.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                     , 2023.

No person is authorized to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, or an offer or solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any exchange or sale hereunder shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of the Company since the date as of which information is furnished or the date hereof.

Market, Industry and Other Data

Unless otherwise indicated, information in this Prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this Prospectus are based on third-party industry publications. This information involves a number of assumptions, estimates and limitations, and you are cautioned not to give undue weight to these estimates.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this Prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this Prospectus.” These and other factors could cause results to differ materially from those expressed in these publications.

i

Trademarks

This Prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus or incorporated by reference in this Prospectus and does not contain all of the information that you should consider before deciding to invest in our securities. Before investing in our securities, you should carefully read this entire Prospectus and the documents incorporated by reference in this Prospectus, including the consolidated financial statements of Gresham and the related notes thereto and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this Prospectus. In this Prospectus, unless the context otherwise requires, the “Company,” “we,” “us” and “our” refer to Giga-tronics Incorporated and its wholly owned subsidiaries or the combined company following the completion of the Business Combination, as the context suggests. We intend to change our name to Gresham Worldwide, Inc., and are awaiting approval thereof by the Financial Industry Regulatory Authority which approval has been delayed.

Our Company

We are engaged in three groups serving primarily the global defense industry — the Electronic Defense Solutions group, the Radio Frequency (“RF”) Solutions Group and the Power Electronics and Display Solutions Group. We design, manufacture, and distribute specialized electronic solutions, automated test solutions, power electronics, supply and distribution solutions, display solutions and radio, microwave and millimeter wave communication systems and components for a variety of applications with a focus on the global defense industry for military airborne, sea and ground applications including high fidelity signal simulation and recording solutions for Electronic Warfare (“EW”) test and training applications. We also offer bespoke technology solutions for mission critical applications in the medical, industrial, transportation and telecommunications markets.

Business Combination

On September 8, 2022 (the “Closing Date”), we acquired Gresham, which was a wholly owned subsidiary of Ault. Pursuant to the Share Exchange Agreement, the Company acquired all of the outstanding shares of capital stock of Gresham and, in exchange, the Company issued Ault 2,920,085 shares of the Company’s common stock and 514.8 shares of Series F that were convertible into an aggregate of 3,960,043 shares of the Company’s common stock, subject to potential adjustments, and the assumption of Gresham’s outstanding equity awards representing, on an as-assumed basis, 749,626 shares of the Company’s common stock (the “Business Combination”). The parties had previously entered into a Share Exchange Agreement dated December 27, 2021 (the “Agreement”) for which the Company obtained the requisite stockholder approval on September 8, 2022.

Prior to the Distribution, Ault will convert all of the Series F into shares of the Company’s common stock, and as a result, will beneficially own 69.6% of the Company’s outstanding shares as of such date (excluding shares issuable upon conversion of a convertible note and exercise of certain warrants described elsewhere in this Prospectus). Immediately following the completion of the Business Combination, Gresham became our wholly-owned subsidiary. We obtained shareholder approval to reincorporate from California into Delaware and to change our name to Gresham Worldwide, Inc., subject to the Financial Industry Regulatory Authority (“FINRA”) approval, which based on our recent communication with FINRA is unlikely to be obtained in the foreseeable future. We have changed our subsidiary Gresham’s name to Gresham Holdings, Inc. In connection with the consummation of the Business Combination, Gresham was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While we were the legal acquirer in the Business Combination, because Gresham was deemed the accounting acquirer, the historical financial statements of Gresham became the historical financial statements of the combined company, upon the consummation of the Business Combination.

After giving effect to the Business Combination, our current corporate structure is as follows:

*	Tabard Holdings, Inc. is an inactive corporation which owns Relec Electronics Ltd. (“Relec”)

Our Industry

Our operations focus almost exclusively on the market for electronic solutions that support the defense industry and other mission critical applications. The essential nature of these applications provides a degree of insulation from volatility associated with other segments of the global economy while accounting for stability and steady growth of the addressable market opportunities available in segments that we serve. Demand for solutions to meet these requirements continues unaffected, and in many instances increases, in times of global crisis. Total defense spending in the three countries in which we currently operate is estimated to total more than an estimated $856 billion in 2022 (https://www.globalfirepower.com/defense-spending-budget.asp) For more information see “Business — Our Industry”.

Our Business Strengths

We have the following core strengths that we believe give us a competitive advantage:

•

High quality, ultra-reliable bespoke technology offerings with elegant designs and precision “high touch” manufacture that stand the test of time, narrow the field of competition and command enhanced operating margins.

•

Enduring relationships with “blue chip” customers in the defense market with diversity in other growth markets such as health care, industrial, transportation and telecommunications provide stable revenue growth and reduce sales cost.

•

A growing and substantial backlog of orders with definite delivery dates for solutions engineered into long life cycle platforms that provide revenue base for years to come. Global operations expand our market opportunities, extend our operational reach and diversify our business base.

Our Strategy

Our goal is to become the supplier of choice for the major players in the defense industry and for customers that address mission critical applications in health care, transportation, manufacturing and telecommunications.

Our near-term strategies are focused on developing synergies as a result of the acquisition of Gresham.

•

Gresham incurred major overhead expenses being a subsidiary of a larger company. Giga-tronics incurred large expenses being a public company with very limited sales. We plan to combine the overhead functions and greatly reduce their costs especially with our recent layoffs.

•	Combine duplicate functions and reduce the costs for finance, human resources, information technology, security and contracts management.

•	Combine the RF solutions group into one division and reduce operating costs.

In addition, we are focused on securing sufficient working capital to execute on a substantial backlog of orders with definite delivery dates, take on additional significant orders and further improve access to capital resources. We recently closed a $3.3 million convertible note offerings with the Notes due in early October 2023.

Our long-term strategy includes the following key elements:

•	maintain, strengthen and expand relationships with current customers, including by increasing on-time delivery, diversifying solutions offered and maximizing quality of solutions;

•

attract new customers through building business development, marketing and sales infrastructure to raise market awareness, identify opportunities early in the process and design in optimally tailored offerings to provide customers competitive advantage;

•

take advantage of the cross-selling opportunities among our operating subsidiaries to leverage current resources, reduce time to delivery, minimize selling costs and capitalize on strong customer relationships in other vertical market segments and geographies;

•

enhance our geographic footprint by increasing marketing outreach, forming alliances with leading companies located in areas beyond its current reach and acquiring businesses that expand reach into other geographies;

•

transfer technology developed for mission critical defense applications to contiguous commercial markets with similar requirements for high quality, ultra-reliable solutions and invest in state-of-the-art technology to enhance its product offerings and production processes; and

•

acquire complementary assets and businesses. We believe there are many small well run, profitable defense contractors whose principal owner is nearing retirement which could be attractive acquisition targets.

Risk Factors

Our business and an investment in our common stock are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. Some of these risks include:

•	We have doubts about our ability to continue as a going concern.

•	We have historically incurred net losses and negative cash flow and our operating results may significantly vary from quarter to quarter, so we may not be able to achieve or sustain profitability.

•

Because Ault intends to end its support, we will need additional capital to fund our operations, and our inability to generate or obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

•	Because we require Ault’s consent and our noteholders’ consent for certain debt financings and acquisitions, we may not be able to pursue these transactions if Ault and our noteholders do not consent.

•	The integration of our and Gresham’s business and any future acquisitions may disrupt or have a negative impact on our business.

•	If the inflationary pressures in the United States and elsewhere where we operate continue, we could experience reduced margins and lose future business.

•	We may be unable to execute our acquisition growth strategy.

•	If we fail to effectively manage our growth, our business and operating results could be harmed.

•	Our businesses are subject to government procurement laws and regulations.

•	Our sales and profitability may be affected by changes in economic, business and industry conditions.

•

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our operating results to fluctuate significantly.

•	Our sales are substantially dependent on the defense industry and a limited number of customers.

•	Because our competitors have greater resources, we may not compete effectively.

•	If we lose key personnel, it could have a material adverse effect on our financial condition, results of operations, and growth prospects.

•	The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

•

If we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

•	Performance problems in our products or problems arising from the use of our products together with other vendors’ products may harm our business and reputation.

•	Our business could be negatively impacted by cybersecurity threats and other security threats and disruptions.

•	Failure of our information technology infrastructure to operate effectively could adversely affect our business.

•

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures, or if we discover material weaknesses and deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

•

Supply chain disruptions and our inability to procure necessary component part for our products have materially and adversely affected our results of operations and could materially and adversely affect our results of operations in the future.

•

Because Enertec relied upon one customer for approximately 50% of its revenue in 2022, if it loses this customer or orders are materially reduced, it may have a material adverse effect on our revenues and operating results.

•	We may not be able to procure necessary key components for our products, or we may purchase too much inventory.

•

If Gresham is unable to successfully expand its production capacity, it could result in material delays, quality issues, increased costs and loss of business opportunities, which may negatively impact our profit margins and operating results.

•	Gresham’s strategic focus on its custom electronics solution competencies and concurrent cost reduction plans may be ineffective or may limit its ability to compete.

•	Gresham faces intense industry competition and product obsolescence, which, in turn, could increase our losses.

•

Gresham depends on a limited number of major customers for a significant portion of its revenue. The loss of any of these customers, or the substantial reduction in the quantity of products that they purchase from Gresham, would materially adversely affect our business and results of operations.

•	Gresham’s financial condition and operating results may be adversely affected by potential political, economic and military instability in Israel.

•	We may not achieve the benefits expected from the Distribution and may be more susceptible to adverse events.

•	Because the Distribution will significantly increase the number of free trading shares it is likely many Ault stockholders will sell their common stock which may depress our stock price.

•	The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTCQB.

•	The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

•	Our stock price may be volatile, which could result in substantial losses to investors and litigation.

•

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

•	If our shares of common stock are subject to the penny stock rules, it would become more difficult to trade our shares.

•	We do not anticipate paying any dividends on our common stock for the foreseeable future.

The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTCQB. There is currently only a limited trading market for the Company’s common stock and there can be no assurance as to the extent of the trading market that will develop following the Distribution.

The Distribution

The Distribution

The management of Ault, after extended study and analysis, has concluded that it is in the best interests of Ault and its stockholders for Ault to divest a substantial portion of its interest in the Company by distributing 6,880,128 shares of the Company’s common stock that Ault acquired upon the completion of the Business Combination and the conversion of the Series F in the Distribution.

Reasons for the Distribution

See “The Distribution — Reasons for the Distribution.” Ault concluded that distributing shares as a dividend to stockholders made good business sense for the following reasons.

•	Distinct Investment Options — Ault desires to establish both itself and the Company as distinct investment alternatives in the financial community.

•

Unlock Stockholder Value — Ault opted to distribute its stake in the Company as a means to unlock stockholder value consistent with its corporate plan to spin out operating entities that Ault has incubated for years.

•

Free the Company to Raise Capital — Ault keeping a controlling interest in the Company limits its ability to raise capital independent of Ault. The distribution of the shares to stockholders reduces Ault’s stake, which should enhance our ability to raise capital on the Company’s intrinsic value and reduce its dependence on Ault for funding support.

Manner of the Distribution

On or about                      , 2023 (the “Distribution Date”), Ault will distribute to holders of record of Ault common stock on                      , 2023 (the “Distribution Record Date”), without any consideration being paid by such holders, one share of the Company’s common stock for approximately every 64 shares of Ault common stock held on the Distribution Record Date. The distribution of the Company’s common stock is referred to as the “Distribution.”

For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent will credit their shares of the Company’s common stock certificates to book-entry accounts established to hold the Company’s common stock. The distribution agent will mail these stockholders a statement reflecting their Giga common stock ownership shortly after the Distribution Date. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of Giga common stock will be credited to their accounts by that broker, bank or other nominee. See “The Distribution — Manner of the Distribution.”

Prior to completion of the Distribution, we intend to enter into a Distribution Agreement and several other agreements with Ault related to the Distribution. These agreements will govern our relationship with Ault up to and after completion of the Distribution.

Market Price and Trading

Our common stock is currently quoted on the OTCQB, under the symbol “GIGA.” On February 3, 2023, the closing price per share of our common stock as reported by the OTCQB was $0.86 per share. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. See “Trading and Dividend Information.”

Results of the Distribution

Upon consummation of the Distribution, neither Ault, nor Ault Lending, will directly own any shares of our common stock but will have the right to acquire up to 14,272,744 shares of our common stock upon the conversion of certain convertible notes that we issued to Ault and Ault Lending on December 31, 2022 (assuming, for illustrative purposes only, that the Conversion Price when such convertible notes, in the aggregate principal amount of $11,132,470, are actually converted will be $0.78 and accrued interest thereon is paid in cash) and 2,000,000 shares of the Company’s common stock for nominal consideration upon the exercise of the warrant that was issued to Ault Lending on December 31, 2022. See “Distribution- Results of the Distribution.” Moreover, Mr. Milton Ault, Ault’s Executive Chairman, is expected to be our largest stockholder. See “Principal Stockholders.” However, Ault is limited to owning no more than 4.99% of our common stock based upon beneficial ownership limitations contained in the convertible notes and warrants. For more information on the December 31, 2022, financing (the “Ault Financing”), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Recent Financings.”

Conditions to the Distribution

We expect that the Distribution will be effective on the Distribution Date if certain closing conditions are satisfied. See “The Distribution-Conditions to the Distribution” for a description of such closing conditions.

Reasons for Furnishing this Prospectus

We are furnishing this Prospectus solely to provide information to Ault’s stockholders who will receive shares of our common stock in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of Ault’s securities or any securities of the Company. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor Ault undertakes any obligation to update the information except in the normal course of our and Ault’s public disclosure obligations and practices.

Relationship between Ault and the Company after the Distribution

Other than the $1,259,407 that Ault Lending has agreed to lend us no later than May 31, 2023, after the Distribution, Ault will not support us financially in the future. Nonetheless, Ault will be entitled to appoint four members of a seven-member Board of Directors (“Board”). See “The Distribution-Relationship between Ault and the Company after the Distribution” and “Management-Executive Officers and Directors.”

Federal Income Tax Aspects of the Distribution

If the fair market value of the Company’s common stock distributed to Ault stockholders exceeds the tax basis of the Company’s common stock (in the hands of Ault), then Ault will recognize gain in the amount of such excess to the same extent as if the Company’s common stock were sold to Ault stockholders at fair market value. We anticipate that the Company’s common stock distributed to Ault stockholders in respect of their Ault stock will be taxable to such stockholders as a dividend to the extent of the stockholder’s pro rata share of Ault’s current or accumulated earnings and profits. In addition, such stockholder’s basis in Ault common stock would be reduced (but not below zero) to the extent the amount of the Company’s common stock received by such Ault stockholder exceeds such stockholder’s pro rate share of Ault’s current or accumulated earnings and profits. See “The Distribution-Federal Income Tax Aspects of the Distribution.” You should consult your tax advisor as to the tax consequences of the spin-off to you.

Corporate Information

The Company was incorporated on March 5, 1980. Gresham was incorporated under Delaware law on November 21, 2018. The Company’s principal executive offices are located at 7272 E. Indian School Road, Suite 540, Scottsdale, AZ 85251 and its phone number at that location is (833) 457-6667. Our website address is https://www.gigatronics.com. Gresham’s website address is www.greshamworldwide.com. Neither website is incorporated into this Prospectus.

RISK FACTORS

Risk Related to our Financial Condition

An investment in our common stock involves a high degree of risk. The risks described below include all material risks to our company or to investors that are known to our company. You should carefully consider such risks before investing in our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment. When determining whether to buy our common stock, you should also refer to the other information in this Prospectus, including our financial statements and the related notes included elsewhere in this Prospectus.

We have doubt about our ability to continue as a going concern.

As of September 30, 2022, we believe that there is doubt about our ability to continue as going concern because we have incurred recurring net losses, our operations have not provided cash flows, and Ault ended its support of our operations with the limited exception of the payment of approximately $1,259,000 by Ault Lending no later than May 31, 2023 in addition to approximately $1,569,000 provided by Ault lending during the three months ended December 31, 2022. The Convertible Notes issued to Ault mature on December 31, 2024. We have doubt about the ability of the Company to continue as a going concern for the year ended December 31, 2022. Our inability to continue as a going concern could have a negative impact on the Company, including our ability to obtain needed financing, and could adversely affect the trading price of our common stock.

We have historically incurred net losses and negative cash flow and our operating results may significantly vary from quarter to quarter, so we may not be able to achieve or sustain profitability.

Both the Company and Gresham have historically experienced net losses, and the Company anticipates continuing to experience some losses in the future. Our operating results are largely determined by the results of operations of Gresham because they are more significant than the Company’s prior to the Business Combination. For the years ended December 31, 2021, and 2020, Gresham reported revenue of $25,580,000 and $18,213,000 and net losses of $2,863,000 and $1,851,000, respectively. For the nine months ended September 30, 2022, we reported revenue of $21,530,000 and a total net loss of $3,361,000. We expect to continue to incur substantial expenditures to develop and market our products and services and we could continue to incur losses and negative operating cash flow for the foreseeable future.

In addition, our operating results have in the past been subject to quarter-to-quarter fluctuations, and we expect that these fluctuations will continue, and may increase in magnitude, in future periods. Demand for our products is driven by many factors, including the availability of funding for our products in our customers’ budgets. There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other concerns can create corresponding fluctuations in period-to-period revenue, and we therefore cannot assure you that our results in one period are necessarily indicative of our revenue in any future period. In addition, the number and timing of large individual sales and the ability to obtain acceptances of those sales, where applicable, have been difficult for us to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or deferral of one or more significant sales in a quarter could harm our operating results for such quarter. It is possible that, in some quarters, our operating results will be below the expectations of public market analysts or investors.

Even if we are successful in integrating two different business, managements and cultures, we may not become profitable. We anticipate that our operating expenses may continue to increase. However, expanding our operations may also impose significant demands on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. We cannot assure you that significant problems in these areas will not occur. Our failure to expand these areas and implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with our business could have a material adverse effect on our business, financial condition and results of operations. Our attempts to expand our marketing, sales, manufacturing and customer support efforts may not succeed or generate additional sales or profits in any future period. While cost control measures that we are implementing should reduce our operating expenses, in the near future an increase in our operating expenses, along with the difficulty in forecasting revenue levels, we may experience significant fluctuations in our results of operations.

There is no assurance that we will be able to achieve a level of revenue adequate to generate sufficient cash flow from operations or obtain additional financings necessary to support our working capital requirements.

Because Ault intends to end its support, we will need additional capital to fund our operations, and our inability to generate or obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

On January 11, 2023, we entered into a Securities Purchase Agreement with two accredited investors (the “Buyers”) pursuant to which we sold to the Buyers $3.3 million 10% original issue discount Senior Secured Convertible Notes (the “Senior Notes”) and five-year warrants to purchase shares of our common stock for total gross proceeds of $3,000,000. The net proceeds shall be used primarily for working capital. Ault will not support us financially in the future. Other than Ault advancing up $1,259,407 no later than May 31, 2023, even with the proceeds that we recently received from the Buyers, if we do not secure additional financings or begin to generate more cash from operations, we will need to raise additional capital to support our working capital requirements and our planned growth. We presently believe that we must raise additional capital by October 11, 2023, to repay the Senior Notes. Ault currently has over 45,000 stockholders that will receive shares of our common stock in connection with the Distribution. We estimate that the cost of printing and mailing of proxy materials for an annual meeting in compliance with the Securities and Exchange Commission (the “SEC”) rules and regulations will increase by approximately $100,000 on an annual basis. This will further increase our need secure additional financing to fund our operations. Any other future financing may include shares of common stock, shares of preferred stock, warrants to purchase shares of common stock or preferred stock, debt securities, units consisting of the foregoing securities, equity investments from strategic development partners or some combination of the foregoing. There is no assurance that additional financing will be available, or if available, will be on acceptable terms. If we are unable to raise additional capital, we may be required to curtail our operations and take additional measures to reduce costs, including reducing our workforce and eliminating outside consultants in order to conserve cash in amounts sufficient to sustain operations and meet our obligations. This could in its turn have a material adverse effect on our business, operating results and future prospects. There can be no assurance that we will be able to generate any further investor interest in our securities or other types of funding, in which case you would likely lose the entirety of the value of our shares that will be distributed to you in the Distribution.

Additionally, any additional financings may be dilutive to our stockholders, and such dilution may be significant based upon the size of such financing.

Because we require Ault’s consent and the Buyers’ consent for certain debt financings and acquisitions, we may not be able to pursue these transactions if Ault and the Buyers do not consent.

We issued Ault Series F and common stock upon the consummation of the Business Combination. The term of the Series F contains negative covenants that apply until Ault completes the Distribution. Until that occurs, we must obtain Ault’s consent before, among other things, incurring indebtedness of $1,000,000 in any individual transaction or $2,500,000 in the aggregate, or acquiring any business in which the aggregate consideration payable by us is $1 million or more. In addition, if we issue further equity, subject to exceptions for certain excluded securities, such limited issuances pursuant to equity incentive plans, Ault will have the right to purchase additional equity to maintain its ownership interest. Even when Ault fully converts the Series F into shares of our common stock prior to the Distribution, the Convertible Notes that we issued in connection with the Ault Financing and the transaction documents that we entered into in connection with our recent financing with the Buyers contain substantially similar covenants that are included in the Series F. These provisions could limit our ability to raise capital or make future acquisitions, particularly larger acquisitions. For more information about these negative covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our Recent Financings.”

Risks Related to the Consummation of the Business Combination and our Company

Gresham may have liabilities that are not known, probable or estimable at this time.

Gresham remains subject to certain past, current, and future liabilities. There could be unasserted claims or assessments against or affecting Gresham, including the failure to comply with applicable laws and regulations. In addition, there may be liabilities of Gresham that are neither probable nor estimable at this time that may become probable or estimable in the future, including indemnification requests received from customers of Gresham relating to claims of infringement or misappropriation of third party intellectual property or other proprietary rights, tax liabilities arising in connection with ongoing or future tax audits and liabilities in connection with other past, current and future legal claims and litigation. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our financial condition. We may learn additional information about Gresham that adversely affects us, such as unknown, unasserted, or contingent liabilities and issues relating to compliance with applicable laws or infringement or misappropriation of third-party intellectual property or other proprietary rights.

The integration of our and Gresham’s business and any future acquisitions may disrupt or have a negative impact on our business.

Achieving the anticipated benefits of the Business Combination will depend in significant part upon whether we are able to integrate Gresham and our business in an efficient and effective manner. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. The companies may not be able to accomplish the integration process smoothly, successfully or on a timely basis. The necessity of coordinating geographically separated organizations, managements, systems of controls, and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems and controls, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of operations following the Business Combination and future acquisitions will continue to require the dedication of significant management and external resources, which may distract management’s attention from the day-to-day business of the Company and be costly. Employee uncertainty and lack of focus during the integration process may also disrupt our business. Any inability of management to successfully and timely integrate the operations of the two companies could have a material adverse effect on our business and results of operations. For example, our former Chief Executive Officer elected to retire in January 2023, which may be perceived negatively by our legacy employees.

In addition, we plan to make additional acquisitions as part of our growth strategy. Whenever we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect any expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	difficulty of integrating acquired products, services or operations;

•	integration of new employees and management into our culture while maintaining focus on operating efficiently and providing consistent, high-quality goods and services;

•	potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	complexity associated with managing our company;

•	difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	potential inability or failure to achieve additional sales and enhance our customer base through cross- marketing of the products to new and existing customers;

•	effect of any government regulations which relate to the business acquired; and

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potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

We have goodwill and other intangible assets resulting from the Business Combination. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by generally accepted accounting principles or GAAP, we will evaluate this goodwill and other intangible assets for impairment based on the fair value of each reporting unit. Estimated fair values could change if there are changes in our capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to our results of operations.

At September 30, 2022, Gresham carried a significant amount of goodwill on our balance sheet. To the extent our acquisition of Gresham or any of Gresham’s acquisitions during 2017-2020 do not perform as anticipated and its underlying assumptions and estimates related to the fair value determination are not met, the value of such assets may be negatively affected and we could be required to record impairment charges.

We will assess goodwill for impairment at least annually during the fourth calendar quarter and whenever facts or circumstances indicate that the carrying value of goodwill may be impaired. Impairment analysis involves comparing the estimated fair value of a reporting unit to its carrying value. If the carrying value of a reporting unit exceeds its estimated fair value, we will record an impairment charge. Determination of fair value requires considerable judgment and is sensitive to changes in underlying assumptions, estimates and market factors. If we are required to recognize noncash charges related to impairment of goodwill, our results of operations would be materially and adversely affected.

Our utilization of our net operating loss carryforwards may be limited

As of March 26, 2022, we had a pre-tax federal net operating loss carryforward of $10,720,000 and a state net operating loss carryforward of $6,780,000 available to reduce future taxable income, if any, prior to limitations that may be imposed under Section 382 of the Internal Revenue Code (the “Code”) or otherwise. These amounts are net of a Section 382 limitation of $38,345,000 on the federal net operating loss and $19,612,000 on the state net operating loss. The Section 382 limitation was triggered due to an ownership change in 2020 year. The federal and state net operating loss carryforwards begin to expire from fiscal 2022 through 2038 and from 2029 through 2040, respectively. The federal net operating loss amount of $7,435,000 from fiscal year ended 2020 through 2022 will have an indefinite life.

As a result of the Business Combination, we generally continue to carry such NOLs, but we may be unable to fully use such NOLs, if at all. Under Section 382 of the Code, if a corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain stockholders or groups of stockholders over a rolling three-year period), the corporation’s ability to use its pre-ownership change NOLs to offset its post-ownership change income may be limited. In addition, we may experience an ownership change in the future as a result of subsequent shifts in its stock ownership. Future regulatory changes could also limit our ability to utilize its NOLs. To the extent our NOLs are not utilized to offset future taxable income, our net income and cash flows may be adversely affected. The Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), among other things, includes changes to U.S. federal tax rates and the rules governing NOL carryforwards. For U.S. federal NOLs arising in tax years beginning after December 31, 2017, with certain exceptions, the Tax Act as modified by the CARES Act limits a taxpayer’s ability to utilize NOL carryforwards in taxable years beginning after December 31, 2020, to 80% of taxable income. In addition, U.S. federal NOLs arising in tax years beginning after December 31, 2017, can be carried forward indefinitely. Deferred tax assets for NOLs will need to be measured at the applicable tax rate in effect when the NOLs are expected to be utilized. The new limitation on use of NOLs may significantly impact our ability to utilize our NOLs to offset taxable income in the future. In addition, for state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

The effects of Russia’s invasion of Ukraine on the capital markets and the economy is uncertain, and we may have to deal with a recessionary economy and economic uncertainty including possible adverse effects upon the capital markets.

While the effects of Russia’s invasion of Ukraine and the resulting international sanctions are uncertain, they have already had an immediate effect on the global and United States economy by causing, among other things, continued inflation and substantial increases in the prices of oil, gas and other commodities. The conflict has created increased uncertainty in the capital markets with declines in leading market indexes. The duration of this conflict and its impacts are uncertain. We cannot predict the conflict will affect the capital markets, but the impact may be adverse and may delay or prevent us from completing future financings.

If the inflationary pressures in the United States and elsewhere where we operate continue, we could experience reduced margins and lose future business.

The current inflationary pressures are affecting our margins particularly since we have lacked the capital to accumulate material inventory. Most of our contracts (except with Relec) are fixed price, which reduces our margins when inflation occurs. Reducing our selling prices results in further reduction of our margins. This customer pricing pressure may also result in the loss of contracts and/or future business. Finally, we are experiencing rising labor costs which may further tighten margins.

We may be unable to execute our acquisition growth strategy.

We plan to make additional acquisitions as part of our growth strategy. Our acquisition growth strategy will involve a number of risks and uncertainties. We may be unable to successfully identify suitable acquisition targets and complete acquisitions. Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully integrate any target’s operations into our business.

Additional factors may negatively impact our growth strategy. Our strategy may require spending significant amounts of capital. If we are unable to obtain additional needed financing on acceptable terms, we may need to reduce the scope of our acquisition growth strategy, which could have a material adverse effect on our growth prospects. If any of the aforementioned factors force management to alter our growth strategy, our growth prospects could be adversely affected.

We will have to pay cash, incur debt, or issue equity as consideration in any future acquisitions, each of which could adversely affect our financial condition or the market price of our common stock. The sale of equity or issuance of equity-linked debt to finance any future acquisitions could result in dilution to our stockholders. Incurring indebtedness may result in increased fixed obligations and could limit our flexibility in managing our business due to covenants or other restrictions contained in debt instruments. In addition, Ault, prior to the Distributions and the Buyers of the Senior Notes, will have the right to approve or disapprove of any such indebtedness and certain acquisitions.

Further, we may not be able to realize the anticipated benefits of completed acquisitions. Some acquisition targets may not have a developed business or will be experiencing inefficiencies and incur losses. Additionally, small defense contractors which we consider suitable acquisition targets may be uniquely dependent on their prior owners and the loss of such owners’ services following the completion of acquisitions may adversely affect their business. Therefore, we may lose our investment in the event that the acquired businesses do not develop as planned or that we are unable to achieve the anticipated cost efficiencies or reduction of losses. Even if we are able to do so, we may not realize the full anticipated benefits of such acquisitions, and our business, financial conditions and results of operations may suffer.

Additionally, Gresham’s acquisitions have previously required, and any similar future transactions may also require, significant management efforts and expenditures. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, divert the attention of our management and key employees and increase our expenses.

If we fail to effectively manage our growth, our business and operating results could be harmed.

Gresham has experienced and following the consummation of the Business Combination we are experiencing, growth in our operations. This growth will place, significant demands on our management, operational and financial infrastructure. If we do not manage our growth effectively, the quality of our products and services could suffer, which could negatively affect our operating results. To effectively manage our growth, we must continue to improve our operational, financial and management controls and reporting systems and procedures. These systems improvements may require significant capital expenditures and management resources. Failure to implement these improvements could hurt our ability to effectively manage our growth and would in its turn have a material adverse impact on our business and future operating results.

Our businesses are subject to government procurement laws and regulations.

We must comply with certain laws and regulations relating to the formation, administration and performance of government contracts. These laws and regulations affect how we conduct business with the government, including the business that we do as a subcontractor to large prime contractors that contract directly with the government. In complying with these laws and regulations, we incur additional costs. These costs may increase in the future, thereby reducing our margins, which could have an adverse effect on our business, financial condition, results of operations and cash flows. Failure to comply with these regulations and requirements could lead to fines, penalties, repayments, or compensatory or treble damages, or suspension or debarment from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various laws, including those related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, accuracy of records, proper recording of costs and foreign corruption. The termination of a government contract or relationship as a result of any of these acts would have an adverse impact on our operations and could have an adverse effect on our standing and eligibility for future government contracts.

Some U.S. federal statutes and regulations provide for penalties, including automatic debarment based on actions such as violations of the U.S. False Claims Act or the U.S. Foreign Corrupt Practices Act. The suspension or debarment in any particular case may be limited to a facility, contract or subsidiary involved in the violation or could be applied to our entire Company in severe circumstances. Even a narrow scope suspension or debarment could result in negative publicity that could adversely affect our ability to renew contracts and to secure new contracts, both with governments and private customers, which could materially and adversely affect our business, financial condition and results of operations.

If we fail to comply with anti-bribery, anti-corruption, anti-money laundering laws, and similar laws, or allegations of such failure, it could have a material adverse effect on our business, financial condition and operating results.

We are subject to various anti-bribery, anti-corruption, anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.S. Travel Act, and the USA PATRIOT Act. In addition, we are subject to the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law–2000, and possibly other similar laws in countries outside of the United States in which we conduct our business or seek to sell our products. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities.

These laws also require that we keep accurate records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. In addition, we may be held liable for violations committed of the FCPA or similar foreign laws by companies that we acquire.

Any alleged or actual violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, investigations, enforcement actions, fines and other criminal or civil sanctions, adverse media coverage, loss of export privileges, or suspension or termination of government contracts. Responding to any investigation or enforcement action would require significant attention of our management and resources, including significant defense costs and other professional fees. Failure to comply with anti-bribery, anti-corruption, anti-money laundering laws, and similar laws, or allegations of such failure, could therefore have a material adverse effect on our business, results of operations, financial condition and future prospects.

Our sales and profitability may be affected by changes in economic, business and industry conditions.

If the economic climate in the United States or abroad deteriorates, customers or potential customers could reduce or delay their orders. In this environment, our customers may experience financial difficulty, reduce operations and fail to budget or reduce budgets for the purchase of our products. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in capital spending in the defense electronics sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors which could affect our business, including:

•	Political factors, which result in a reduction of defense expenditures;

•	Gas shortages and environmental issues which divert defense expenditures in the United Kingdom;

•	The introduction and market acceptance of new technologies, products and services;

•	New competitors and new forms of competition;

•	The size and timing of customer orders (for retail distributed physical product);

•	The size and timing of capital expenditures by our customers;

•	Adverse changes in the credit quality of our customers and suppliers;

•	Changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;

•	Changes in the terms of our contracts with our customers or suppliers;

•	The availability of products and schedule for deliveries from our suppliers; and

•	Variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our operating results to fluctuate significantly.

The timing of our revenues is difficult to predict. Factors that may contribute to these fluctuations include our dependence on the defense industry, a limited number of customers, the nature and length of our sales cycles for our products and services, the duration and delivery schedules within our customer contracts and our ability to timely develop, produce and upgrade our products.

Most of our revenues result from a limited number of relatively large orders that we receive from prime defense contractors and government agencies. We spend substantial time and resources on our sales efforts without any assurance that our efforts will produce any sales. In addition, purchases of our products are frequently subject to budget constraints (including constraints imposed by governmental agencies), multiple approvals, and unplanned administrative, processing and other delays. Even if we receive a purchase order from a customer, there may be circumstances or terms relating to the purchase that delay our ability to recognize revenue from that purchase, which makes our revenue difficult to forecast. As a result, it is difficult to predict whether a sale will be completed, the particular fiscal period in which a sale will be completed or the fiscal period in which revenue from a sale will be recognized. For these reasons, our operating results may vary significantly from quarter to quarter. Such unpredictable operating results may adversely impact the trading price of our common stock.

Our sales are substantially dependent on the defense industry and a limited number of customers.

Substantially, all of our current product and service offerings are directed towards the defense marketplace, which has a limited number of customers. If the defense market demand decreases, our sales may be less than projected with a resulting decline in revenues. As a result, our business depends upon continued U.S., Israeli, United Kingdom and other countries’ government expenditures on defense systems for which we provide support. These expenditures have not remained constant over time and have been reduced in some periods. Our business, prospects, financial condition, operating results and the trading price of our common stock could be materially harmed, among other causes, by the following:

•	budgetary constraints, including mandated automatic spending cuts, affecting across-the-board government spending, or specific agencies in particular, and changes in available funding;

•	a shift in expenditures away from defense programs that we support;

•	efforts to improve efficiency and reduce costs affecting government programs;

•	U.S. government shutdowns due to, among other reasons, a failure by elected officials to fund the government and other potential delays in the appropriations process;

•	delays in the payment of our invoices by government payment offices;

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changes in the political climate and general economic conditions, including a slowdown of the economy or unstable economic conditions and responses to conditions, such as emergency spending, that reduce funds available for other government priorities.

Additionally, the loss of any one customer may have a material adverse effect on future operating results and financial condition. Our product backlog also has a number of risks and uncertainties such as the cancellation or deferral of orders, dispute over performance of our products and our ability to collect amounts due under these orders. If any of these events were to occur, actual shipments could be lower than projected and revenues could decline which would have an adverse effect on our operating results and liquidity.

Because our competitors have greater resources, we may not compete effectively.

Several of our competitors, including, among others, K&L Microwave, Q Microwave, Amplitech, Qorvo, Northrop Grumman, Textron, Keysight, Rohde & Schwarz and National Instruments have substantially greater research and development, manufacturing, marketing, financial, technological personnel and managerial resources than us. These resources also make these competitors better able to withstand difficult market conditions than us. We cannot provide assurance that any products developed by these competitors will not gain greater market acceptance than any developed by us.

Our products compete and will compete with similar, if not identical, products produced by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distribution personnel, and other resources than we do. These companies can implement extensive advertising and promotional campaigns. They can introduce new products to new markets more rapidly. In certain instances, competitors with greater financial resources may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that customers may find attractive.

The markets for some of our products are also subject to specific competitive risks because these markets are highly price sensitive. Our competitors have competed in the past by lowering prices on certain products. If they do so again, we may be forced to respond by lowering its prices. This would reduce revenue and increase losses. Failure to anticipate and respond to price competition may also further reduce our revenue and increase our losses.

If we lose key personnel, it could have a material adverse effect on our financial condition, results of operations, and growth prospects.

Our success will depend on the continued contributions of key officers and employees. The loss of the services of key officers and employees, whether such loss is through resignation or other causes, or the inability to attract additional qualified personnel, could have a material adverse effect on our financial condition, results of operations, and growth prospects. Although we expect most of our employees will continue to remain as our employees, it is possible some employees may quit. Depending upon who they are and how many employees quit, we may be adversely affected.

With the closing of the Business Combination, our management, with the exception of our Chief Financial Officer and Chief Technology Officer, was replaced by Gresham’s management. Our former Chief Executive Officer remained with us in the transition but elected to retire in January 2023 as a full-time employee. If we were to lose Jonathan Read and/or Timothy Long, our Chief Executive Officer and Chief Operating Officer, our business would be materially and adversely affected. Further, Gresham did not have a Chief Financial Officer and relied heavily upon Ault for such services. If we lose Lutz Henckels, we may be materially and adversely affected. The loss of Zvika Avni, who manages our Israeli operations, could also materially harm our business.

The sale of our products is dependent upon our ability to satisfy the proprietary requirements of our customers.

We depend upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their continued acceptance by our customers. In some cases, our customers require that our products meet their own proprietary requirements. If we are unable to satisfy such requirements, or forecast and adapt to changes in such requirements, our business could be materially harmed.

Our limited ability to protect our proprietary information and technology may adversely affect our ability to compete, and our products could infringe upon the intellectual property rights of others, resulting in claims against us, the results of which could be costly.

Many of our products consist entirely or partly of proprietary technology owned by us. Although we seek to protect our technology through a combination of copyrights, trade secret laws and contractual obligations, these protections may not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. In order to defend our proprietary rights in the technology utilized in our products from third party infringement, we may be required to institute legal proceedings, which would be costly and would divert our resources from the development of our business. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, our future results could be adversely affected.

Although we attempt to avoid infringing known proprietary rights of third parties in our product development efforts, we may become subject to legal proceedings and claims for alleged infringement from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, require us to reengineer or cease sales of our products or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making claims may be able to obtain an injunction, which could prevent us from selling our products in the United States or abroad.

We may in the future be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe on our patents, trade secrets or the patents of our licensors. To counter such infringement or unauthorized use, we may be required to file infringement claims, or we may be required to defend the validity or enforceability of such patents, which can be expensive and time-consuming. In an infringement proceeding, a court may decide that either one or more of our patents or our licensors’ patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue because our patents do not cover that technology. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings filed by third parties or brought by us may be necessary to determine the priority of inventions regarding our patents or patent applications or those of our partners or licensors. An unfavorable outcome could require us to cease using the related technology or to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may cause us to incur substantial costs and distract the attention of our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Because of the substantial amount of discovery required in intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

If we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies and/or distribution platforms our products must take advantage of in order to make them competitive in the market at the time they are released. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve for our customers. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products may be technologically inferior to competitive products, or less appealing to consumers, or both. If we cannot achieve our technology goals for our customers within the original development schedule of our products, then our customers may opt for competitive offerings or we may delay products until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we can increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve promised delivery date to our customers or to keep up with our competition, which would increase our development expenses and adversely affect our results of operations.

Performance problems in our products or problems arising from the use of our products together with other vendors’ products may harm our business and reputation.

Products as complex as those we produce may contain unknown and undetected defects or performance problems. For example, it is possible that one of our products might not comply with stipulated specifications under all circumstances. In addition, our customers generally use our products together with their own products and products from other vendors. As a result, when problems occur in a combined equipment environment, it may be difficult to identify the source of the problem. A defect or performance problem could result in lost revenues, increased warranty costs, diversion of engineering and management time and effort, impaired customer relationships and injury to our reputation generally.

Our business could be negatively impacted by cybersecurity threats and other security threats and disruptions.

As a defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, threats to physical security, and domestic terrorism events. Our information technology networks and related systems are critical to the operation of our business and essential to our ability to successfully perform day-to-day operations. We are also involved with information technology systems for certain customers and other third parties, which generally face similar security threats. Cybersecurity threats in particular, are persistent, evolve quickly and include, but are not limited to, computer viruses, attempts to access information, denial of service and other electronic security breaches believe that we have implemented appropriate measures and controls and invested in skilled information technology resources to appropriately identify threats and mitigate potential risks, but there can be no assurance that such actions will be sufficient to prevent disruptions to mission critical systems, the unauthorized release of confidential information or corruption of data. A security breach or other significant disruption involving these types of information and information technology networks and related systems could:

•	disrupt the proper functioning of these networks and systems and therefore its operations and/or those of certain of its customers;

•

result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of, proprietary, confidential, sensitive or otherwise valuable information of Microphase Corporation (“Microphase”) or its customers, including trade secrets, which others could use to compete against Microphase or for disruptive, destructive or otherwise harmful purposes and outcomes;

•	compromise national security and other sensitive government functions;

•	require significant management attention and resources to remedy the damages that result;

•	subject us to claims for breach of contract, damages, credits, penalties or termination; and

•	damage our reputation with its customers and the United States, United Kingdom and Israel, and the public generally.

Any or all of the foregoing could have a negative impact on its business, financial condition, results of operations and cash flows.

Failure of our information technology infrastructure to operate effectively could adversely affect our business.

We depend heavily on information technology infrastructure to achieve our business objectives. If a problem occurs that impairs this infrastructure, the resulting disruption could impede our ability to record or process orders, manufacture and ship in a timely manner, or otherwise carry on business in the normal course. Any such events could cause us to lose customers or revenue and could require us to incur significant expense to remediate.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures, or if we discover material weaknesses and deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting.

We have noted the following deficiencies that we believe to be material weaknesses:

•

At September 30, 2022, we did not have sufficient resources in our accounting function, which restricted our ability to gather, analyze and properly review information related to financial reporting in a timely manner.

•

Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals.

•

Our primary user access controls to ensure appropriate authorization and segregation of duties that would adequately restrict user and privileged access to the financially relevant systems and data to appropriate personnel were not designed and/or implemented effectively. We did not design and /or implement sufficient controls for program change management to certain financially relevant systems affecting our processes.

•

Management concluded that a deficiency in internal control over financial reporting existed related to the accounting treatment for complex financial instruments and that the failure to properly account for such instruments constituted a material weakness.

We are focused on remediating these material weaknesses, but our management has been distracted with our liquidity concerns. When we can obtain the cash resources, we expect to increase our accounting staff. With our recent reductions of employees, we did not lay off any accounting personnel. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

Because of the COVID-19 pandemic, Gresham had disruptions to its business which caused a material effect on its business and results of operations. The future impacts on us, if any, are uncertain.

Gresham’s business was materially affected by the COVID-19 pandemic. The disruptions caused by the pandemic included temporary closures of its facilities, including a shutdown of its Microphase facility in Connecticut for three weeks in December 2020 and suspension of production operations for its Gresham Power located in Salisbury, United Kingdom from March 19, 2020, until June 2020 and from November 2020 until the Spring of 2021. This resulted in a significant decrease of revenue in December 2020 and a decrease in January to February 2021. In addition, Gresham Power Electronics Ltd. (“Gresham Power”) experienced substantial revenue decreases while shut down. In January 2022, Israel experienced a fifth wave of COVID-19 with the Omicron variant. Many of the workers of Enertec System 2001 Ltd. (“Enertec”) workers became ill and/or worked from home. Despite this disruption, it did not materially impact Enertec’s operations.

We (both the Company and Gresham) also incurred expenses related to implementing the workplace safety protocols and adjusting for remote working arrangements. Some non-production employees work remotely part of the time. However, not all employees are as efficient working remotely and our business may be adversely affected as the result. Additionally, certain employees at our production facilities must continue to work on site to continue manufacture for essential government programs.

Further, we (the Company and Gresham) experienced an increase in the average length of sales cycles to onboard new customers and delays in new projects, which could materially adversely impact its business, results of operations, and financial condition in future periods.

As a result of the COVID-19 pandemic, the American, Israeli and United Kingdom economies sustained material slowdowns during part of the pandemic. While people continue to be infected with COVID-19, serious illnesses and deaths have diminished. As new variants rise, this trend may not continue.

Because of the uncertainty surrounding COVID-19, we cannot be certain whether COVID-19 will adversely affect us in the future.

Supply chain disruptions and our inability to procure necessary component part for our products have materially and adversely affected our results of operations and could materially and adversely affect our results of operations in the future.

We manufacture some components for our products, but we rely on subcontract manufacturers to supply components for our product offerings. Our reliance upon such subcontract manufacturers involves several risks, including reduced control over manufacturing costs, delivery times, reliability and quality of components, unfavorable currency exchange fluctuations, and continued inflationary pressures on many of the raw materials used in the manufacturing of our products. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity, the inability of our subcontract manufacturers to procure raw materials, the loss of key assembly subcontractors, difficulties associated with the transition to our new subcontract manufacturers or other factors, we could experience lost revenue, increased costs, and delays in, or cancellations or rescheduling of, orders or shipments, any of which would materially harm our business.

Supply chain disruptions have affected us. During our fiscal year ended December 31, 2022, we have experienced delays in our receipt of certain components, which temporarily delayed shipments in the U.S., the UK and Israel.

Our Microphase, Enertec, Gresham Power and Relec subsidiaries, also have experienced supply change disruptions, albeit in different ways. Microphase also experienced a 45-week delay in securing certain video component parts for a customer, which adversely impacted Microphase’s revenues and cash flows. While Relec experienced a spike in bookings, it encountered longer delivery lead times for products it distributes. That in turn also delays fulfillment of orders, defers revenue recognition and increases capital requirements to finance the interval between payment for goods and release of goods from inventory to customers for payment. Enertec also experienced problems with component delivery times in 2021. Enertec began purchasing component parts at least nine months in advance in 2021. The current situation has put a lot of pressure on Enertec’s cash flow. All our operating companies have implemented strategies to deal with extended delivery lead times and manage customer expectations on delivery dates for our product offerings. We cannot assure you that these initiatives will succeed and supply chain issues will continue to cause challenges for our operating subsidiaries in the future.

The pandemic had significant impacts on our supply chain throughout 2021 and 2022. Many of our suppliers have indicated similar challenges in keeping their own operations running and management believes there may still be some residual delays in fulfilling orders due to limited availability of parts and services. We expect this situation to improve toward the end of 2023.

Because Enertec relied upon one customer for approximately 65% of its revenue for the nine months ended September 30, 2022, if it loses this customer or orders are materially reduced, it may have a material adverse effect on our revenues and operating results.

For the nine months ended September 30, 2022, Enertec generated approximately $9 million in revenues with approximately $5.7 million coming from one customer. For the past five years, Enertec has provided precision manufacture for devices to calibrate cardiac catheters to this customer and the customer recently indicated an intention to have Enertec meet all requirements for such devices going forward. However, there is no assurance that this customer, a global healthcare company, will continue placing further orders beyond approximately $1.5 million on hand now. Among the factors that affect future orders are:

•	We have no intellectual property rights beyond trade secrets for the equipment we manufacture;

•	We are subject to competition from many manufacturers of medical technology equipment;

•	We introduced a new upgraded version of the equipment which may not meet the customer’s needs;

•	Changing technology may make our product less useful to the customer;

•	The customer may decrease the size of its orders or seek to reduce our selling price at any time;

•	The customer may elect to use a manufacturer outside of Israel; and

•	This customer and its orders are subject to all of the risks relating to international commerce (and unrelated to the defense industry) which we disclose elsewhere.

We may not be able to procure necessary key components for our products, or we may purchase too much inventory.

The defense industry, and the electronics industry as a whole, can be subject to business cycles. During periods of growth and high demand for our products, we may not have adequate supplies of inventory on hand to satisfy our customers’ needs. Furthermore, during these periods of growth, our suppliers may also experience high demand and, therefore, may not have adequate levels of the components and other materials that we require to build products so that it can meet our customers’ needs. Our inability to secure sufficient components to build products for our customers could negatively impact our sales and operating results. We may choose to mitigate this risk by increasing the levels of inventory for certain key components assuming we have available cash resources. Increased inventory levels can increase the potential risk for excess and obsolescence should our forecasts fail to materialize or if there are negative factors impacting our customers’ end markets. If we purchase too much inventory, we may have to record additional inventory reserves or write-off the inventory, which could have a material adverse effect on our gross margins and on our results of operations.

Gresham’s limited operating history makes it difficult to evaluate its future business prospects and to make decisions based on its historical performance.

Although Gresham’s operating subsidiaries have separately been involved in the defense technology solutions business for several decades, we have limited operating history as a company that combines our original business prior to the consummation of the business combination (“Original Business”) with Gresham’s operations. This makes it difficult to evaluate our business based on historical operations. Consequently, it is difficult, if not impossible, to forecast our future results based upon our historical data. Reliance on our historical results may not be representative of the results we will achieve, and for certain areas in which we operate, it may not be indicative at all. Because of these uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, product costs or expenses.

Risks Related to our recently acquired Gresham Operations

If Gresham is unable to successfully expand its production capacity, it could result in material delays, quality issues, increased costs and loss of business opportunities, which may negatively impact our profit margins and operating results.

Part of Gresham’s future growth strategy is to increase its production capacity to meet increasing demand for its products. Assuming we obtain sufficient funding to increase Gresham’s production capacity, any projects to increase such capacity may not be implemented on the anticipated timetable or within budget. We may also experience quality control issues as we implement any production upgrades. Any material delay in completing these projects, or any substantial cost increases or quality issues in connection with these projects could materially delay our ability to bring our products to market and adversely affect our business, reduce our revenue, income and available cash, all of which could harm our financial condition.

Gresham’s strategic focus on its custom electronics solution competencies and concurrent cost reduction plans may be ineffective or may limit its ability to compete.

Gresham devotes significant resources to developing and manufacturing custom electronics solutions for its customers. Each product typically represents a uniquely tailored solution for a specific customer’s requirements. Failure to meet these customer product requirements or a failure to meet production schedules and/or product quality standards may put Gresham at risk with one or more of these customers. Moreover, changes in market conditions and changes in the needs and requirements of Gresham’s customers may affect their purchasing decisions. The loss of one or more of Gresham’s significant custom electronics solution customers could have a material adverse impact on our revenue, business or financial condition.

Gresham has implemented a series of initiatives designed to increase efficiency and reduce costs. While Gresham believes that these actions will reduce costs, they may not be sufficient to achieve the required operational efficiencies that will enable it to respond more quickly to changes in the market or result in the improvements in our business that it anticipates. In such event, Gresham may be forced to take additional cost-reducing initiatives, including those involving its personnel, which may negatively impact quarterly earnings and profitability as it accounts for severance and other related costs. In addition, there is the risk that such measures could have long-term adverse effects on Gresham’s business by reducing its pool of talent, decreasing or slowing improvements in its products or services, making it more difficult for it to respond to customers, limiting its ability to increase production quickly if and when the demand for its solutions increases and limiting Gresham’s ability to hire and retain key personnel. These circumstances could adversely affect its operating results.

Gresham faces intense industry competition and product obsolescence, which, in turn, could increase our losses.

Gresham operates in an industry that is generally characterized by intense competition. Gresham believes that the principal bases of competition in its markets are breadth of product line, quality of products, stability, reliability and reputation of the provider, along with cost. Quantity discounts, price erosion, and rapid product obsolescence due to technological improvements are therefore common in Gresham’s industry as competitors strive to retain or expand market share. Product obsolescence can lead to increases in unsaleable inventory that may need to be written off and, therefore, could reduce our profitability.

Gresham depends on a limited number of major customers for a significant portion of its revenue. The loss of any of these customers, or the substantial reduction in the quantity of products that they purchase from Gresham, would materially adversely affect our business and results of operations.

Gresham depends upon a limited number of major customers for a significant portion of its revenue. As of December 31, 2021, Gresham’s top six customers accounted, in the aggregate, for approximately 64.7% of Gresham’s consolidated revenue. As of September 30, 2022, Gresham’s top six customers accounted, in the aggregate, for approximately 62.7% of Gresham’s consolidated revenue. If one or more of Gresham’s major customers reduce or cancel their orders scaling back some of their activities, its revenue would be significantly reduced. Furthermore, reduction or diversions in defense spending may lead to reduced demand for Gresham’s products, which could, in turn, have a material adverse effect on its business and results of operations. To date, Gresham has sustained issues with its Gresham Power subsidiary which is heavily dependent upon the United Kingdom’s Royal Navy. Due first to BREXIT delaying decisions and then to the pandemic shutting down shipyards, Gresham Power experienced delays in the receipt of orders during 2020-21. Because of Gresham Power’s relatively small size, it has not had a material adverse effect upon Gresham’s consolidated results of operations. If the financial condition of one or more of Gresham’s major customers were to deteriorate, or if such customers have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenue would likely result.

Gresham outsources, and is dependent upon developer partners for, the development of some of its custom design products.

Gresham made an operational decision to outsource some of its custom design products to numerous developer partners. This business structure will remain in place until the custom design volume justifies expanding its in-house capabilities. Incomplete product designs that do not fully comply with the customer specifications and requirements might affect Gresham’s ability to transition to a volume production stage of the custom designed product where the revenue goals are dependent on the high volume of custom product production. Furthermore, Gresham relies on the design partners’ ability to provide high quality prototypes of the designed product for its customer approval as a critical stage to approve production.

Although Gresham depends on sales of its legacy products for a meaningful portion of its revenue, as these products mature, we risk component parts becoming obsolete.

A significant portion of Gresham’s sales have historically been attributable to its legacy products. Gresham expects that these products may continue to account for a meaningful percentage of its revenue for the foreseeable future. As products mature, however, component parts may become obsolete and to the extent Gresham requires component parts it may incur significant expenses to find acceptable substitutes for obsolete parts or to retool and/or re-design such component part. If it fails to do so, Gresham will be unable to sell such mature products.

Gresham is subject to certain governmental regulatory restrictions and regulations relating to its international sales.

Some of Gresham’s products are subject to International Traffic in Arms Regulation (“ITAR”), which are interpreted, enforced and administered by the U.S. Department of State. ITAR regulation controls not only the export, import and trade of certain products specifically designed, modified, configured or adapted for military systems, but also the export of related technical data and defense services as well as foreign production. Any delays in obtaining the required export, import or trade licenses for products subject to ITAR regulation and rules could have a material adverse effect on Gresham’s business, financial condition, and/or operating results. In addition, changes in United States export and import laws that require Gresham to obtain additional export and import licenses or delays in obtaining export or import licenses currently being sought could cause significant shipment delays and, if such delays are too great, could result in the cancellation of orders. Any future restrictions or charges imposed by the United States or any other country on Gresham’s international sales or foreign subsidiary could have a materially adverse effect on Gresham’s business, financial condition, and/or operating results. In addition, from time to time, Gresham has entered into contracts with the Israeli Ministry of Defense which were governed by the U.S. Foreign Military Financing program (“FMF”). Any such future sales would be subject to these regulations. Failure to comply with FMF rules could subject Gresham to investigations that could lead to civil, administrative and possible criminal prosecution, which have a material adverse effect on its financial condition, operating results and/or prospects for obtaining future government business. Failure to comply with ITAR or FMF rules could also have a material adverse effect on our financial condition, and/or operating results.

Gresham is also required to obtain export licenses before filling foreign orders for many of its products that have military or other governmental applications. United States Export Administration regulations control technology exports like its products for reasons of national security and compliance with foreign policy, to guarantee domestic reserves of products in short supply and, under certain circumstances, for the security of a destination country. Thus, any foreign sales of its products requiring export licenses must comply with these general policies. Compliance with these regulations is costly, and these regulations are subject to change, and any such change may require Gresham to improve its technologies, incur expenses or both in order to comply with such regulations.

A significant portion of Gresham’s contracts are fixed-price contracts that could subject it to losses in the event of cost overruns or a significant increase in inflation.

Gresham negotiates most of its contracts on a fixed-price basis which allows Gresham to benefit from cost savings but also subject it to the risk of potential cost overruns, particularly for firm fixed-price contracts, because it assumes the entire cost burden. If Gresham’s initial estimates are incorrect, it can lose money on these contracts. Government contracts can expose Gresham to potentially large losses because the government can hold it responsible for completing a project or, in certain circumstances, paying the entire cost of its replacement by another provider regardless of the size or foreseeability of any cost overruns that occur over the life of the contract. Because many of these contracts involve new technologies and applications, unforeseen events such as technological difficulties, fluctuations in the price of raw materials, problems with its suppliers and cost overruns, can result in the contractual price becoming less favorable or even unprofitable to Gresham. The United States, the United Kingdom and Israel are experiencing a significant increase in inflation, which could have a significant adverse impact on the profitability of these contracts. Furthermore, if Gresham fails to meet contract deadlines or specifications, it may need to renegotiate contracts on less favorable terms, be forced to pay penalties or liquidated damages or suffer major losses if the customer exercises its right to terminate. In addition, some of Gresham’s contracts have provisions relating to cost controls and audit rights, and if Gresham fails to meet the terms specified in those contracts it may not realize their full benefits. Cost overruns could have an adverse impact on our operating results.

Gresham’s operating companies purchase a significant amount of its components and products outside of the countries in which they operate.

With the exception of Microphase which sources all of its components in the United States, Gresham purchases a majority of its components from foreign manufacturers and has a substantial majority of its commercial products assembled, packaged, and tested by subcontractors located outside the United States. These activities are subject to the uncertainties associated with international business operations, including trade barriers and other restrictions, changes in trade policies, governmental regulations, currency exchange fluctuations, reduced protection for intellectual property, war and other military activities, terrorism, changes in social, political, pandemic, or economic conditions, and other disruptions or delays in production or shipments, any of which could have a materially adverse effect on our business and operating results.

Gresham depends on international sales for a material portion of its revenue.

Sales to customers outside of North America accounted for 76.3% of Gresham’s revenue for the nine months ended September 30, 2022, and 73.4% and 63.1% of Gresham’s net revenue for the years ended December 31, 2021 and 2020, respectively. Gresham expects that international sales will continue to represent a material portion of its total revenue. International sales are subject to the risks of international business operations as described above, as well as generally longer payment cycles, greater difficulty collecting accounts receivable, and currency restrictions. These risks include the following:

•	unexpected changes in practices, tariffs, export quotas, custom duties, trade disputes, tax laws and treaties, particularly due to economic tensions and trade negotiations or other trade restrictions;

•	different labor laws and regulations;

•	exposure to many stringent and potentially inconsistent laws and regulations relating to privacy, data protection, and information security;

•	changes in a specific country’s or region’s political or economic conditions;

•	risks resulting from fluctuations of currency exchange rates;

•	risks relating to the trade protection regulations and measures in the United States or in other jurisdictions;

•	limitations on Gresham’s ability to reinvest earnings from operations derived from one country to fund the capital needs of its operations in other countries;

•	limited or potentially unfavorable intellectual property protection; and

•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the FCPA, and similar applicable laws and regulations in other jurisdictions.

International sales are also subject to the export laws and regulations of the United States and other countries. Further, Gresham’s subsidiaries in the United Kingdom and Israel are subject to local regulation which may increase its costs.

Any one or more of these factors could increase Gresham’s costs and adversely affect our results of operations.

A material portion of Gresham’s revenue and expenses is denominated in foreign currencies, so fluctuations in exchange rates could have a material adverse effect on its operating results.

Gresham faces foreign exchange risks because a significant portion of its revenue and expenses is denominated in foreign currencies. Further, some suppliers to Enertec and Relec require payment in U.S. dollars, which also exposes Gresham to risk. Generally, U.S. dollar strength adversely impacts the translation of the portion of Gresham’s revenue that is generated in foreign currencies into the U.S. dollar. For the nine months ended September 30, 2022, and the years ended December 31, 2021 and 2020, a substantial portion of Gresham’s revenue was denominated in currencies other than U.S. dollars. Gresham’s results of operations could also be negatively impacted by a strengthening of the U.S. dollar as a large portion of Gresham’s costs are U.S. dollar denominated. Gresham also has foreign exchange risk exposure with respect to certain of its assets that are denominated in currencies other than the functional currency of its subsidiaries, and its financial results are affected by the re-measurement and translation of these non-U.S. currencies into U.S. dollars, which is reflected in the effect of exchange rate changes on cash, cash equivalents, and restricted cash on the consolidated statements of cash flows. Strengthening of the U.S. dollar could materially and adversely affect our results of operations and financial condition. During the three and nine months ended September 30, 2022, we had gains from foreign currency transaction adjustments of $693,000 and $2,300,000, respectively.

If Gresham is unable to satisfy its customers’ specific product quality, certification or network requirements, its business could be disrupted, and its financial condition could be harmed.

Gresham’s customers demand that its products meet stringent quality, performance and reliability standards. Gresham has, from time to time, experienced problems in satisfying such standards. Defects or failures have occurred in the past, and may occur in the future, relating to Gresham’s product quality, performance and reliability. From time to time, Gresham’s customers also require it to implement specific changes to its products to allow these products to operate within their specific network configurations. If Gresham is unable to remedy these failures or defects or if it cannot complete such required product modifications, Gresham could experience lost revenue, increased costs, including inventory write-offs, warranty expense and costs associated with customer support, delays in, or cancellations or rescheduling of, orders or shipments and product returns or discounts, any of which would harm our business.

Microphase has a history of losses and its future profitability on a quarterly or annual basis is uncertain, which could have a harmful effect on our business.

While Microphase was marginally profitable during fiscal 2020 and fiscal 2021, Microphase has historically incurred losses from operations. During the nine months ended September 30, 2022, Microphase incurred net losses primarily due to supply chain shortages and a lack of working capital. Since the financial crisis of 2008, Microphase has been significantly short of capital needed to acquire parts for production of its products to complete orders for such products. At times, Microphase has not had the cash available to make advance payments for the purchase of parts, and then, as a consequence, Microphase would not receive the parts from its vendors required to finish a customer order. This would then delay the delivery of products to customers and would also delay recognition of the resulting revenue and the receipt of cash from the customer. There can be no assurance that Microphase will not operate at a loss during the current or future fiscal years.

Microphase’s future profitability depends upon many factors, including several that are beyond its control. These factors include, without limitation:

•	supply chain shortages which are currently ongoing;

•	changes in the demand for its products and services;

•	the availability of working capital;

•	the success of our plant to have our MicroSource Inc. (“MicroSource”) subsidiary help with customer orders to accelerate revenues;

•	loss of key customers or contracts;

•	its ability to hire engineers and other technical personnel;

•	the introduction of competitive products;

•	the failure to gain market acceptance of its new and existing products; and

•	economic dislocation, or supply chain disruption.

A large percentage of Microphase’s current revenue is derived from prime defense contractors to the U.S. government and its allies, and the loss of these relationships, a reduction in U.S. government funding or a change in U.S. government spending priorities or bidding processes could have an adverse impact on our business, financial condition, results of operations and cash flows.

Microphase is highly dependent on sales to major defense contractors of the U.S. military and its allies, including Lockheed Martin, Raytheon, BAE Systems and SAAB. The percentages of its revenue that were derived from sales to these named major defense contractors and directly to the U.S. Government were approximately 71% and 48% in the years ended December 31, 2021, and 2020, respectively, and for the three and nine months ended September 30, 2022, was approximately 78% and 74% respectively. Therefore, any significant disruption or deterioration of Microphase’s relationship with any such major defense contractors or the U.S. Government could materially reduce its revenue. During the year ended December 31, 2021, there were two customers that accounted for more than 10% of Microphase’s sales: BAE Systems, and Lockheed Martin. During the years ended December 31, 2020, and December 31, 2021, there were two customers that accounted for more than 10% of Microphase’s sales: BAE Systems and Lockheed Martin. Microphase’s competitors continuously engage in efforts to expand their business relationships with the same major defense contractors and the U.S. Government and will continue these efforts in the future, and the U.S. Government may choose to use other contractors.

Microphase expects that a majority of the business that it seeks will be awarded through competitive bidding. Microphase operates in highly competitive markets and its competitors have more extensive or more specialized engineering, manufacturing and marketing capabilities than Microphase does in many areas, and Microphase may not be able to continue to win competitively awarded contracts or to obtain task orders under multi-award contracts. Further, the competitive bidding process involves significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to Microphase, as well as the risk that Microphase may fail to accurately estimate the resources and costs required to fulfill any contract awarded to us. Following any contract award, Microphase may experience significant expense or delay, contract modification or contract rescission as a result of its competitors protesting or challenging contracts awarded to it in competitive bidding. Major defense contractors to whom Microphase supplies components for systems must compete with other major defense contractors (to which Microphase may not supply components) for military orders from the U.S. Government.

In addition, the programs on which Microphase competes with other policy needs, which may be viewed as more necessary, for limited resources and an ever-changing amount of available funding in the budget and appropriation process. Budget and appropriations decisions made by the U.S. Government are outside of Microphase’s control and have long-term consequences for its business. U.S. Government spending priorities and levels remain uncertain and difficult to predict and are affected by numerous factors, including until recently sequestration (automatic, across-the-board U.S. Government budgetary spending cuts), and the purchase of Microphase’s products could be superseded by alternate arrangements. While the U.S. defense budget was recently increased, there can be no assurance that this increase will be maintained for the foreseeable future. A change in U.S. Government spending priorities or an increase in non-procurement spending at the expense of Microphase’s programs, or a reduction in total U.S. Government spending, could have material adverse consequences on Microphase’s future business.

Microphase’s U.S. government contracts may be terminated by the federal government at any time prior to their completion, which could lead to unexpected loss of sales and reduction in Microphase’s backlog.

Under the terms of Microphase’s contracts with prime defense contractors, the U.S. government may unilaterally:

•	terminate or modify existing contracts;

•	reduce the value of existing contracts through partial termination; and

•	delay the payment of Microphase’s invoices by government payment offices and/or contractors directly serving the government.

The federal government can terminate or modify any of its contracts with Microphase or its prime contractors either for the federal government’s convenience, or if Microphase or its prime contractors default, by failing to perform under the terms of the applicable contract. A termination arising out of Microphase’s default could expose it to liability and have a material adverse effect on its ability to compete for future federal government contracts and subcontracts. If the federal government or its prime contractors terminate and/or materially modify any of Microphase’s contracts or if any applicable options are not exercised, Microphase’s failure to replace sales generated from such contracts would result in lower sales and would adversely affect its earnings, which could have a material adverse effect on Microphase’s business, results of operations and financial condition. Microphase’s backlog as of December 31, 2021, was approximately $9.6 million and at September 30, 2022, was approximately $10.0 million. Microphase’s backlog could be adversely affected if contracts are modified or terminated.

If Gresham is unable to identify, attract, train and retain qualified personnel, especially its design and technical personnel, its business and results of operations would be materially and adversely affected and Gresham may not be able to effectively execute its business strategy.

Gresham’s performance and future success largely depends on its continuing ability to identify, attract, train, retain and motivate qualified personnel, including its management, sales and marketing, finance and in particular its engineering, design and technical personnel. For example, Gresham currently has a limited number of qualified personnel for the assembling and testing processes. Members of Microphase’s technical staff are nearing retirement and it may be difficult to replace them, given their experience and expertise. In addition, Gresham will need additional staff to drive Microphase’s forecasted growth and to allow Enertec to handle any large orders. Gresham does not know whether it will expand its workforce as it continues to pursue its business strategy. Gresham’s engineering, design and technical personnel represent a significant asset. The competition for qualified personnel in the defense industry in the United States, United Kingdom and Israel is intense and constrains Gresham’s ability to attract qualified personnel. The loss of the services of one or more of Gresham’s key employees, especially Gresham’s key engineering, design and technical personnel, or its inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

Risks Related to Gresham’s Foreign Operations

Gresham’s financial condition and operating results may be adversely affected by potential political, economic and military instability in Israel.

A material portion of Gresham’s business is conducted through Enertec, its Israeli subsidiary. Political, economic and military conditions in Israel directly affect Enertec’s operations. A state of hostility, varying in degree and intensity in Israel, has led to security and economic problems for Israel. Such ongoing hostilities may hinder Israel’s international trade relations and may limit the geographic markets where Enertec can sell its products and solutions. Hostilities involving or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could materially and adversely affect Gresham’s operations. There also has been more friction between the Biden Administration and the Israeli government, particularly with the recent change in that government. If this were to result in reduced U.S. aid for Israel, it is possible that Enertec’s business could be adversely affected.

In addition, Israel-based companies and companies doing business with Israel have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries, including Iran, since Israel’s establishment. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. Wars and acts of terrorism have resulted in significant damage to the Israeli economy, including reducing the level of foreign and local investment. Damages to Enertec’s operations or injuries to employees from rockets launched from Gaza, Lebanon or Iran, — or outright war against Israel — may have a material and adverse effect upon our company.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover its potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

Many of Enertec’s employees are obligated to perform military reserve duty in Israel, which could have a disruptive impact on Gresham’s business.

Certain number of Enertec’s officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time. All Israeli male citizens who have served in the army are subject to an obligation to perform reserve duty until they are between 40 and 49 years old, depending upon the nature of their military service. These military service obligations could have a disruptive impact on Gresham’s business, if hostilities develop in the future, which may adversely affect our business.

If we are unable to replace Relec’s senior management, it may encounter losses of business and operating losses.

Gresham acquired Relec on November 30, 2020, from its three owners who stayed following the closing. Gresham expects that the two of three principals may resign or take a step back from the business after the three-year earn-out period expires in December 2023 or perhaps earlier. Relec relies upon its former owners’ personal relationships and skills to grow and maintain relationships with customers and suppliers. Once they resign, although management believes that it has a sound succession plan in place, Relec may encounter losses of business and operating losses.

Risks Related to Our Original Business

The following risk factors are related to MicroSource and the Company’s Giga-tronics Division, which we refer to in this Prospectus as our “Original Business” prior to the consummation of the Business Combination.

If we are unable to monetize our EW business, we may be required to discontinue its business.

We initially sold our test solutions in laboratory settings. Competing against market incumbents in this segment exposed greater than expected challenges. Consequently, our EW test sales have fallen short of our expectations due to the longer than expected time required to establish credibility and grow market share in the laboratory segment.

During fiscal 2021, we moved beyond the laboratory environment and pursued opportunities for open-air range applications for our Threat Emulation System (“TEmS”) solution. Market incumbents on these ranges offer single-purpose solutions because the applications being addressed are less data-intensive and narrower in their requirements compared to those in the laboratory environment. We successfully won sales into applications for air-crew training and air-to-ground missile testing.

Through December 31, 2022, we have spent over $24.0 million towards the development of the TEmS solution, but in calendar year 2022, we only sold $1.8 million of EW test products. Over the last four years the sales of EW test products have averaged $2.6M/year. Our inventory of EW test products was $2.96 million as of December 31, 2022.

If our reputation or relationships with the U.S. Government or the limited number of defense contractors with whom we work were harmed, our future revenues and cash flows would be adversely affected.

Our Original Business derives substantially all our revenue from the U.S. Government, its agencies and several defense contractors that supply them. Our reputation and relationships with various U.S. government entities and agencies, in particular with the U.S. Department of Defense and the U.S. Navy, and the limited number of defense contractors serving these agencies, are key factors in maintaining and growing these revenues and winning bids for new business. Negative press reports or publicity, regardless of accuracy, could harm our reputation. If our reputation or relationships with government agencies were to be negatively affected, or if we are suspended or debarred from contracting with government agencies for any reason, the amount of business with government and other customers would decrease and our financial condition and results of operations could be adversely affected.

Our financial condition, results of operations, and liquidity may be negatively impacted by increased levels of inflation. We are not able to predict the timing and effect of inflation, or its duration and severity. Inflation may cause our costs to purchase inventory to be higher than we planned, and we may not be able to sell our products to our customers at correspondingly increased prices, resulting in decreased profit margins.

Our EW test and training products are complex and could have unknown defects or errors, which may increase our costs, harm our reputation with customers, give rise to costly litigation, or divert our resources from other purposes.

Our EW test and training system products are extremely complex. Despite testing, our initial products contained defects and errors and may in the future contain defects, errors or performance problems following the sale or when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, diversion of our personnel’s attention from our product development and sales efforts, exposure to liability for damages, damaged customer relationships, and harm to our reputation, any of which could have a material adverse impact on our results of operations. In addition, increased development and warranty costs could be substantial and could reduce our operating margins.

We face risks related to production delays, delays of customer orders and the relatively high selling price of our RADAR/EW testing platform.

Our EW test and training platform has been the primary product development focus for the Original Business for the last several years. However, delays in completing its initial development, together with early design and manufacturing issues and longer than anticipated sales cycles have contributed to our inability to generate material sales. Additionally, the average selling price of our EW test and training system is considerably higher than our prior general-purpose test and measurement products, which requires additional internal approvals on the part of the customer and generally leads to longer sales cycles. Our financial condition may also cause potential customers to delay, postpone or decide against placing orders for our products. Continued longer than anticipated sales cycles in future fiscal years, or delays in production and shipping volume quantities, could have a material adverse impact on our operating results and liquidity.

Earthquakes and other events could have a material adverse effect on our business, financial condition and results of operations.

Our MicroSource facility is located in the San Francisco Bay Area near known earthquake fault zones and is vulnerable to significant damage from earthquakes. We are also vulnerable to other natural disasters, epidemics, such as COVID-19, and other events that could disrupt our operations that may be beyond our control. We do not carry insurance for earthquakes and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our operating results, cash flows and success as an overall business.

Risks Related to the Distribution and Ownership of Our Common Stock

We may not achieve the benefits expected from the Distribution and may be more susceptible to adverse events.

We expect that, as a company independent from Ault, we will be able to grow organically and through acquisitions. Nonetheless, we may not be able to achieve any of these benefits. Further, by separating from Ault, there is a risk that we may be more susceptible to adverse events than we would have otherwise experienced as a subsidiary of Ault. As a subsidiary of Ault, we enjoyed certain benefits, including economies of scope and scale in costs, employees and business relationships. These benefits may not be as readily achievable as a smaller, stand-alone company.

Because the Distribution will significantly increase the number of free trading shares it is likely many Ault stockholders will sell their common stock which may depress our stock price.

Immediately after the Distribution, it is possible that there may be a larger number of sellers than purchasers of the Company’s common stock, as our new stockholders may not be interested in owning our common stock and may sell their shares of our common stock. If such a situation occurs, the price of our common stock would likely be materially reduced. See “Trading and Dividend Information.” Any such decline could hamper our ability to raise capital.

The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTCQB.

There has been a relatively illiquid public market for our common stock on the OTCQB. The average daily trading volume of our shares of common stock during 2022 was 1,411 shares as of December 27, 2022. It is difficult to predict the broader market demand for our common stock and thus the price of our common stock after giving effect to the Distribution. As a result, you should not rely on these historical sales prices as they may differ materially from subsequent prices and the trading volume of our common stock following the Distribution.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our charter documents give our Board of the right to create new series of preferred stock. As a result, our Board may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock, we may issue such shares in the future.

Our stock price may be volatile, which could result in substantial losses to investors and litigation.

In addition to changes to market prices based on our results of operations and the factors discussed elsewhere in this “Risk Factors” section, the market price of and trading volume for our common stock may change for a variety of other reasons, not necessarily related to our actual operating performance. The capital markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In addition, the average daily trading volume of the securities of small companies can be very low, which may contribute to future volatility. Factors that could cause the market price of our common stock to fluctuate significantly include:

•	the results of operating and financial performance and prospects of other companies in our industry;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	announcements of innovations, increased service capabilities, new or terminated customers or new, amended or terminated contracts by our competitors;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	lack of securities analyst coverage or speculation in the press or investment community about us or market opportunities in the defense electronics industry;

•	changes in government policies in the United States and, as our international business increases, in other foreign countries;

•	changes in earnings estimates or recommendations by securities or research analysts who track our common stock or failure of our actual results of operations to meet those expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	any lawsuit involving us, our solutions or our product offerings;

•	arrival and departure of key personnel;

•	sales of common stock by us, our investors or members of our management team; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Any of these factors, as well as broader market and industry factors, may result in large and sudden changes in the trading volume of our common stock and could seriously harm the market price of our common stock, regardless of our operating performance. This may prevent you from being able to sell your shares at or above the price you paid for your shares, if at all. In addition, following periods of volatility in the market price of a company’s shares, stockholders often institute securities class action litigation against that company. Our involvement in any class action suit or other legal proceeding could divert our senior management’s attention and could adversely affect our business, financial condition, results of operations and prospects.

If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts, over whom we have no control, publish about our business and us. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

If our shares of common stock are subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Unless we are listed on the NYSE American, or the Nasdaq Stock Market or if the price of our common stock is less than $5.00 (as it is now), our common stock will be a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We do not anticipate paying any dividends on our common stock for the foreseeable future.

We have not paid any dividends on our common stock to date, and we do not anticipate paying any such dividends in the foreseeable future. We anticipate that any earnings experienced by us will be retained to finance the implementation of our operational business plan and expected future growth.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements.” Forward-looking statements can be identified by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms.

Such statements are based on currently available operating, financial and competitive information, and are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Future events and our actual results and financial condition may differ materially from those reflected in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause these differences include, but are not limited to, the following:

•	Our ability to close a financing and solve our liquidity problems;

•	The successful integration of the Business Combination and the completion of the Distribution; and

•	other risks and uncertainties described under the heading “Risk Factors” in this Prospectus.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements contained or incorporated by reference in this Prospectus are based on our current expectations, intentions and beliefs using information currently available to us only as of the date of such statement, and we assume no obligation to update any forward-looking statements, except as required by U.S. federal securities laws. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

TRADING AND DIVIDEND INFORMATION

Our common stock is currently quoted on the OTCQB, under the symbol “GIGA.”

On February 9, 2023, the closing price per share of our common stock as reported by the OTCQB was $0.76 per share. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

We have never declared or paid dividends on our common stock and do not anticipate paying dividends on our common stock at any time in the foreseeable future.

THE DISTRIBUTION

The management of Ault has concluded that it is in the best interests of Ault and its stockholders for Ault to divest all of its existing capital stock (but not its common stock equivalents of its interest in the Company. Ault has decided to divest such interest by distributing 69.6% of all outstanding shares of the Company’s common stock (representing the 6,880,128 shares of our common stock that Ault acquired upon the completion of the Business Combination and the conversion of the Series F) in the Distribution. We are a publicly traded company whose shares of common stock is currently quoted on the OTCQB, under the symbol “GIGA.”

Reasons for the Distribution

The principal considerations that led Ault to conclude that it should divest a substantial portion of its interest in the Company are:

•	Distinct Investment Options — Ault desires to establish both itself and the Company as distinct investment alternatives in the financial community.

•

Unlock Stockholder Value — Ault opted to distribute its stake in the Company as a means to unlock stockholder value consistent with its corporate plan to spin out operating entities that Ault has incubated for years.

•

Free the Company to Raise Capital — Ault keeping a controlling interest in the Company limits its ability to raise capital independent of Ault. The distribution of the shares to stockholders reduces Ault’s stake, which should enhance our ability to raise capital on the Company’s intrinsic value and reduce its dependence on Ault for funding support.

Manner of the Distribution

In order to effect the Distribution, on or before the Distribution Date, Ault will transfer to Broadridge, as distribution agent (the “Agent”) for holders of record of Ault common stock at the close of business on the Distribution Record Date, 6,880,128 shares of the Company’s common stock. Such shares will be distributed to Ault stockholders on the Distribution Record Date, without any consideration being paid by such holders, on the basis of one share of our common stock for approximately every 64 shares of Ault held.

Based on the number of shares of our common stock outstanding on February 6, 2023, 6,880,128 shares of our common stock held by Ault, representing 69.6% of our then outstanding shares, will be distributed when the Distribution is effected. No certificates or scrip representing fractional shares of the Company’s common stock will be issued as part of the Distribution. No fractional shares of the Company’s common stock will be issued in the Distribution. In lieu of receiving fractional shares, holders who would otherwise be entitled to receive fractional shares of the Company’s common stock in the Distribution will receive cash for their fractional interests.

The Distribution will be made in book-entry form. For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent will credit their shares of the Company’s common stock certificates to book-entry accounts established to hold the Company’s common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. The Agent will mail these stockholders a statement reflecting the Company’s common stock ownership shortly after the Distribution Date. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of the Company’s common stock will be credited to their accounts by that broker, bank or other nominee. Each share of the Company’s common stock that is distributed will be validly issued, fully paid and non-assessable. See “Description of the Company’s Capital Stock.” Following the Distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of the Company’s common stock to a brokerage or other account at any time, without charge.

No holder of Ault common stock will be required to pay any cash or other consideration for the shares of the Company’s common stock to be received by them in the Distribution or to surrender or exchange their respective shares in order to receive shares of the Company’s common stock.

Prior to completion of the Distribution, we intend to enter into a Distribution Agreement and several other agreements with Ault related to the Distribution. These agreements will govern our relationship with Ault up to and after completion of the Distribution.

Market Price and Trading

Our common stock is currently quoted on the OTCQB, under the symbol “GIGA.” On February 3, 2023, the closing price per share of our common stock as reported by the OTCQB was $0.86 per share. See “Trading and Dividend Information.”

Conditions to the Distribution

We expect that the Distribution will be effective on the Distribution Date, if the following conditions shall have been satisfied or waived by Ault:

•	the Ault Board of Directors (the “Ault Board”) shall have approved the Distribution and not withdrawn such approval, and shall have declared the dividend of our common stock to Ault stockholders;

•	the Distribution Agreement, as well as the ancillary agreements contemplated by the Distribution Agreement, shall have been executed by each party to those agreements;

•

the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Ault shall have occurred or failed to occur that prevents the consummation of the Distribution; and

•	FINRA approval.

Any of the above conditions may be waived by the Ault Board to the extent such waiver is permitted by law and regulation. If the Ault Board waives any condition prior to the effectiveness of the Registration Statement or change the terms of the Distribution, and the result of such waiver or change is material to Ault stockholders, we will file an amendment to the Registration Statement to revise the disclosure in the Prospectus accordingly. In the event that Ault waives a condition or changes the terms of the Distribution after this Registration Statement on S-1 becomes effective and such waiver or change is material to Ault stockholders, we would communicate such waiver or change to Ault’s stockholders by filing a Form 8-K describing the waiver or change.

The fulfillment of the above conditions will not create any obligation on Ault’s part to complete the Distribution. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we and Ault must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution. Ault may at any time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution.

Reasons for Furnishing this Prospectus

We are furnishing this Prospectus solely to provide information to Ault’s stockholders who will receive shares of our common stock in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of the Company. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor Ault undertakes any obligation to update the information except in the normal course of our and Ault’s public disclosure obligations and practices.

Relationship between Ault and the Company after the Distribution

After the Distribution, Ault may for a limited period continue to perform certain administrative services for Giga. These services will include certain use of Ault’s management information system, assist in the preparation of federal and state tax returns, assist in the preparation of financial information and handling of certain cash management services.

Pursuant to the Agreement entered into in connection with the Business Combination, Ault received the right to appoint four members of a seven-member Board. Its designees are Jonathan Read, Jeffrey Bentz, William Horne and Robert Smith. Except for Mr. Read, Ault’s other designees are Ault directors. Three non-Ault designees, John Regazzi, William Thompson and Thomas Vickers, are directors.

Federal Income Tax Aspects of the Distribution

THE FOLLOWING IS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES TO CATEGORIES OF HOLDERS ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), INCLUDING, WITHOUT LIMITATION, FOREIGN PERSONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. NO RULINGS WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE DISTRIBUTION.

If the fair market value of the Company’s common stock distributed to Ault stockholders exceeds the tax basis of the Company’s common stock (in the hands of Ault), then Ault will recognize gain in the amount of such excess to the same extent as if the Company’s common stock were sold to Ault stockholders at fair market value. We anticipate that the Company’s common stock distributed to Ault stockholders in respect of their Ault stock will be taxable to such stockholders as a dividend to the extent of the stockholder’s pro rata share of Ault’s current or accumulated earnings and profits. In addition, such stockholder’s basis in Ault common stock would be reduced (but not below zero) to the extent the amount of the Company’s common stock received by such Ault stockholder exceeds such stockholder’s pro rate share of Ault’s current or accumulated earnings and profits. See “The Distribution-Federal Income Tax Aspects of the Distribution.” You should consult your tax advisor as to the tax consequences of the spin-off to you.

Resale of the Company’s Common Stock received in the Distribution; Affiliates

The Company’s common stock to be received in the Distribution will be freely transferable under the Securities Act, except for shares of the Company’s common stock issued to any affiliates (as such term is defined under the Securities Act) of the Company at the time of the Distribution. Affiliates may not sell the Company’s common stock acquired in connection with the Distribution except pursuant to an effective registration statement under the Securities Act covering such shares, in compliance with Rule 144 promulgated under the Securities Act or any other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control or are controlled by or under the common control with the Company and include executive officers and directors of the Company, as well as the principal stockholders of the Company.

We believe that Ault’s designees on the Board are affiliates. See “Principal Stockholders” which discloses the beneficial ownership of these affiliates.

This Prospectus may not be used by such affiliates for the purpose of resale of the Company’s common stock that they may so receive.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following provides only a summary of certain information regarding the Distribution. The Distribution is also referred to as the spin-off. You should read this Prospectus in its entirety for a more detailed description of the matters described below.

Q:	Why am I receiving this document?

A:

You are receiving this Prospectus because you are an Ault stockholder. If you are a holder of Ault common stock as of the close of business on the Distribution Record Date (as defined above), you will be entitled to receive a distribution of one share of the Company’s common stock for approximately every 64 shares of common stock of Ault that you hold on that date. This document will help you understand how the Distribution will result in your ownership of shares in the Company and the operations of the Company as a stand-alone entity.

Q:	What are the reasons for the Distribution

A:

In the opinion of the Ault Board, the Distribution is in the best interests of Ault and its stockholders. The principal considerations that led Ault to conclude that it should divest a substantial portion of its interest in the Company are: (i) Ault’s desire to establish both those of Ault itself and the Company as distinct investment alternatives in the financial community, (ii) the lack of an appropriate fit between our business operations, (iii) the manufacturing and high-end engineering nature of our business, in part, in its industries, and (iv) the resulting differences in the Company’s and Ault’s financing strategies.

Q:	What is the Distribution?

A:

The Distribution or spin-off is the method by which we will separate from Ault. On or about the “Distribution Date, Ault will distribute to holders of record of Ault common stock on the Distribution Record Date, without any consideration being paid by such holders, one share of the Company’s common stock for approximately every 64 shares of Ault common stock held on the Distribution Record Date. The distribution of our common stock is referred to as the “Distribution.” Following the Distribution, the Company will be an independent, publicly traded company, and Ault will continue to be a publicly traded company with its own operations.

Q:	Is the completion of the spin-off subject to the satisfaction or waiver of any conditions?

A:

Yes, the completion of the spin-off is subject to the satisfaction, or the Ault Board’s waiver, of certain conditions. Any of these conditions may be waived by the Ault Board to the extent such waiver is permitted by law. In addition, Ault may at any time until the spin-off decide to abandon the spin-off or modify or change the terms of the spin-off. See “The Distribution — Conditions to the Distribution.”

Q:	Can Ault cancel the Distribution even if all conditions have been met?

A:	Yes. Until the Distribution has occurred, Ault has the right to not effect the Distribution, even if all the conditions are satisfied. See “The Distribution — Conditions to the Distribution.”

Q:	Will the number of Ault shares I own change as a result of the Distribution?

A:	No, the number of shares of Ault common stock you own will not change as a result of the spin-off.

Q:	Will the Distribution affect the trading price of the Company’s common stock?

A:

We believe that separation from Ault offers our stockholders the greatest long-term value. However, there can be no assurance that, following the Distribution, the trading prices of our common stock will equal or exceed what the trading price of our common stock would have been in the absence of the Distribution. After the Distribution, it is possible that there will be an increase in volume of shares of our common stock being sold. It is also possible that since there may be stockholders that are not round lot holders with 100 or more shares of our common stock after the Distribution, selling shares of our common stock by such stockholders may be cost prohibitive when taking into account broker fees and commissions and compliance with SEC regulations.

Q:	What do I have to do to participate in the Distribution?

A:

All holders of Ault’s common stock as of the Distribution Record Date will participate in the Distribution. You are not required to take any action in order to participate, but we urge you to read this Prospectus carefully. Holders of Ault common stock on the Distribution Record Date will not need to pay any cash or deliver any other consideration, including any Ault shares, in order to receive shares of our common stock in the Distribution. In addition, no stockholder approval of the Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q:	What is the record date for the Distribution?

A:	Ault will determine record ownership as of the close of business on , 2023, which we refer to as the “Distribution Record Date.”

Q:	When will the Distribution occur?

A:

Subject to satisfaction of the conditions described elsewhere in this Prospectus, the Distribution will be effective as of          P.m., New York, New York time, on                          , 2023, which we refer to as the “Distribution Date.”

Q:	How will Ault distribute shares of the Company’s common stock in the Distribution?

A:

In order to effect the Distribution, on or before the Distribution Date, Ault will transfer to the Agent for holders of record of Ault common stock at the close of business on the Distribution Record Date, 6,880,128 shares of the Company’s common stock. Such shares will be distributed to Ault stockholders on the Distribution Record Date, without any consideration being paid by such holders, on the basis of one share of the Company’s common stock for approximately each 64 shares of Ault common stock.

Based on 9,891,625 shares of the Company’s common stock outstanding on February 6, 2023, 6,880,128 shares of the Company’s common stock, representing 69.6% of its then outstanding shares, will be distributed when the Distribution is effected. No certificates or scrip representing fractional shares of the Company’s common stock will be issued as part of the Distribution. In lieu of receiving fractional shares, holders who would otherwise be entitled to receive a fractional share of the Company’s common stock will receive cash for such fractional interest. Such cash will be derived from the sale of fractional interests by the Agent on behalf of holders otherwise entitled to fractional shares. The Agent, as promptly as practicable after the Distribution Date, will sell all fractional share interests on the OTCQB, or under certain circumstances to the Company, at then prevailing prices and distribute the net proceeds to stockholders entitled thereto.

The Distribution will be made in book-entry form. For Ault stockholders who own Ault common stock in registered form, in most cases the transfer agent will credit their shares of the Company’s common stock to book-entry accounts established to hold their shares of Company’s common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. The Agent will mail these stockholders a statement reflecting the Company’s common stock ownership shortly after the Distribution Date. For stockholders who own Ault common stock through a broker, bank or other nominee, their shares of the Company’s common stock will be credited to their accounts by that broker, bank or other nominee. Each share of the Company’s common stock that is distributed will be validly issued, fully paid and non-assessable. See “Description of the Company’s Capital Stock.” Following the Distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of the Company’s common stock to a brokerage or other account at any time, without charge.

Q:	If I sell my shares of Ault common stock on or before the Distribution Date, will I still be entitled to receive shares of common stock in the Distribution?

A:

If you sell your shares of Ault common stock before the Distribution Record Date, you will not be entitled to receive shares of the Company’s common stock in the spin-off. If you hold shares of Ault common stock on the Distribution Record Date and decide to sell them on or before the Distribution Date, you may have the ability to choose to sell your Ault common stock with or without your entitlement to receive our common stock in the Distribution. You should discuss the available options in this regard with your bank, broker, or other nominee.

Q:	Will fractional shares be issued in the Distribution?

A:

In lieu of receiving fractional shares, holders who would otherwise be entitled to receive a fractional share of the Company’s common stock will receive cash for such fractional interest. Such cash will be derived from the sale of fractional interests by the Agent on behalf of holders otherwise entitled to fractional shares.

Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:

If the fair market value of the Company’s common stock distributed to Ault stockholders exceeds the tax basis of the Company’s common stock (in the hands of Ault), then Ault will recognize gain in the amount of such excess to the same extent as if the Company’s common stock were sold to Ault stockholders at fair market value. We anticipate that the Company’s common stock distributed to Ault stockholders in respect of their Ault stock will be taxable to such stockholders as a dividend to the extent of the stockholder’s pro rata share of Ault’s current or accumulated earnings and profits. In addition, such stockholder’s basis in Ault common stock would be reduced (but not below zero) to the extent the amount of the Company’s common stock received by such Ault stockholder exceeds such stockholder’s pro rate share of Ault’s current or accumulated earnings and profits. See “The Distribution-Federal Income Tax Aspects of the Distribution.” You should consult your tax advisor as to the tax consequences of the spin-off to you.

Q:	Do I have appraisal rights in connection with the Distribution?

A:	No. Holders of Ault common stock or common stock equivalents are not entitled to appraisal rights in connection with the Distribution.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the spin-off, you should contact the Agent at:

USE OF PROCEEDS

We will not receive any proceeds from the Distribution.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions (including under any future debt financing arrangement we enter into), general business or financial market conditions, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022, on a pro forma basis giving effect to the conversion of the Series F by Ault. On a pro forma basis, it reflects the December 31, 2022, transaction with Ault and the January 11, 2023, transaction where we issued Senior Notes and Warrants.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this Prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” including the pro forma disclosure contained therein reflecting the Business Combination.

	As of 09/30/2022 Actual	Adjustments	Notes	Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	2,083	5,462	A	7,545

TOTAL CURRENT ASSETS	$21,426	$5,462		$26,888

TOTAL ASSETS	$48,265	$5,462		$53,727

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses, related party	116	(116)	B	—
Notes payable, net	2,430	1,819	C	4,249
Notes payable, related parties, net	5,677	(5,677)	B	—
Short-term advances, related party	2,498	(2,498)	B	—

TOTAL CURRENT LIABILITIES	$21,743	$(6,472)		$15,271

LONG TERM LIABILITIES
Notes payable, related parties, net	—	9,793	B, E	9,793

TOTAL LIABILITIES	$25,307	$3,321		$28,628

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock; no par value; Authorized—1,000,000 shares
Series F Preferred Stock, 520 shares designated; 514.8 shares issued and outstanding at September 30, 2022 and December 31, 2021	4,990	(4,990)	D	—
Common Stock; no par value; 100,000,000 shares authorized, 9,891,624 shares issued and outstanding at September 30, 2022; 13,333,333 shares authorized, 2,920,085 shares issued and outstanding at December 31, 2021	32,456	7,132	D, E, F	39,588
Accumulated deficit	(12,849)			(12,849)
Accumulated other comprehensive loss	(2,540)			(2,540)

TOTAL STOCKHOLDERS’ EQUITY	$22,057	$2,142		$24,199

Non-controlling interest	901			901

TOTAL STOCKHOLDERS’ EQUITY	$22,958	$2,142		$25,100

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,265	$5,462		$53,727

Notes:

A	Includes cash received from notes payable from Buyers net of issuance cost , convertible note issued to related party, and payoff of Bridge bank AR factoring facility
B	Accrued interest , notes payable, and short-term advances, related party all combined into notes payable, related party long term liability with a maturity date of December 31, 2024
C	Issuance of notes payable, net of issuance cost including warrants issued to placement agent and Buyers and payoff of the Bridge bank AR factoring facility
D	Preferred stock converted into common stock

E	Warrant issued to related party with convertible note
F	Warrant issued to placement agent

The number of shares of common stock that will be outstanding after this offering set forth above is based on 9,891,625 shares of common stock outstanding as of February 10, 2023, and excludes the following:

•	6,832,777 shares of our common stock issuable upon exercise of other outstanding warrants at a weighted average exercise price of $0.57 per share;

•	300,745 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of 4.46 per share;

•	10,000,000 shares of our common stock available for future awards under the Company’s 2023 Equity Incentive Plan; and

•

749,626 shares of our common stock on an as-converted basis that we assumed on September 8, 2022, of Gresham’s outstanding equity awards. The equity awards consist of, on an as-converted basis, 249,875 RSUs and 499,751 stock options exercisable at $2.93 per share held by Gresham’s Chief Executive Officer and Chief Operating Officer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

General

The following discussion and analysis provide information which management believes to be relevant to an assessment and understanding of our results of operations and financial condition for the three months ended September 30, 2022, compared to the three months ended September 30, 2021, the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, and for the year ended December 31, 2022 compared to the year ended December 31, 2021. Except for the three months ended September 30, 2022 (which included 22 days of combined operations, the numbers are those of Gresham). This discussion and analysis should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements contained in this Prospectus.

Business Combination

On September 8, 2022, we acquired Gresham, which was a wholly-owned subsidiary of Ault. We acquired all of the outstanding shares of capital stock of Gresham and, in exchange, we issued Ault 2,920,085 shares of our common stock and 514.8 shares of Series F that are convertible into a total of 3,960,043 shares of our common stock, subject to potential adjustments, and the assumption of Gresham’s outstanding equity awards representing, on an as-assumed basis, 749,620 shares of our common stock. Prior to the Distribution, Ault will fully convert the Series F into our common stock. Immediately following the completion of the Business Combination, Gresham became our wholly-owned subsidiary. In connection with the consummation of the Business Combination, Gresham was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards of Codification 805. While we were the legal acquirer in the Business Combination, because Gresham was deemed the accounting acquirer, the historical financial statements of Gresham became the historical financial statements of the combined company, upon the consummation of the Business Combination.

Overview

We, through our subsidiaries, design, manufacture, and distribute specialized electronic solutions, automated test solutions, power electronics and display solutions, and radio, microwave and millimeter wave communication sub-systems and components for a variety of applications, with a focus on the global defense industry. Two subsidiaries of Gresham also offer bespoke technology solutions for mission critical applications in the medical, industrial, transportation and telecommunications markets.

Our defense solutions are conducted through its subsidiaries, Microphase, MicroSource, Enertec and Gresham Power. We also have a division for our EW test and training solution offerings. Relec is a United Kingdom distributor specializing in power electronics and display product offerings. The results of operations reflect the results of operations of Relec solely for one month of the year ended December 31, 2020, because Gresham acquired Relec on November 30, 2020 and all of the year ended December 31, 2021 and the three and the nine month periods ended September 30, 2022.

Recent Trends and Uncertainties

We are in the process of aggressively managing our cash flow and reducing our expenses. As part of this endeavor, we are in the process of reducing in our work force (“RIF”) by approximately $1.4 million over the next 12 months. We believe that the RIF will not affect our production capabilities, nor will it affect our accounting capabilities. We have realized a cost savings of approximately $512,000 at Microphase mostly through attrition, retirements, and reductions to our R&D program. At the parent company level, we have taken measures that will yield a cost savings of approximately $732,500 over the coming year, primarily in deeper cuts to our sales force. In addition, we intend to reduce our expenses at Gresham by approximately $527,000 in fiscal 2023.

In the past, Ault has allocated certain overhead charges to us. As of September 30, 2022, Ault allocated $1,030,000 of its overhead to us comprised of $190,000 for officer salaries, $70,000 director and officers’ salaries, $630,000 in audit fees and $140,000 in filing fees. After the Distribution, we expect to achieve a non-cash savings of approximately $1.1 million, as Ault will no longer allocate such expenses. However, this non-cash savings will be offset by cash that we will now need to spend in 2023 for our auditors. We estimate such cash expenditures to be $280,000 in 2023.

Critical Accounting Policies, Estimates and Assumptions

Our consolidated financial statements have been prepared in accordance with GAAP. In reading and understanding this discussion of results of operations, liquidity and capital resources, you should be aware of key policies, judgments and assumptions that are important to the portrayal of financial conditions and results.

The preparation of financial statements, in conformity with GAAP, requires management to make estimates, judgments and assumptions. Our management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Key estimates include acquisition accounting, reserves for trade receivables and inventories, carrying amounts of investments, accruals of certain liabilities including product warranties, useful lives and the recoverability of long-lived assets, impairment analysis of intangibles and goodwill, and deferred income taxes and related valuation allowance.

We recognize revenue under ASC 606 upon completion of the performance obligations associated with our services.

Foreign Currency Translation

A substantial portion of Gresham’s revenues are generated in U.S. dollars. In addition, a substantial portion of Gresham’s costs are incurred in U.S. dollars. Our management has determined that the U.S. dollar is the functional currency of the primary economic environment in which it operates.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) No. 830, Foreign Currency Matters (“ASC No. 830”). All transaction gains and losses from the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

The financial statements of Relec, Gresham Power and Enertec, whose functional currencies have been determined to be their local currencies, the British Pound (“GBP”), and the New Israeli Shekel (“NIS”), respectively, have been translated into U.S. dollars in accordance with ASC No. 830. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate in effect for the reporting period. The resulting translation adjustments are reported as other comprehensive income (loss) in the consolidated statement of comprehensive income (loss) and accumulated comprehensive income (loss) in statement of changes in stockholders’ equity (deficit).

See Note 3 “Basis of Presentation and Significant Accounting Policies” to our Consolidated Financial Statement included in this Prospectus for additional information.

Results of Operations

New orders by reporting group are as follows for the respective periods (In thousands):

	Three Months Ended
Segment	September 30, 2022	September 30, 2021	$ Change	% Change
Electronic Defense	$3,578	$3,930	$(352)	(9)%
Power Electronics & Displays	$3,738	$3,124	$613	20%
RF Solutions	$1,110	$1,430	(320)	(22)%

Total	$8,426	$8,484	$(59)	(1)%

	Nine Months Ended
Segment	September 30, 2022	September 30, 2021	$ Change	% Change
Electronic Defense	$13,049	$8,837	$4,213	48%
Power Electronics & Displays	$10,242	$7,118	$3,123	44%
RF Solutions	$4,661	$7,109	(2,448)	(34)%

Total	$27,952	$23,064	$4,887	21%

New orders received in the third quarter of fiscal 2022 were $8.4 million as compared to $8.5 million in the third quarter of fiscal 2021. The Electronic Defense group booked $3.6 million in the third quarter of fiscal 2022, as compared to $3.9 million booked in the third quarter of fiscal 2021. The Power Electronics & Display group booked $3.7 million in the third quarter of fiscal 2022, as compared to $3.1 million booked in the third quarter of fiscal 2021. The RF Solutions group booked $1.1 million in the third quarter of fiscal 2022 as compared to $1.4 million in the third quarter of fiscal 2021.

New orders booked in the nine months ended September 30, 2022, increased by 21% to $28.0 million from $23.1 million for the nine months ended September 30, 2021. The Electronic Defense group increased bookings by 48% to $13.0 million for the nine months ended September 30, 2022 from $8.8.0 million for the nine months ended September 30, 2021. The Power Electronics & Display group booked $10.2 million for the nine months ended September 30, 2022, a 44% increase as compared to $3.1 million booked in the first nine months of fiscal 2021. The RF solutions group experienced a decline in bookings in the nine months ended September 30, 2022, of 34% to $4.7 million.

The following table shows order backlog and related information at the end of the respective periods (In thousands):

	Three Months Ended
Segment	September 30, 2022	September 30, 2021	$ Change	% Change
Electronic Defense	$11,896	$9,025	$2,871	32%
Power Electronics & Displays	$9,096	$5,426	$3,670	68%
RF Solutions	$10,371	$6,947	3,424	49%

Total	$31,363	$21,398	$9,965	47%

Backlog as of September 30, 2022, increased 47% compared to September 30, 2021. The electronic Defense group increased its backlog by 32% to $11.9 million and the Power Electronics and Display group increased its backlog by 68% from $5.4 million on September 30, 2021, to $9.1 million on September 30, 2022. The RF solutions group increased its backlog by 49% to $10.4 million in the nine months ended September 30, 2022, from $6.9 million in nine months ended September 30, 2021. This was primarily due to a large filter order from a US prime contractor of $3.2 million and due to several video contracts totaling $2.1 million from a European prime contractor.

The allocation of net revenue was as follows for the periods shown (In thousands):

	Three Months Ended
Segment	September 30, 2022	September 30, 2021	$ Change	% Change
Electronic Defense	$3,713	$2,919	$794	27%
Power Electronics & Displays	$2,408	$1,911	$497	26%
RF Solutions	$1,661	$1,543	119	8%

Total	$7,783	$6,373	$1,410	22%

	Nine Months Ended
Segment	September 30, 2022	September 30, 2021	$ Change	% Change
Electronic Defense	$9,912	$7,762	$2,150	28%
Power Electronics & Displays	$7,194	$5,910	$1,284	22%
RF Solutions	$4,424	$5,526	(1,102)	(20)%

Total	$21,530	$19,198	$2,332	12%

The Electronic Defense group generated net revenue of $3.7 million during the three months ended September 30, 2022, a 27% increase from the three months ended September 30, 2021. The increase was primarily due to the addition of $0.8 million of GIGA revenue for the period of September 8, 2022, through September 30, 2022. The Power Electronics & Displays group increased net revenue by 26% to $2.4 million from $1.9 million for the three months ended September 30, 2021. The RF solutions group increased revenue by 8% to $1.7 million in the third quarter of fiscal 2022.

For the nine months ended September 30, 2022, the Electronic Defense group increased revenue by $2.2 million to $9.9 million. Increased sales were primarily due to customers placing orders earlier for higher volume because of extended delivery times related to supply chain issues as well as the addition of $0.8 million of revenue from the GIGA acquisition. The Power Electronics & Displays group increased net revenue by 22% to $7.2 million in the third quarter of fiscal 2022. The RF solutions group had a 20% decrease in revenue largely due to supply chain issues for its video products.

Cost of revenue and gross profit were as follows for the periods shown (In thousands):

	Three Months Ended		Three Months Ended
Segment	September 30, 2022	% of Segment Revenue	September 30, 2021	% of Segment Revenue
Electronic Defense	$2,671	72%	$2,012	69%
Power Electronics & Displays	$1,569	65%	$1,305	68%
RF Solutions	$1,209	73%	$714	46%

Total Cost of Revenue	$5,449	70%	$4,030	63%

Gross profit	$2,334	30%	$2,343	37%

	Nine Months Ended		Nine Months Ended
Segment	September 30, 2022	% of Segment Revenue	September 30, 2021	% of Segment Revenue
Electronic Defense	$7,103	72%	$5,173	67%
Power Electronics & Displays	$4,732	66%	$3,992	68%
RF Solutions	$3,182	72%	$3,818	69%

Total Cost of Revenue	$15,017	70%	$12,982	68%

Gross profit	$6,513	30%	$6,216	32%

Gross profit was $2.3 million for both the three months ended September 30, 2022, and the three months ended September 30, 2021. The primary reason for the flat gross profits was a decrease in gross margins of the RF Solutions products. The decrease in gross margins was primarily caused by increased freight costs and inflation from pandemic driven supply chain issues.

Gross profits for the nine months ended September 30, 2022, increased by $300,000 to $6.5 million. Gross margins decreased slightly to 30% from 32% largely due to the lower gross margins in the third quarter of fiscal 2022 as described above.

Operating expenses were as follows for the periods shown (In thousands):

	Three Months Ended
Category	September 30, 2022	September 30, 2021	$ Change	% Change
Research and development	$450	$453	$(3)	(1)%
Selling and marketing and general and administrative	2,746	1,818	928	51%

Total	$3,196	$2,271	$925	41%

	Nine Months Ended
Category	September 30, 2022	September 30, 2021	$ Change	% Change
Research and development	$1,364	$1,190	$174	15%
Selling and marketing and general and administrative	8,059	7,044	1,015	14%

Total	$9,423	$8,234	$1,189	14%

Total operating expenses increased 41% or $0.9 million in the third quarter of fiscal 2022 as compared with the third quarter of fiscal 2021. Research and development expenses were relatively unchanged at $450,000. Selling, general and administrative expenses increased by 51% primarily due to transaction expenses related to combining Gresham with GIGA and the addition of $364,000 of GIGA expenses for the period of September 8, 2022, to September 30, 2022.

For the nine months period of fiscal 2022, operating expenses increased by $1.2 million primarily due to the increase in operating expenses in the third fiscal quarter as described above and the addition of business development resources to drive growth.

Other income (expenses), net were as follows for the periods shown (In thousands):

	Three Months Ended
Category	September 30, 2022	September 30, 2021	$ Change	% Change
Interest expense, related party	$(208)	$(58)	$(150)	259%
Interest expense	$(23)	$(97)	$74	(76)%
Change in fair value of marketable equity securities	$—	$(257)	$257	(100)%
Foreign currency exchange adjustment	$175	$(50)	$225	—%
Interest and other income	$—	$40	$(40)	(100)%
Other income (expense)	$5	$5	$—	—

	Nine Months Ended
Category	September 30, 2022	September 30, 2021	$ Change	% Change
Interest expense, related party	$(395)	$(260)	$(135)	52%
Interest expense	$(171)	$(209)	$38	(18)%
Change in fair value of marketable equity securities	$—	$(162)	$162	(100)%
Foreign currency exchange adjustment	$44	$(114)	$158	(139)%
Realized gain on marketable equity securities	$—	$397	$(397)	(100)%
Gain on extinguishment of debt	$—	$447	$(447)	(100)%
Interest and other income	$1	$40	$(39)	(98)%
Other income (expense)	$67	$13	$54	415%

For the three months ended September 30, 2022, interest expenses to related party (Ault) increased by $150,000 due to the Company entering into notes payable of $5.6 million and receiving short-term advances of $2.5 million. In addition, the Company experienced favorable foreign exchange adjustments from the New Israeli Shekel currency.

For the first nine months of fiscal 2022, interest expense to related party increased by 52% due to the new notes and short-term advances described above. Interest expenses of notes payable decreased by 18%. During the first nine months of fiscal 2021, the Company was able to extinguish its paycheck protection program loan debt of $447,000 and in addition realized gains on marketable securities of $397,000 partially offset by the change in the fair value of these marketable securities of $162,000. The Company liquidated these marketable securities in fiscal 2021 and had no further gains or losses in fiscal 2022.

Net Loss

Net loss was as follows for the periods shown (In thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue	$7,783	$6,373	$21,530	$19,198
Cost of revenue	5,449	4,030	15,017	12,982

Gross profit	2,334	2,343	6,513	6,216
Operating expenses	3,196	2,271	9,423	8,234
Other income (expense), net	(51)	(417)	(454)	152
Income tax (provision) benefit	10	(18)	3	(139)
Net loss	(903)	(363)	(3,361)	(2,005)
Net income (loss) attributable to non-controlling interest	166	(63)	501	(93)

Net loss available to common stockholders	$(737)	$(426)	$(2,860)	$(2,098)

Net loss attributable to common stockholders for the third quarter of fiscal 2022 was $737,000, compared to a net loss of $426,000 recorded in the third quarter of fiscal 2021. The $311,000 increase in losses during the third quarter of fiscal 2022 was primarily due to higher operating expenses due to transaction related costs.

Net loss attributable to common stockholders for the nine months ended September 30, 2022, was $2.9 million compared to a loss of $2.1 million for the nine months ended September 30, 2021. The increase of $0.8 million in losses was primarily due to higher operating expenses in the third quarter of fiscal 2022.

Non-GAAP Financial Measures

A Non-GAAP financial measure is generally defined by the SEC as a numerical measure of a company’s historical or future performance, financial position or cash flows that includes or excludes amounts from the most directly comparable measure under GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

We measure our operating performance in part based on earnings before interest, taxes, depreciation and amortization (“EBITDA”). We also measure our operating performance based on “Adjusted EBITDA,” which we define as EBITDA adjusted for net other income or expense items, share based compensation and certain one-time income or expense items. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are commonly used, but neither is a recognized accounting term under GAAP. We use EBITDA and Adjusted EBITDA to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, and to plan and evaluate our operating budgets. We believe that our measures of EBITDA and Adjusted EBITDA provide useful information to the investing public regarding our operating performance and our ability to service debt and fund capital expenditures and may help investors understand and compare our results to other companies that have different financing, capital and tax structures. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for, but as a supplement to, income or loss from operations, net income or loss, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.

In the following reconciliation, we provide amounts as reflected in our accompanying unaudited condensed consolidated financial statements unless otherwise noted.

The reconciliation of our Net loss to EBITDA and Adjusted EBITDA is as follows (In thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net loss	$(903)	$(363)	$(3,361)	$(2,005)
Net income (loss) attributable to non-controlling interest	166	(63)	501	(93)

Net loss attributable to common stockholders	(737)	(426)	(2,860)	(2,098)
Depreciation and amortization	448	894	1,242	1,391
Interest and taxes	(221)	(133)	(562)	(568)

EBITDA	(510)	335	(2,180)	(1,275)

Adjustments:
Stock-based compensation	56	42	139	587
Change in fair value of marketable equity securities	—	(257)	—	(162)
Realized gain on marketable equity securities	—	—	—	397
Gain on extinguishment of debt	—	—	—	447
Other expenses, net	5	5	67	13
Foreign currency exchange adjustment	175	(50)	44	(114)

Adjusted EBITDA	$(274)	$75	$(1,930)	$(107)

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are revenue generated from operations, levels of accounts receivable and accounts payable and capital expenditures.

Cash Flows

The following summary of our cash flows for the periods indicated has been derived from our unaudited condensed consolidated financial statements included elsewhere in this Prospectus (In thousands):

	Nine Months Ended
Category	September 30, 2022	September 30, 2021
Net cash used in operating activities	$(1,527)	$(1,930)
Net cash used in investing activities	(4,249)	(256)
Net cash provided by financing activities	6,539	2,960
Effects of exchange rate changes on cash and cash equivalents	(279)	(224)

Net increase in cash	484	550
Cash and cash equivalents at beginning of period	1,599	1,190

Cash and cash equivalents at end of period	$2,083	$1,740

Cash Flows from Operating Activities

During the nine months ended September 30, 2022, cash used in the operating activities was $1.5 million as compared to $1.9 million for the nine months ended September 30, 2021. The primary use of cash was to finance net losses.

We expect that cash flows from operating activities will fluctuate in future periods due to a number of factors including our level of revenue, which fluctuates significantly from one period to another primarily due to the timing of receipt of contracts, operating results, amounts of non-cash charges, and the timing of our inventory purchases, billings, collections and disbursements.

Cash Flows from Investing Activities

Cash used in investing activities for the nine months period ended September 30, 2022, was $4.2 million which was primarily due to the acquisition by GIGA, net of cash received.

Cash used in investing activities for the nine months period ended September 30, 2021, was $0.3 million which was primarily due to the purchase of property and equipment for $0.7 million offset by the sale of marketable equity securities for $0.4 million.

Cash Flows from Financing Activities

Cash provided by financing activities for the nine months period ended September 30, 2022, was $6.5 million which was primarily due to proceeds from notes payable.

Cash provided by financing activities for the nine months period ended September 30, 2021, was $3.0 million which was primarily due to the capital contributions from Ault.

Available Cash

As of February 6, 2023, the Company has approximately $3.6 million in cash and cash equivalents.

Results of Operations for the Years Ended December 31, 2021 and December 31, 2020

The following table sets forth the summary of our operations for years ended December 31, 2021 and 2020:

	For Years Ended
	December 31, 2021	December 31, 2020
Revenues	$25,580,000	$18,213,000
Cost of Revenues	$17,231,000	$12,442,000
Operating Expenses	$11,340,000	$8,013,000
Other Income (expense)	$321,000	$191,000
Net Loss	$(2,863,000)	$(1,851,000)

Revenues

Revenues for the year ended December 31, 2021, were $25,580,000 as compared to $18,213,000 for the period ended December 31, 2020, an increase of $7,367,000 or approximately 40%. The increase in revenues in 2021 included a full year of Relec’s operations compared to one month in 2021 or $7 million and $600,000, respectively. Revenues from Enertec increased by $1.7 million or 18% from the prior year.

Cost of Revenues

Cost of revenues for 2021 increased to $17,231,000 from $12,442,000 for 2020. In addition to Relec’s contribution, another key factor was the implementation of a new ERP system at Microphase which resulted in an unfavorable revaluation of inventories. Gross profit margins for 2021 improved to 32.6% from 31.7% for 2020.

Operating Expenses

Operating expenses for the year ended December 31, 2021, were $11,340,000 as compared to $8,013,000 for 2020, an increase of $3,327,000. Operating expenses increased as a result the acquisition of Relec which had an operating expense of $1.6 million in 2021 compared to $123,000 in the one-month period of 2020, as well as allocations of corporate costs from Ault and additions to stock based compensation.

Net Loss

Net loss for the year ended December 31, 2021, was $2,863,000 as compared to a net loss of $1,851,000 for 2020. The $1,012,000 increase in the net loss was primarily due to an increase in the allocation of corporate costs from Ault, an increase of stock-based compensation expense, a change in the fair value of marketable equity securities, partially offset in the gain on marketable equity securities and a gain on the extinguishment of the CARES Act debt.

Our Recent Financings

The Ault Financing

In December 31, 2022 (the “Ault Closing Date”), we entered into an Exchange Agreement (the “Exchange Agreement”) with Ault Alliance, Inc., (formerly known as BitNile Holdings, Inc.,) a Delaware corporation (“Ault”), to exchange the Senior Secured Convertible Promissory Note due February 14, 2023 in the principal face amount of $4,250,000 dated September 8, 2022 and any accrued interest thereon for a promissory note in the principal amount of $4,382,740 due December 31, 2024 (the “Exchange Note”).

The Exchange Note bears interest at 10% per annum. The Exchange Note is, at the option of Ault, convertible into our common stock at a conversion price equal to the lesser of (i) $0.78 per share, or (ii) the VWAP Price (as defined in the Exchange Note) on such date less a 20% discount to such VWAP Price, but in no event less than $0.25 per share. In addition, all principal and outstanding interest under the Exchange Note will automatically convert to our common stock upon (i) the consummation of a public offering of securities in which we receive net proceeds (net of underwriters’ discounts and selling commissions) of at least $25 million (a “Qualified Public Offering”), in which case the conversion price shall be the price at which the common stock is sold to the public, provided, however, that no underwriters’ discounts or selling commissions shall be imposed on such conversion, (ii) the consummation of a private or public offering of shares of common stock that is not a Qualified Public Offering but that results in the net proceeds (net of underwriters’ discounts and selling commissions) to us of at least $5 million (a “Non-Qualified Offering”), in which case the conversion price shall be the price at which common stock is sold in such Non-Qualified Offering less a twenty-five percent (25%) discount or (iii) December 31, 2024, in which case the conversion price shall be the VWAP Price less a 25% discount to such VWAP Price.

Our obligations under the Exchange Agreement and the Exchange Note are secured by a lien on all of our assets and our wholly owned subsidiaries pursuant to the Security Agreement dated December 31, 2022 (the “Exchange Security Agreement”), by and among us, our two of our wholly-owned subsidiaries, MicroSource, Inc. and Gresham Holdings, Inc. (formerly Gresham Worldwide, Inc.), and Ault.

On the Ault Closing Date, we also entered into a Securities Purchase Agreement (the “Purchase Agreement”) by and between us and Ault Lending, LLC, a California limited liability company and Ault subsidiary (“Ault Lending”), whereby we issued Ault Lending a 10% Senior Secured Convertible Promissory Note in the principal amount of $6,750,000 (the “Secured Note”) and five-year warrants to purchase 2,000,000 shares of our common stock (the “Ault Warrants”). The Ault Warrants are exercisable for five years from December 31, 2022, at an exercise price of $0.01, subject to certain adjustments. In connection with the issuance of the Secured Note, as of the Ault Closing Date, Ault Lending surrendered for cancellation a term note dated November 12, 2021, in the principal face amount $1,300,000 previously issued by us, including accrued but unpaid interest thereon in the amount of $123,123. In addition, on the Ault Closing Date advances previously made by Ault Lending to us in the aggregate amount of $4,067,469 were rolled into the Secured Note. Pursuant to the Purchase Agreement, as additional consideration for the issuance of the Secured Note, Ault Lending agreed to provide us an additional $1,259,407 no later than May 31, 2023.

The Secured Note is due December 31, 2024, and bears interest at 10% per annum. The voluntary conversion and automatic conversion price of the Secured Note are similar to the conversion price of the Exchange Note.

With a limited exception, the Senior Secured Note contains a most favored nations provision with respect to our future financings.

With limited exceptions, we also agreed to certain negative covenants that will require the prior approval of the holder of the Secured Note to incur indebtedness (other than permitted indebtedness), enter into variable rate transactions, incur indebtedness for borrowed money, purchase money indebtedness or lease obligations that would be required to be capitalized on a balance sheet prepared in accordance with U.S. Generally Accepted Accounting Principles, or guaranty the obligations of any other person, in an aggregate amount at any time outstanding in excess of $1,000,000 in any individual transaction or $2,500,000 in the aggregate. Our obligations under the Purchase Agreement and the Secured Note are secured by a lien on all of our assets of and our wholly owned subsidiaries pursuant to a Security Agreement, dated December 31, 2022 (the “Ault Security Agreement”) by and among us, our wholly-owned subsidiaries, MicroSource and Gresham and Ault Lending and Ault.

Pursuant to the Purchase Agreement, we and two of our wholly-owned subsidiaries, MicroSource and Gresham, entered into a Guaranty Agreement, dated December 31, 2022 with Ault Lending. Each such subsidiary guaranteed to Ault Lending the payment of the Secured Note.

In connection with the issuance of the Exchange Note and the Secured Note, we granted Ault and Ault Lending certain mandatory and piggyback registration rights pursuant to two registration rights agreements.

On January 3, 2023 we, Ault and Ault Lending entered into a letter agreement whereby the parties agreed that notwithstanding any obligations in any of the foregoing transaction documents we shall not be required to reserve more than 150% of the shares issuable under the Exchange Note and the Secured Note using $0.78 per share (subject to adjustment for stock splits, stock dividends or combinations) plus reservation of one share for each outstanding share issuable under the warrants (subject to adjustment for stock splits, stock dividends or combinations).

Ault and Ault Lending are limited to owning no more that 4.99% of our common stock based upon beneficial ownership limitations contained in the Secured Note and the Exchange Note.

The January 2023 Private Placement

On January 11, 2023, the Company entered into a Securities Purchase Agreement (“SPA”) with two accredited investors (the “Buyers”) pursuant to which the Company sold to the Buyers $3.3 million 10% original issue discount Senior Secured Convertible Notes (the “Notes”) and five-year warrants to purchase 1,666,667 shares of common stock, no par value (the “Warrants”) for total gross proceeds of $3,000,000. The net proceeds are being used primarily for working capital.

The Notes are secured by our assets pursuant to a Security Agreement entered into for such purpose, and are senior to the indebtedness payable to Ault, pursuant to a Subordination Agreement entered into in connection with the SPA.

The Notes mature on the earlier of (i) nine months from the issuance date, or October 10, 2023, or (ii) completion of the uplist transaction pursuant to which our common stock becomes listed for trading on a national securities exchange operated by The Nasdaq Stock Market or the New York Stock Exchange (an “Uplist Transaction”). The Notes accrue interest at a rate of 6% per annum payable monthly, which increases to 18% upon an event of default. In addition, under the Notes upon an event of default we are required to pay 20% of our consolidated revenues monthly on each interest payment date in reduction of the principal amount of the Notes then outstanding.

The Notes provide for certain events of default which include failure to maintain effectiveness of the registration statement under the Registration Rights Agreement (as described below), suspension of trading of our common stock for five consecutive trading days, failure to timely deliver shares issuable upon conversion of the Notes or exercise of the Warrants, failure to timely make payments under the Notes, default under other indebtedness, and certain other customary events of default, subject to certain exceptions and limitations.

Upon an event of default, the holders will have the right to require us to prepay the Notes at a 125% premium. Further, upon a bankruptcy event of default or a change of control event, we will be required to prepay the Notes at a premium. If the conversion price falls below $0.25, we may also elect to prepay the notes at a 125% premium.

Pursuant to the Notes, upon an event of default one of the investors is entitled to cause Jonathan Read, our Chief Executive Officer and one of our directors, to resign from his positions with the Company. Mr. Read executed and delivered to the investor an undated letter of resignation to that effect, which the investor may cause to be dated and released upon the occurrence of an event of default.

The Notes are convertible upon the earlier of the Uplist Transaction and an event of default at a conversion price equal to the greater of (a) 90% of the lowest volume weighted average price (“VWAP”) for the 10 trading days prior to the conversion date and (b) $0.25 per share, subject to adjustment including downward adjustment upon any dilutive issuance of securities. Each holder’s conversion is subject to a 4.99% beneficial ownership limitation which may be increased to 9.99% on 61 days’ notice from the holder.

The Notes contain customary restrictive covenants including covenants against incurring new indebtedness or liens, changing the nature of its business, transfers of assets, transactions with affiliates, and issuances of securities, subject to certain exceptions and limitations.

We repaid our existing line of credit with Western Alliance Bank which had an existing balance of approximately $59,000. Under the Notes we can enter into a factoring agreement of $2 million using our accounts receivable as collateral.

The Warrants entitle the holders to purchase a total of 1,666,666 shares of common stock for a five-year period from issuance, at an exercise price determined as follows: (i) beginning on the issuance date and for a period of 90 days thereafter, $0.78, (ii) if the Uplist Transaction has occurred as of the date of exercise, the lower of (A) $0.78 and (B) 110% of the per share offering price to the public in the Uplist Transaction, and (iii) if neither of (i) and (ii) apply, the lower of (A) $0.78 and (B) 90% of the lowest VWAP for the 10 trading days prior to the date of the exercise, subject to adjustment including downward adjustment upon any dilutive issuance of securities. If the Uplist Transaction is not completed prior to the maturity date of the Notes, the number of shares of common stock that may be purchased upon exercise of the Warrants will be doubled, without an adjustment to the exercise price.

Each holder’s exercise is subject to a 4.99% beneficial ownership limitation which may be increased to 9.99% on 61 days’ notice from the holder. The Warrants may be exercised cashlessly if the registration statement covering the resale of the shares of common stock issuable upon exercise is not effective as required under the Registration Rights Agreement.

The SPA, Warrants and Notes require a reserve of authorized but unissued shares of common stock initially equal to approximately 15,000,000 shares of common stock, subject to reduction as the Notes and Warrants are converted and exercised, respectively.

Spartan Capital Securities, LLC (the “Placement Agent”) served as placement agent in the offering and received a cash commission in the amount of 8% of the gross proceeds, or $240,000. In addition, we paid the Placement Agent an expense allowance of $30,000. Furthermore, we agreed to issue the Placement Agent five-year warrants (the “Placement Agent Warrants”) to purchase a number of shares of common stock equal to 8% of the total number of shares of common stock underlying the Notes and Warrants sold in the offering, or 1,200,000 shares. The Placement Agent Warrants have an exercise price of 110% of the Warrant exercise price.

Under the SPA we reimbursed the Buyers a total of $60,000 out of the proceeds from the offering for fees and expenses incurred in connection therewith.

In connection with the SPA, we entered into a Registration Rights Agreement pursuant to which we agreed to register the resale by the Buyers of the common stock issuable upon conversion of the Notes and Warrants. Pursuant to the Registration Rights Agreement, the initial registration statement on Form S-1 must be filed 30 days after the Notes become convertible, and to cause the registration statement to be declared effective within 90 days thereafter, subject to certain limitations and exceptions.

The offer and sale of the Notes and Warrants pursuant to the SPA and the Placement Agent Warrants have not been or will not be registered under the Securities Act of 1933 and are exempt from registration pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

Paycheck Protection Program under the CARES Act

On April 18, 2020, Microphase received a loan pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (the “SBA”) in the principal amount of $467,333 (“PPP Loan”) from People’s United Bank. Funds from the PPP Loan were used by Microphase exclusively for payroll costs during the eight-week period after origination. This loan helped offset some of the adverse effects of the COVID-19 pandemic and allowed Microphase to serve its customers without experiencing any cancellation of its open orders. The Small Business Administration approved forgiveness of the PPP Loan in June 2021 in accordance with the CARES Act, enabling Microphase to realize that loan amount as income in 2021.

UK Pandemic Subsidies

The UK Government subsidized salaries of workers furloughed because of pandemic disruptions under the Coronavirus Job Retention Scheme, which extended through October 31, 2021. The subsidy program covered 80% of an employee’s usual compensation for hours not worked because of the pandemic related shutdowns and furloughs. Gresham Power took advantage of this program to defray costs of paying workers during slowdowns and shutdowns because of the pandemic. Gresham Power also received a government backed low interest “Bounce Back” loan with extended repayment terms for operating capital in 2021.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The pro forma adjustments related to the Share Exchange Agreement are described in the notes to the unaudited pro forma combined financial information and principally include the following:

•	Pro forma adjustment to eliminate the Gresham liabilities and owners’ equity not acquired.

•	Pro forma adjustment to record the Share Exchange.

The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the Share Exchange. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to Gresham’s financial presentation are needed to conform Gresham’s accounting policies to the accounting policies of Giga-tronics Incorporated.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Share Exchange Agreement. These financial statements also do not include any integration costs the companies may incur related to the transactions as part of combining the operations of the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(in dollar thousands)	Giga-tronics Historical	BS Gresham Historical	Pro Forma Combining Adjustment			Notes	Pro Forma Combined
	March 26, 2022	March 31, 2022	Giga-tronics	Gresham
Assets
Current Assets
Cash and cash equivalent	$25	$897	$—		$—		$922
Accounts receivable ,net	530	5,041	—		—		5,571
Accrued revenue	1,380	2,723	—		—		4,103
Prepaid Expenses and Other Current Assets	62	695	—		—		757
Inventories, net	4,853	4,763	770			A	10,386

Total Current Assets	$6,850	$14,119	$770		$—		$21,739

Other Assets
Property and Equipment	341	2,015	—		—		2,356
Right-of-use assets	521	4,302	—		—		4,823
Other Noncurrent Asset	343	552	—		—		895
Goodwill	—	9,666	1 ,271			A	10,937
Intangible assets	—	3,896	6,360		—	A	10,256

Total Assets	$8,055	$34,550	$8,401	$			$51,006

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$1,530	$5,591	$—		$—		$7,121
Notes payable, net	1,250	1,254	4,392		—	B	6,896
Other current liabilities	849	1,210	—		—		2,059
Operating lease liability - current	485	692	—		—		1,177

Total Current Liabilities	$4,114	$8,747	$4,392		$—		$17,253

Long term liabilities
Operating lease liability - non-current	206	3,646	—		—		3,852
Other Liabilities	10	—	—		—		10

Total Liabilities	$4,330	$12,393	$4,392		$—		$21,115

Equity
Common Stock	$34,842	$—	$(27,108)		$27,240	C, D	$34,974
Preferred Stock Gigatronics	2,835	—	(2,835)		—	B	—
Preferred Stock Gresham	—	—	—		4,990	C	4,990
Additional paid-in capital	—	671	—		(671)	C	0
Net parent investment	—	31,559	—		(31,559)	C	0
Non-Controlling Interest	—	1,044	—		—		1,044
Accumulated Deficit	(33,952)	(10,486)	33,952		—	E	(10,486)
Accumulated other comprehensive loss	—	(631)	—		—		(631)

Total Equity	$3,725	$22,158	$4,009		$—		$29,892

Total Liabilities and Equity	$8,055	$34,550	$8,401		$—		$51,006

Notes:

A	Represents the preliminary allocation of the purchase price consideration as of business combination date
B

Fair Value of Ault Aliance loan to the Company of $4.25 million upon the closing of the Exchange Transaction and following the closing of the Exchange Transaction, redemption of the Company’s outstanding shares of its Series B, Series C, Series D and Series E preferred stock

C	BitNile investment in Gresham allocated to common stock and preferred stock. Elimination of Giga-tronics deficit offset by common stock
D	Net impact of Giga-tronics business combination including elimination of accumulated deficit and payoff of outstanding shares of its Series B, Series C, Series D and Series E preferred stock
E	Elimination of Giga-tronics accumulated deficit

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

			Transaction Accounting
For the 12 months ended (in dollars thousands)	Giga-tronics Historical	Gresham Historical	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
	March 26, 2022	March 31, 2022
Revenue	$9,027	$26,475	—	—		$35,502
Cost of revenues	5,770	17,940	—	—		23,710

Gross profit	3,257	8,535	—	—		11,792

Gross margins	36.1%	32.2%				33.2%
Operating expenses:
Research and Development	1,153	1,648	—	—		2,801
Selling and Marketing	1,568	1,096	—	—		2,664
General and Administrative	3,132	9,019	—	836	*	12,987

Total operating expenses	5,853	11,763	—	—		18,452

Operating Loss	$(2,596)	$(3,228)	—	—		$(6,660)

Other income (expenses)	(65)	35	—	—		(30)
Interest Income	—	572	—	—		572
Interest Income, related party	—	131	—	—		131
Interest Expense	(52)	(515)	—	—		(567)
Change in fair value of marketable equity securities	—	(2,506)	—	—		(2,506)
Realized gain on marketable equity securities	—	866	—	—		866

Loss before taxes	$(2,713)	$(4,645)	—	—		$(8,194)

Provision for Tax	2	203	—	—		205

Net loss	$(2,715)	$(4,848)	—	—		$(8,399)

Net (gain) loss attributable to non-controlling interest	53	(883)	—	—		(830)

Net loss attributable to common shareholders	$(2,768)	$(3,965)				$(7,568)

Foreign currency translation adjustment	—	(11)	—	—		(11)

Total comprehensive loss	$(2,768)	$(3,976)	—	—		$(7,579)

*	includes $511,000 for amortization of intangibles and $325,000 for retirement payment to John Regazzi

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

			Transaction Accounting
For the 12 months ended (in dollars thousands)	Giga-tronics Historical	Gresham Historical	Reclassification Adjustments	Pro Forma Adjustments	Pro Forma Combined
	March 27, 2021	March 31, 2021
Revenue	$13,052	$20,175	$—	$—	$33,227
Cost of revenues	8,111	13,549	—	—	21,660

Gross profit	4,941	6,626	—	—	11,567

Gross margin	37.9%	32.8%			34.8%
Operating expenses:
Research and development	2,153	1,557	—	—	3,710
Selling and marketing	1,448	863	—	—	2,311
General and administrative	2,425	6,801	—	—	9,226

Total operating expenses	6,026	9,221	—		15,247

Operating Loss	(1,085)	(2,595)	—	—	(3,680)

Other income (expenses)	791	200	—	—	991
Interest income	—	95	—	—	95
Interest income, related party	—	(498)	—	—	(498)
Interest expense	(97)	(59)	—	—	(156)
Change in fair value of marketable equity securities	—	2,473	—	—	2,473
Realized gain on marketable equity securities	—	398	—	—	398

Income (loss) before taxes	(391)	14	—	—	(377)

Provision for taxes	2	(204)	—	—	(202)

Net loss	(393)	218	—	—	(175)

Net (gain) loss attributable to non-controlling interest	14	1,114	—	—	1,128

Net loss attributable to common shareholders	(407)	(896)			(1,303)

Foreign currency translation adjustment	—	199	—	—	199

Total comprehensive loss	$(407)	$(697)	—	—	$(1,104)

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1 — Basis of Presentation

On December 27, 2021, Giga-tronics Incorporated (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with BitNile Holdings, Inc., a Delaware Corporation (“BitNile”) and Gresham Worldwide, Inc. (“Gresham”), which is a wholly-owned subsidiary of BitNile.

The Agreement provides that the Company will acquire all of the outstanding shares of capital stock of Gresham in exchange for issuing to BitNile 2,920,085 shares of the Company’s common stock and 514.8 shares of a new series of preferred stock that are convertible into an aggregate of 3,960,043 shares of the Company’s common stock, subject to potential adjustments, and the assumption of Gresham’s outstanding equity awards representing, on an as-assumed basis, 749,626 shares of the Company’s common stock (the “Exchange Transaction”).

Immediately following the completion of the Exchange Transaction, Gresham will be a wholly-owned subsidiary of the Company. Outstanding shares of the Company’s common stock will remain outstanding and unaffected upon completion of the Exchange Transaction, as will outstanding warrants and options to purchase the Company’s common stock. The Company’s common stock will continue to be registered under the Securities Exchange Act of 1934, as amended, immediately following the Exchange Transaction.

In addition, the Agreement further provides that BitNile will loan the Company $4.25 million upon the closing of the Exchange Transaction and following the closing of the Exchange Transaction, the Company will repurchase or redeem the currently outstanding shares of its Series B, Series C, Series D and Series E preferred stock (the “Outstanding Preferred”).

Accounting Standards Codification (“ASC”) 805, Business Combinations, reflects the overall principle that when an entity (the “Acquirer”) takes control of another entity (the “Target”), the fair value of the underlying exchange transaction should be used to establish a new accounting basis of the acquired entity. In accordance with this ASC, the Share Exchange will be accounted for as an acquisition of the Company by Gresham. In addition, because obtaining control leaves the acquirer responsible and accountable for all of the acquiree’s assets, liabilities, and operations, the acquirer should recognize and measure the assets acquired, liabilities assumed, and noncontrolling interests at their full fair values with limited exceptions as of the date control is obtained.

Authoritative guidance

1. ASC 805, Business Combinations (“ASC 805”)

2. ASC 820, Fair Value Measurements and Disclosures (“ASC 820”)

3. ASC 350, Intangibles — Goodwill and Other (“ASC 350”)

4. ASC 360, Property, Plant, and Equipment (“ASC 360”)

The unaudited pro forma condensed combined financial statements are based on the Company’s audited and unaudited interim historical consolidated financial statements and Gresham’s audited and unaudited interim historical combined financial statements as adjusted to give effect to the Company’s acquisition by Gresham.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon an estimate of the fair values of the assets and liabilities determined with the assistance of a third-party valuation firm.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose only and are not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the transactions been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the transactions. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or results of operations of the combined companies.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transactions. These financial statements also do not include any integration costs the companies may incur related to the transactions as part of combining the operations of the companies.

Note 2 — Summary of Significant Accounting Policies

The unaudited pro forma condensed combined balance sheet as of March 26, 2022, gives pro forma effect to the business combination as if it had been consummated as of March 26, 2022. The unaudited proforma condensed combined statements of operations for the twelve months ended March 26, 2022, give pro forma effect to the business combination as if it had been consummated as of March 26, 2022. The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the Company’s fiscal 2022 Annual Report on Form 10-K and for Gresham, the accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the audited financial statements included in this proxy statement. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies among the Company and Gresham.

Note 3 — Purchase Price Allocation

Cash and Cash Equivalents

As of the business combination date, the Company’s cash equivalents are $107,000.

Working Capital

As of the business combination date, Giga-tronics’ debt-free, cash-free working capital consisted of accounts receivable, inventory, other current assets, accounts payable, accrued liabilities and other current liabilities balance are $1.02 million. These assets and liabilities are expected to be settled with cash and the Company concluded that based on the settlement period of these, the account balances are representative of fair value at the business combination date. Inventory, on the other hand, the Company concluded that these account balances were not representative of fair value at the business combination date and incurred $0.77 million purchase price adjustment per the closing balance sheet.

Fixed Assets

As of the business combination date, the Company’s fixed assets balance is $331,000. The unaudited pro forma condensed combined financial statements assume that these account balances were representative of fair value at the business combination date.

Fair value of assets acquired and liabilities assumed

The following table summarizes the consideration paid by the Company and the preliminary allocation of the purchase price to the assets acquired and liabilities assumed at the date of the business combination.

In US $000’s	Methodology	Fair Value	% of Consideration
Current Assets	From Adjusted Opening Balance Sheet	$6,302	76.9%
Current Liabilities	From Adjusted Opening Balance Sheet	6,865	83.7%

Net Working Capital		(563)	-6.8%
Property, Plant and Equipment	From Adjusted Opening Balance Sheet	331	4.0%
Long-Term Assets, net	From Adjusted Opening Balance Sheet	799	9.7%

Total Tangible Asset Allocation		567	6.9%
Developed technology Microsource	Relief from Royalty	480	5.9%
Developed technology RADAR/EW Test	Relief from Royalty	930	11.3%
Trade name Microsource	Relief from Royalty	460	5.6%
Trade name RADAR/EW Test	Relief from Royalty	580	7.1%
Customer relationships Microsource	Multi-period excess earnings method	1,300	15.9%
Customer relationships RADAR/EW Test	Multi-period excess earnings method	2,610	31.8%

Total Identifiable Inatangible Assets		6,360	77.6%
Total Economic Goodwill	Residual	1,271	15.5%
Total Purchased Consideration Allocated		$8,198	100.0%

Recognizing and measuring goodwill

After recognizing and measuring the identifiable assets acquired, liabilities assumed, and any non-controlling interest in the acquiree, including the recognition of deferred taxes and liabilities related to the assets acquired and liabilities assumed measured at fair value, ASC 805 requires the recognition and measurement of goodwill or a gain from a bargain purchase.

ASC 805-30-30-1 defines the measurement of goodwill as follows:

The acquirer shall recognize goodwill as of the acquisition date, measured as the excess of (a) over (b) below:

a.	The aggregate of the following:

1. The consideration transferred measured in accordance with this Section, which generally requires acquisition-date fair value (see paragraph 805-30-30-7)

2. The fair value of any noncontrolling interest in the acquiree

3. In a business combination achieved in stages, the acquisition-date fair value of the acquirer’s previously held equity interest in the acquiree

b.	The net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed measured in accordance with this Topic.

In accordance with ASC 805-30-30-1, goodwill, from this transaction was $1.3 million. Goodwill recorded in the acquisition is not expected to be deductible for tax purposes. The factors contributing to the recognized goodwill with the acquisition of Gresham include the following primary drivers, which assumptions and valuations are subject to change:

•	Revenue growth through additional reach and cross-selling opportunities;

•

Operating expense cost saving synergies that arise from reduction of redundant overhead, workforce, and cost rationalization for the combined operations of Gresham and Giga-tronics post-acquisition; and

•	Leverage management’s expertise.

Conclusions

In accordance with ASC 805 as applied to the facts and circumstances of the transaction, the following conclusions were reached:

1. The assets acquired and the liabilities assumed by Gresham from Giga-tronics constitute a business, and thus the transaction qualifies to be accounted for under ASC 805.

2. Gresham is considered the acquirer and the acquisition date is September 8, 2022.

3. The fair value of the consideration transferred by Giga-tronics at the acquisition date is $8.2 million. Acquisition-related transaction costs were expensed. Goodwill of $1.3 million was recognized.

Note 4 — Pro Forma Transaction Accounting Adjustments

The total purchase price to acquire GIGA has been allocated to the assets acquired and assumed liabilities based upon preliminary estimated fair values, with any excess purchase price allocated to goodwill. The fair value of the acquired assets and assumed liabilities as of the date of acquisition are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities may result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of this transaction on the consolidated financial position and results of operations of the Company. The following transaction accounting adjustments have been reflected in the unaudited pro forma condensed combined financial information:

A.	This adjustment reflects the recognition of goodwill of $1.3 million.

B.

As part of the preliminary valuation analysis, the Company separately identified certain intangible assets with an estimated fair value of $6.4 million. The fair value was determined primarily using the “income approach”, which requires a forecast of the expected future cash flows.

BUSINESS

Overview

Through our subsidiaries, we design, manufacture, and distribute specialized electronic solutions, automated test solutions, power electronics, supply and distribution solutions, and radio, microwave and millimeter wave communication systems and components for a variety of applications with a focus on the global defense industry for military airborne, sea and ground applications including high fidelity signal simulation and recording solutions for Electronic Warfare Test and Training applications. We also offer bespoke technology solutions for mission critical applications in the medical, industrial, transportation and telecommunications markets. In addition, Relec, is a distributor specializing in power electronics and display products.

The Company was incorporated on March 5, 1980. We acquired MicroSource on May 18, 1998.

Business Combination

On September 8, 2022, we acquired Gresham, which was a wholly-owned subsidiary of Ault. Upon the consummation of the Business Combination, we acquired all of the outstanding shares of capital stock of Gresham and, in exchange, we issued Ault 2,920,085 shares of our common stock and 514.8 shares of Series F that are convertible into an aggregate of 3,960,043 shares of our Company’s common stock, subject to potential adjustments, and the assumption of Gresham’s outstanding equity awards representing, on an as-assumed basis, 749,620 shares of the Company’s common stock. Immediately following the completion of the Business Combination, Gresham became our wholly owned subsidiary. In connection with the consummation of the Business Combination, Gresham was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While we were the legal acquirer in the Business Combination, because Gresham was deemed the accounting acquirer, the historical financial statements of Gresham became the historical financial statements of the combined company, upon the consummation of the Business Combination.

Gresham was incorporated under the laws of the State of Delaware on November 21, 2018, as DPW Technologies Group, Inc. and completed a name change on December 6, 2019.

We operate both within the United States and at three locations abroad. A summary of our locations and high level review of our operations at each facility is provided in the table below.

Name	Location	Nature of Business
Corporate headquarters	Scottsdale, Arizona	Offices

Government Relations	Washington, DC	Office for Business Development and Government Relations

MicroSource and Giga-tronics Division	Dublin, California and Nashua, New Hampshire	Offices, research and development, engineering, sourcing, assembly and testing

Microphase Corporation*	Shelton, Connecticut	Offices, research and development, engineering, fabrication, sourcing, assembly, tuning and testing

Enertec Systems 2001 Ltd.	Karmiel, Israel	Offices, research and development, engineering, sourcing, assembly, tuning and testing

Relec Electronics Ltd.	Wareham, Dorset, England UK	Offices, warehouse operations

Gresham Power Electronics Ltd.	Salisbury, Wiltshire, England, UK	Offices, research and development, engineering, sourcing, assembly, tuning and testing

*	63.07% -owned

Our Industry

Our operations focus exclusively on the market for electronic solutions that support the defense industry and other mission critical applications. The essential nature of these applications provides a degree of insulation from volatility associated with other segments of the global economy while accounting for stability and steady growth of the addressable market opportunities available in segments that we serve. Demand for solutions to meet these requirements continues unaffected, and in many instances increases, in times of global crisis. Total defense spending in the three countries in which we currently operate is expected to total more than an estimated $856 billion in 2022 (https://www.globalfirepower.com/defense-spending-budget.asp). We sell to the militaries and defense contractors in 15 other countries as well. Overall global defense spending hit $2.0 trillion in 2021 notwithstanding the pandemic and is expected to grow at a CAGR of 3% through 2028 with U.S. spending continuing to lead the world in the same period (ASD Reports, Global Defense Budget Analysis — Forecast to 2028). The current conflict in the Ukraine has intensified interest and investment in defense platforms throughout the United Kingdom and Europe.

We believe that the drive for increased situational awareness and close coordination of air, land, sea, space and cyber operations will fuel an increase in defense modernization, force protection and situational awareness, all of which will drive increased spending in procurement of components and systems to enable electronic warfare, countermeasures and unattended solutions with a CAGR of 6.4% projected in coming years to drive spending in the global defense electronics market to $231.6 billion in 2030. (Defense Electronics Market Intelligence Report, May 26, 2022). The drive for greater connectivity and analytics will in turn increase demand for RF communications, power solutions and electronic control systems content in new major military platforms, which are the core offerings of our operating units.

Thousands of companies compete in this market to deliver electronics solutions to meet defense and other mission critical applications. However, our operating units have longstanding relationships with dominant defense contractors in the US, in the UK, in Israel and other countries who hold contracts for major defense platforms with very long life cycles. These relationships enable us to narrow the field of competition considerably to grow based on repeat business with relatively low selling costs.

Beyond the defense arena, initiatives to complete $42 billion in upgrades to the current National Railway System in the UK over the next three years while spending $115 billion over the next 10 years to build high speed rail to link London with the Midlands cities of Birmingham, Leeds and Manchester will generate significant opportunities for growth in demand for power solutions to upgrade and replace current infrastructure, both in rolling stock and track side controls. Relec’s current relationships and track record for supplying power solutions to the UK rail industry position us ideally to capitalize on these ongoing refurbishment and expansion efforts. A similarly robust market in the medical power supply markets with a compound annual growth rate of 6.9% to reach $1.8 billion in 2025 creates growth opportunities for Relec in the UK. The COVID-19 pandemic has put healthcare and the medical device industry front and center in the United States, Europe and Asia, fueling interest in the type of power electronics and display solutions that Relec distributes.

Our Business Strengths

We have the following core strengths that we believe give us a competitive advantage:

•

High quality, ultra-reliable bespoke technology offerings with elegant designs and precision “high touch” manufacture that stand the test of time, narrow the field of competition and command enhanced operating margins.

•

Enduring relationships with “blue chip” customers in the defense market with diversity in other growth markets such as health care, industrial, transportation and telecommunications provide stable revenue growth and reduce sales cost.

•

Substantial backlog of orders with definite delivery dates for solutions engineered into long life cycle platforms that provide revenue base for years to come. Global operations expand its market opportunities, extend its operational reach and diversify its business base.

Our Strategy

Our goal is to become the supplier of choice for the major players in the defense industry and providers of solutions for mission critical applications in health care, transportation, manufacturing and telecommunications.

Our near-term strategies are focused on developing synergies as a result of the acquisition of Gresham

•

Gresham incurred major overhead expenses being a subsidiary of a larger company. Giga-tronics incurred large expenses being a public company with very limited sales. We plan to combine the overhead function and greatly reduce their costs.

•	Combine duplicate functions and reduce costs of functions such as sales, finance, human resources, information technologies, quality management and contracts administration.

•	Combine the RF solutions groups into one division and reduce operating costs.

In addition, we are focused on securing sufficient working capital to execute on a substantial backlog of orders with definite delivery dates, take on additional significant orders and further improve access to capital resources.

Our long-term strategy includes the following key elements:

•	maintain, strengthen and expand relationships with current customers, including by increasing on-time delivery, diversifying solutions offered and maximizing quality of solutions;

•

attract new customers through building business development, marketing and sales infrastructure to raise market awareness, identify opportunities early in the process and design in optimally tailored offerings to provide customers competitive advantage;

•

take advantage of the cross-selling opportunities among our operating subsidiaries to leverage current resources, reduce time to delivery, minimize selling costs and capitalize on strong customer relationships in other vertical market segments and geographies;

•

enhance our geographic footprint by increasing marketing outreach, forming alliances with leading companies located in areas beyond its current reach and acquiring businesses that expand reach into other geographies;

•

transfer technology developed for mission critical defense applications to contiguous commercial markets with similar requirements for high quality, ultra-reliable solutions and invest in state-of-the-art technology to enhance its product offerings and production processes; and

•	acquire complementary assets and businesses. We believe there are number small defense contractors whose principal owner is nearing retirement which could be attractive acquisition targets.

Our Operations

We conduct our business through our subsidiaries. After giving effect to the Business Combination, our current corporate structure is as follows:

*	Tabard is an inactive holding company.

After the Business Combination, we aligned the operations of our subsidiaries with key market groups as follows.

In the Electronic Defense Solutions group, Enertec and Giga-tronics focus on designing, engineering, developing and producing turnkey electronic solutions for mission critical applications primarily focused on defense customers. In RF Solutions, MicroSource and Microphase focus on designing, engineering, assembling, tuning and testing components, integrated assemblies and subsystems that detect, filter, analyze and process radio frequency, microwave and millimeter wave signals. Our Power Electronics and Display Solutions Group consists of Gresham Power Electronics focused on providing power electronics solutions to defense customers in the UK and non-U.S. countries while RELEC will provide power electronics and displays for mission critical applications to customers in health care, transportation, telecommunications and industrial businesses. This alignment on market segments also roughly aligns geographical with Electronic Defense primarily based in Israel, RF Solution centered in the United States and Power Electronics and Displays in the UK. However,

consistent with export controls and international arms regulations, all Gresham operating subsidiaries can offer customers around the world any or all of the product offerings of their sister operating companies.

A detailed description of the market groups and associated product offerings follows.

Electronic Defense Solutions

Enertec Systems 2001 Ltd.

Based in Israel, Enertec designs, develops, manufactures and maintains advanced end-to-end high technology electronic solutions for military medical and industrial markets. Those solutions include custom computer-based automated test equipment and turnkey systems to ensure combat readiness, provide command and control, and direct and deploy resources in military operations in harsh environments and battlefield conditions. Enertec also designs, develops, manufactures and maintains advance power systems for electric vehicle, telecom and other industrial applications.

Enertec delivers complete end-to-end project management with requirements definition, systems engineering, design/development, production, testing, integration, field support, maintenance and optimization. Its custom engineered solutions enable and support mission critical air, land and sea military platforms, e.g., missiles, UAVs, combat aircraft, boats, submarines, trailers and satellites. Enertec’s primary customers include the three major defense contractors in Israel. In addition, Enertec has a strategic partnership to build and deliver solutions for the Indian military.

Enertec designed, developed, and provides precision manufacture for equipment to calibrate cardiac catheters for a global health care products company. This customer recently indicated an intention to have Enertec satisfy all requirements for such devices going forward. This business has grown from 7% of Enertec’s annual revenues in 2021 to 25% of revenues for the nine months ended September 30, 2022, with the potential to grow in 2023 and beyond. The customer also has asked Enertec to take on global maintenance, repair and post-delivery support, where Gresham Worldwide’s global presence will facilitate stand up and operations of such services. Enertec also added new contract in 2022 to do the precision manufacture of medical lasers for another customer, further contributing to momentum in the health care space.

Enertec is among Israel’s largest, most well-established manufacturers of test equipment and simulators. Enertec develops and manufacture test systems and simulators for all types of weapons systems at all levels of maintenance, development, and integration. Enertec is currently working on developing a new generation of electronics cards and assemblies to build a new generation of test systems. Enertec complies with all information security requirements included in its customer contracts as well as all the confidentiality laws that Israel mandates for work related to defense of the country.

High tech capabilities to deliver advance electronics solutions create opportunities for other Gresham operating subsidiaries — Microphase and Gresham Power — to supply components for Enertec solutions. Enertec also provides geographic reach into the Middle East and India to broaden Gresham’s footprint in delivering the highest quality and most advance technology solutions across the globe.

Giga-tronics Division

Our Giga-tronics Division designs, manufactures, and markets functional test products and integrates those test products along with third-party hardware and software to deliver solutions for evaluating and validating radar and electronic warfare product performance as well as training personnel in electronic defense. Giga-tronics customers include major United States defense prime contractors, the U.S. armed services and research institutes.

RADAR and EW systems are subject to extensive test and evaluation before being deployed and often require periodic re-evaluation during their system lifetime. Although field trials (ground, flight, or naval operations) are the most accurate predictor of operational effectiveness, such exercises are too expensive to rely on exclusively for design feedback. Furthermore, defects uncovered during the field trial stage usually result in major program delays and cost overruns. To reduce this risk, the defense industry relies on simulation in a laboratory setting to save development costs and to identify problems early.

Simulating the electromagnetic environment that modern weapon systems will encounter when deployed is a challenging problem. Simulators must generate hundreds, if not thousands, of signals simultaneously to replicate the signal dense environment encountered in a modern battlespace. It is also necessary that many of the signals change dynamically over time to simulate movement. These dynamic signals are injected directly into the system under test (“SUT”) in laboratory settings or transmitted via antennas to the SUT during field trials (such as on an open range) for the purpose of predicting the SUT’s operational performance when placed in service.

Traditional Simulation Approaches

Generating the many simultaneous signals required for a realistic simulation traditionally has been achieved by coordinating the behavior of many separate signal generators. This traditional approach usually results in physically large solutions that typically cost between $8 million and $20 million depending upon the number of emitters simulated and their waveform complexity. These large systems can take more than a year to specify and procure for installation in fixed locations since they are too unwieldy to move easily. The high cost for these systems almost always leads to a time-shared use model. Moreover, the complexity of these systems necessarily demands a large degree of support from the manufacturer to initially program scenarios and later reprogram them as requirements change.

The Company’s Solution

Giga-tronics constructed a Threat Emulation System (“TEmS”) using an agile, phase coherent wide bandwidth up-converter hosted within the compact industry standard AXIe modular platform. The instrument-grade upconverter enables multiple emitters using a low frequency digital waveform generator in a simulator much smaller in size and cost compared to traditional solutions. In addition, the Company’s solution includes emitter software that allows users to define their own scenarios without extensive support from the Company, including dynamic emitters that simulate movement. Although more limited in overall functionality than the traditionally architected solutions, the small size, relatively easy programming, and a starting price point under half a million dollars, the Company’s TEmS solution greatly increases access to signal simulation capability for test engineers and open range operators in a manner analogous to the way in which the IBM PC increased the availability of computing power to everyone, even though the IBM PC was less powerful than IBM’s namesake mainframes.

The Company’s TEmS solution is already a proven contributor in laboratory environments, such as at prime contractors for product acceptance and at government run installations like the Naval Air Station at Point Mugu California. In addition, the component hardware may be attractive to other builders of custom simulation systems.

The Company’s TEmS solution is smaller in size, lower in cost, and when coupled with a tracking antenna, operates at lower power levels making it an ideal solution for outdoor installations with multiple locations for simulating integrated air defense systems. We believe that outdoor government test facilities are potentially a significant additional source of revenue because our solutions are portable and can be mounted in trucks for use on military bases and in remote locations. Test engineers are using our equipment to generate realistic RADAR signals for air-crew training and in-flight evaluation of EW system effectiveness. We have delivered portable threat emulation solutions to both the U.S. Navy and the U.S. Air Force. This portable application represents a market expansion for our threat emulation solution and we expect it to be a growth driver in fiscal year 2023.

RF Solutions

Our operating subsidiaries focused on the RF market — MicroSource and Microphase — design, engineer, assemble, tune, test and distribute components, integrated assemblies and subsystems that detect, filter, analyze and process radio frequency signals for use in military airborne, sea and ground applications. While the RF Solutions production operations are located in the United States, we make and deliver these offerings to meet specific operational requirements and the exacting standards of armed services around the world and the major prime defense contractors that serve them. These customers require that our operations be certified to the stringent ISO 9001:2015 and AS9100D aerospace quality standards.

Our RF group operations also handle sensitive information must secure and maintain security clearances for facilities as well as individuals needing access to classified information. In addition, our operations must maintain a certified cybersecurity program to protect against network intrusion and compromise of classified customer information as well as confidential unclassified information. The Company is working toward a Cybersecurity Maturity Model Certification (CMMC 2.0) Level 2 Certification. In addition, test equipment and systems used in the manufacture of our RF components must be audited periodically by the U.S. Department of Defense for continued authorization to operate.

Both subsidiaries in the RF Solutions group maintain and monitor a supply chain of high-quality, customer-approved component manufacturers and distributors to provide the essential elements for its products. The Business Combination provides economies of scale that enable the RF Solutions group to secure better prices, terms and delivery schedules for component parts and materials.

MicroSource, Inc.

MicroSource’s two largest customers are prime contractors for which we develop and manufacture sophisticated RADAR filters used in fighter aircraft. MicroSource’s primary business is the production of Ytrium-Iron-Garnet (“YIG”) based microwave components designed for a specific customer’s intended operational application. MicroSource produces a line of tunable, synthesized band reject filters for solving interference problems in RADAR/EW applications as well as low noise oscillators used on shipboard and land-based self-protection systems. MicroSource designs components based upon the Company’s proprietary YIG technology, for each customer’s unique requirement, generally at the customer’s expense. MicroSource routinely maintains a top-quality rating as measured quarterly by its customers and over the years has received multiple “Gold Supplier” awards.

While our YIG technology may be used in a variety of operational applications and as components in microwave instruments and devices, MicroSource’s two largest customers are prime contractors for whom we develop and manufacture RADAR filters used in fighter aircraft. MicroSource serves the market for operational hardware associated with the U.S. Government’s RADAR Modernization Program for prior generation fighter aircraft (i.e., the F-15D, F-16, and F/A-18E jets) to extend their useful lives. We design these filters to operate under extreme conditions. MicroSource also delivers YIG hardware for shipboard and land-based close-in weapon systems (“CIWS”) used to defend against missile attacks and other close-in threats.

Microphase Corporation

Microphase designs, engineers, manufactures and distributes components, integrated assemblies and subsystems for a variety of military and telecommunications applications. Such components include RF and microwave filters, diplexers, multiplexers, detectors, switch filters, integrated assemblies and Detector Logarithmic Video Amplifiers. Microphase engineers, tunes and tests all its products under stress conditions per defined in tuning protocols and test procedures it developed as part of the production process. This approach ensures that its customers can use and incorporate Microphase products into systems with confidence that the products will perform reliably under extreme operating conditions.

Microphase’s customers include the U.S. military, and contractors to the U.S. military and to militaries of other countries including prime contractors and sub-contractors. Microphase’s technology innovations are used in many significant U.S. Government defense programs, including the Patriot missile, the F-16, the F-18, the F-35, the JAS Gripen Fighter and the B-1B Bomber. Other notable programs in which Microphase’s products are or were used include the Patriot Missile System and other missile systems, the Ship Signals Exploitation Equipment (SSEE) program, MODI IED countermeasures programs and drone programs including the Predator, the Reaper and the Shadow.

Microphase’s advanced technology products enable the ultra-sensitive detection and high precision video amplification that are necessary to accurately recover the signals across wide dynamic range and facilitate use of the information received. These products include:

•	filters that sort and clarify microwave signals, including multiplexers that are a series of filters combined in a single package;

•	solid state amplifiers that amplify microwave signals;

•	detectors and limiters that are semiconductor devices for detection of radar signals and protection of receivers from damage from high power signals and jamming;

•	detector log video amplifiers that are fully integrated, ruggedized, “mil-spec” signal detection systems; and

•

integrated assemblies that combine multiple functions from a range of components and devices, including transmitters, receivers, filters, amplifiers, detectors, and other functionality into single, efficient, high performance, multifunction assemblies.

Microphase recently has undertaken a comprehensive effort to upgrade its production infrastructure and to in-source more fabrication, sealing, wire bonding and finishing processes to increase control over the production processes to lower costs and reduce lead times. Microphase is continually improving its internal processes to ensure the highest quality and consistent manufacturing of its power solutions.

Power Electronics and Displays

Our subsidiaries in the UK design, develop, manufacture and distribute advanced electronic technology solutions which convert, regulate, purify, manage or distribute electrical power for electronic equipment. Our power solutions are intended for mission-critical defense, industrial, health care and transportation applications in, and generally convert AC current from the power grid to DC current, or modify the voltage being delivered (DC to DC). Our subsidiaries also offer standard off-the-shelf, modified-standard and purpose-built products. Although our subsidiaries sell standard products unmodified to its customers, those standard offerings are designed into specific customer product configurations in most instances. Our Power Electronics and Displays Group also designs, engineers and builds power systems and display solutions to specific customer requirements for mission critical applications in defense, medicine, transportation, telecommunications and manufacturing.

Relec Electronics Ltd.

Relec was established in 1978 with the aim of providing specialist power conversion and display products to support professionals in the electronics industry. Relec markets and distributes power electronics and display solutions for mission critical rail, industrial, medical, telecoms and military applications. Gresham acquired Relec in November 2020.

Relec develops custom solutions for various applications ranging from light industrial to heavily ruggedized for the harshest of environments. Relec customizes product selection feature functionality to achieve optimum performance and service delivery for specific customer requirements. Relec currently operates in specific fields, specializing in AC-DC Power Supplies, DC-DC Converters, Displays and EMC Filters. Approximately 78.0% of Relec’s revenue from the year ended December 31, 2021, and 80.2% and 80.3% of its revenue from the three and nine months ended September 30, 2022 came from sales to customers within the United Kingdom and the balance came throughout the world.

Gresham Power

Gresham Power is the smallest of Gresham’s operating subsidiaries. In January 1998, Gresham Power was acquired by Ault’s predecessor company.

Gresham Power specializes in engineering, designing and developing power conversion, power supplies, uninterruptible power supplies and distribution solutions for Naval applications, with equipment installed on virtually all the UK Royal Navy’s submarine and surface fleet. Many of Gresham Power’s ultra-reliable offerings support shipboard distribution of electrical power in emergencies (such as loss of main ship’s power) to enable continued operation of weapons systems, tactical communications and lighting.

Gresham Power manufactures frequency converters that naval warships use to convert their generated 60-cycle electricity supply to 400 cycles. This 400-cycle supply is used to power their critical equipment such as gyro, compass, and weapons systems. Gresham Power also designs and manufactures transformer rectifiers for naval use. Typically, these provide battery supported back up for critical DC systems, such as machinery and communications. In addition, higher power rectifiers are used for the starting and servicing of helicopters on naval vessels, and Gresham Power now supplies these as part of overall helicopter start and servicing systems.

Gresham Power specializes in a comprehensive range of activities from PCB and Mechanical Design through prototype development to board and system assembly and test. Its engineers ruggedize marine power products to meet high levels of shock, vibration, harsh climate conditions and the most rigorous MIL STD requirements. Gresham Power also has deployed its equipment on vessels of the navies of 15 other countries, including Australia, Malaysia, Oman, Spain, Turkey and Japan. Since 2019, customers in the United Kingdom have accounted for most of Gresham Power’s revenues. However, it currently is executing a contract to supply power electronics to a large customer in Singapore and is in discussions concerning possible business from customers located in other countries such as India, Australia and Qatar.

Gresham Power products add diversity to Gresham’s product line, provide greater access to defense customers in the United Kingdom and European markets, and strengthen Gresham’s engineering and technical resources. Customers in the United Kingdom accounted for 69% of Gresham Power’s revenues in 2021 and 74% of its revenue for the year ended December 31, 2022. Gresham Power’s business was materially and adversely affected by COVID-19 and its impact on the United Kingdom. We believe that our efforts to grow Gresham Power’s business beyond marine solutions represents an area for potential growth in 2023.

Gresham Products and Solution Offerings

The Company’s products and markets are discussed below.

Our subsidiaries’ defense products and solutions include weapon test and simulation systems, command and control equipment for weapons systems, laser system drivers, military grade power supplies and converters, amplifiers, radio frequency, microwave, and millimeter-wave filters for electronic warfare, radar, and communications systems, display technologies, advanced integrated multifunction assemblies and sub-systems, and high-performance component solutions. Our operating subsidiaries design and build many solutions to meet a particular customer’s specifications and generally do not sell that same offering to other customers.

•

Test and simulation systems for a wide array of weapon systems: Enertec is Israel’s largest, most well-established manufacturer of test equipment and simulators. Enertec develops and manufactures test systems and simulators for all types of weapons systems at all levels of maintenance, development, and integration.

•

Command and control equipment and workstations for weapons systems: Enertec’s rugged command and control systems are used for operating complex weapon systems and installed on mobile shelters or missile boats. These solutions include command and tracking systems, operation consoles for weapon systems, naval control and communications systems, and ground command system.

•

Power supplies, transformers and converters for combat aircraft, missiles, ships and mobile ground units: Gresham Power and Relec offer ruggedized sophisticated military systems for vehicles, ships, and submarines as well as for precision medical equipment, telecommunications infrastructure and transportation.

•

Drivers for laser systems: Enertec’s computerized systems assembled on combat aircraft and mobile weapons units drive high power laser diodes, up to 200 Watt, and enable full control and reporting to a remote computer, as well as control of flow and temperature for high precision.

•

Detector Log Video Amplifiers: Microphase provides a wide selection of best-in-class DLVA technology offerings. DLVAs have a wide range of military, aerospace, and other mission critical applications. Nine models cover 25 MHz to 40 GHz in octave and multi-octave ranges with exceptional performance in a compact size. All units are designed to operate over –67° to +185°F and military environments.

•

Radio frequency, microwave, and millimeter-wave filters: Microphase’s filter products cover a frequency range of DC to 90 GHz and are used in electronic warfare, radar, and military communications systems, weather, satellite, and commercial communications systems, land mobile radio systems, and precision laboratory test equipment. Most of its filter products and solutions are custom designed and manufactured to meet a wide range of applications and specifications.

•

Millimeter wave products: Microphase’s standard products include amplifiers, control components, detectors, filters/channelizers, and transceivers for defense applications. Microphase offers custom designed components and subsystems.

•

Amplifiers: Our custom designed and manufactured amplifier solutions include low noise amplifiers, broadband amplifiers, and high power amplifiers for military, space, and commercial applications. Our amplifier design and manufacturing capabilities cover frequency range from 10 MHz to 60 GHz, noise figure from 0.5 dB, and power levels up to 500 Watts.

•

High performance component solutions: Microphase offers a comprehensive range of standard and custom designed high performance component solutions including detectors, limiters, multipliers, switches, couplers covering frequency range of 0.1 — 40 GHz. It also offers integrated multifunction component solutions such as detector-coupler, limiter-detector, and filter-limiter-detector modules.

•

Display technologies: Relec offers standard and custom displays and modules and screen enhancements to improve the optical, mechanical and environmental performance. Relec develops custom solutions for various applications ranging from light industrial to heavily ruggedized for the harshest of environments.

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Multifunction Assemblies and Integrated Subsystems: Microphase offers a base line of integrated multifunction assemblies for subsystems, which can be modified to meet customer-specific performance and application criteria. By integrating its own devices with other RF/microwave hardware, Microphase engineers complex solutions that deliver substantial space and cost savings, with better overall performance and reliability. Microphase has a 60-year history in design and manufacture of advanced integrated multifunction assemblies and sub-systems incorporating the latest component technologies.

The high degree of customization of most of our offerings to unique customer requirements typically narrows the field of competition for its products and solutions. Even standard, “off-the-shelf” power electronics and display offerings are almost always “designed in” to applications of customers for Gresham’s UK subsidiaries, raising barriers to competing solutions.

Additionally, Enertec, the Giga-tronics Division and Microphase are engaged in advanced research and development programs for defense electronic solutions and wireless communications applications. Enertec, Giga-tronics and Microphase engineers work in close collaboration with engineering and program teams with strategic customer partners. Current programs focus on, among other things, advanced testing solutions, secure communications and jamming, electronic countermeasures, advanced radar waveform synthesis and detection, high efficiency, high linearity power amplifier technology, and high-power filter miniaturization. Enertec currently is working on developing a new generation of electronics cards and assemblies to build a new generation of test systems.

Research and Development

We historically have designed and delivered solution and product offerings with relatively long product life cycles. However, the electronics industry is subject to rapid technological changes at the component level. Our future success is dependent on our ability to steadily incorporate new functionality and advancements in component technologies into our new products. In fiscal 2022 and fiscal 2021, prior to the consummation of the Business Combination, product development expenses totaled approximately $1.2 million and $2.2 million, respectively.

Our engineering and product development efforts vary with each operating subsidiary. Most of these efforts focus on designing and developing new products in connection with custom product design and modification of standard electronics offerings to provide solutions tailored to specific customer requirements. Our engineers work closely with customers and specialist partners to incorporate modifications or create custom designs for specific project requirements. In 2021, Microphase, Enertec and Gresham Power, incurred independent research and development cost in an aggregate amount of $1,537,000, or 6% of Gresham’s consolidated operating revenues for fiscal 2021 as compared with $1,512,000 in 2020, or 8.3% of its consolidated operating revenues for fiscal 2020. In calendar 2022, Gresham’s research and development expenditures were approximately $2.9 million.

Enertec provides full-service design and development of turnkey electronic solutions. Microphase designs custom RF solutions to meet customer unique specifications. When required, other subsidiaries modify standard products to meet specific customer requirements, including, but not limited to, redesigning commercial products to meet requirements for military applications based on commercial off-the-shelf products and for other customized product requirements, when applicable. We continually seek to improve our product offerings while anticipating changing market demands for increased functionality, customized firmware and improved EMI (electromagnetic interference) filtering. Whenever possible, we attempt to differentiate all of our products from commodity-type products by enhancing, modifying and customizing standard product offerings as well as refreshing and enhancing custom designs to meet a broader array of applications.

The Original Business historically has funded product development activities internally, through product line sales, or through outside equity investment and debt financing. Product development activities are primarily expensed as incurred except for software capitalization of labor cost of $284,000 for internally developed software as of September 30, 2022. MicroSource typically has designed, engineered and developed new product offerings in close collaboration with and funded by its customers.

There can be no assurance that future technologies, processes, or product developments will not render our current product offerings obsolete or that we will be able to develop and introduce new products or enhancements to existing products that satisfy customer needs in a timely manner or achieve market acceptance. Failure to do so could adversely affect our business.

Competition

The defense electronic technology solutions industry is highly fragmented and characterized by intense competition. Our competition includes thousands of companies located throughout the world, some of which have advantages in terms of labor and component costs, and some of which may offer products superior or comparable in quality to us. Each operating subsidiary confronts a different set of competitors depending on solutions offered, vertical markets targeted and geographic scope of operations. We also face competition from current and prospective customers who may decide to design and manufacture power electronics, communications components and electronic solutions needed to satisfy their internal programmatic requirements.

Consolidation in the defense technology solutions market, including through mergers, acquisitions and/or strategic alliances among major primes to whom we sell our products, has the potential to intensify the competitive pressures that it faces. Many of its existing and potential competitors may be better positioned than us is to acquire other companies, technologies or products. We believe we compete favorably on the basis of multiple factors, including product quality and reliability, technological capabilities, service, past performance, design flexibility and ability to develop and implement complex, integrated solutions customized to its customers’ needs, and cost-effectiveness. Focusing on bespoke technology offerings with relatively low volumes and high margins enables our operating subsidiaries to compete favorably on price against larger companies with much high indirect cost structures (overhead and G&A) and cumbersome internal bureaucracies. Finally, the fragmentation of the defense technology market also creates opportunities to grow through acquiring competitors and/or potential competitors.

Electronic Defense Solutions

Enertec faces direct competition from smaller firms than itself such as Nir Or, EPS, MER, Alexander Schneider, Symcotech and Chaban, which specialize in components of electronic solutions. Offering end-to-end, turnkey solutions gives Enertec a competitive advantage over other private contractors competing to provide the Israeli MOD and major OEMs with electronic systems and components. That competitive advantage renders roughly 80% of Enertec’s business de facto “sole source” work without other viable competition. Enertec’s performance in the precision manufacture of the calibration machines for cardiac catheters has enabled it to narrow the field of competition and steadily increase its share of build of the devices as well as establishing a track record of excellence to build other medical devices requiring a similar level of precision.

The Giga-tronics Division serves the defense electronics market with a microwave test platform used in the evaluation of military RADAR/EW systems. This application represents a niche segment within the broader test equipment market. While this niche market segment of RADAR/EW testing is large enough to be meaningful to the Company, we believe it is too small to attract larger competitors, such as Keysight, Rohde & Schwarz and National Instruments who, to our knowledge, do not approach these markets with new dedicated solutions.

We have developed a unique architecture to address the RADAR/EW test requirements that results in systems smaller in size and lower in cost than available solutions. Our competitors often have greater resources in research, development and manufacturing and substantially broader product lines and channels. To compete, we place strong emphasis on maintaining a high degree of technical competence as it relates to the development of new microwave products, we are highly selective in establishing technological objectives and focus our sales and marketing activities in the selected niche areas that are weakly served or underserved by our competitors. Competitors that make alternative equipment to the Company’s Advanced Signal Generator & Analyzer (“ASGA”) system include ELCOM (a division of Frequency Electronics Inc.), VIAVI, and EWST (a division of Ultra Electronics Plc).

Northrop Grumman’s CEESIM and Textron System’s A2PATS simulators are two examples of traditionally architected simulation equipment that compete with the Company’s TEmS solution, although their solutions are much larger in size and have a much higher selling price. An example of a traditional fielded simulator is Northrop Grumman’s Joint Threat Emitter (“JTE”). The JTE offers a high-fidelity replica of a potential adversary’s air defense RADAR for training combat pilots and improving air-crew survivability. Each JTE is designed to replicate specific threat radar signals, transmits at high-power levels, and cannot be easily reprogrammed to different threats. At nearly $8.0 million per unit, the JTE is very expensive for simulating a modern integrated air defense system and because it transmits at high power levels, its use is restricted. We believe our TEmS simulator has many advantages to Northrop’s JTE for range applications, including its portability, lower price point and relative ease of user programmability.

RF Solutions

Many competitors for our RF Solutions group, including K&L Microwave, Qorvo, Q Microwave, and Gowanda Electronics, have substantially greater fiscal and marketing resources and geographic presence than we have. However, elegant designs, strong engineering and a long history of delivering high quality, ultra-reliable components and subsystems enable Microphase and MicroSource to compete very effectively and carve out a strong position against competitors with more resources.

MicroSource supplies the market for filter components associated with the U.S. Government’s RADAR Modernization Program for certain prior generation fighter jet aircrafts (F-15D, F-16 and F/A-18E jets) and for oscillators in shipboard and land-based missile defense systems. MicroSource provides filters specifically designed for military aircraft to solve interference problems created when newer, more powerful RADAR systems are installed on older aircraft without a corresponding upgrade to the onboard self-protection electronics. Only a few other companies possess the technical know-how to design and manufacture YIG components of this nature, such as Teledyne and Micro-Lambda Wireless, but the expense of developing and requalifying new components for the F-15D, F-16 and F/A-18E deters existing prime customers from undertaking such an effort if major issues were to arise, such as significant technical deficiencies or our inability to deliver products on time. MicroSource has regularly received a gold-supplier rating from its customers and Microphase’s good customer relations insulate our RF Group from all but the most proficient and capable competitors.

Power Electronics and Displays

Gresham Power faces competition from Ultra Electronics and Rolls Royce. As in the case of Microphase, elegant designs, strong engineering and a long track record for delivering ultra-reliable high quality power electronics solutions enables Gresham Power to compete effectively. Customers continue to seek out Gresham Power to provide power systems for marine defense applications.

Relec competes against many other distributors of power electronics and display offerings, facing competition from Fidus Power Ltd., Mouser Electronics and Avnet Abacus as well as power supply and electronics manufacturers like XP and ABB who sell direct, many of which have significantly more fiscal and marketing resources than Relec. However, a high touch, customer-focused approach enables Relec to compete effectively against high volume distributors and direct selling manufacturers. Optimizing and designing solutions into customer product lines has proven tremendously effective in building relationships with customers and suppliers alike that endure over time, generating regular repeat business and builds a reputation for customer service that provides a strong competitive advantage when pursuing new customers.

Manufacturing and Testing

We fabricate components and performs product assembly, integration and testing of its product offerings at production facilities in Dublin, California (MicroSource and the Giga-tronics Division), Shelton, Connecticut (Microphase), Karmiel, Israel (Enertec) and in Salisbury, England (Gresham Power). Each of its operating subsidiaries has built a robust network of trusted supply chain partners to provide components, materials and parts for assembly into products or products for resale.

We continually strive to improve our production and test processes, to ensure the highest quality and consistent manufacturing of its solutions. Each operating subsidiary maintains rigorous quality control to ensure that our solutions conform to all customer specifications and will perform reliably in the customer’s application. We test our products under stress operating conditions per defined test procedures we developed in conjunction with our customers. This approach ensures that our customers can use its solutions right out of the box on their production line or installed directly in the field. We offer customer specific testing services with custom designed tests to simulate operation within our customer applications.

All operating units comply with all applicable safety and EMC standards for electronics solutions.

Compliance with international safety agency standards is critical in every application, and power solutions play a major role in meeting these compliance requirements. Our safety engineers and quality assurance teams help ensure that our custom products are designed to meet all safety requirements and are appropriately documented to expedite safety approval processes.

We maintain ISO 9001:2008 (Enertec), ISO 9001:2015 (Microphase, Gresham Power and Relec) and AS9100D (Enertec, Microphase, MicroSource and the Giga-tronics Division) certification in our manufacturing operations. ISO 9001 and AS9100 are universally recognized and accepted international standards for quality management.

Customer Service and Support

Our operating companies offer a “high touch” approach to optimizing and customizing solution offering to meet customer unique requirements. Working closely with customers, we design, engineer, develop and produce offerings to the highest standards of performance, durability and reliability to meet unique customer requirements. All operating units constantly track performance against cost, quality and on-time delivery metrics with an intense focus on customer satisfaction. Regular communications and direct collaboration at all levels with customers have become hallmarks of all our operations.

Given the mission critical nature of the customer applications which our product and solution offerings support, we respond promptly and takes necessary corrective action to ensure its offerings conform to the specifications and works to that specific customer’s expectations. We provide warranties on all products offered. The length and terms of the warranties vary with the product type and application in which the product gets used. In addition, even after warranties expire, its operating units will provide maintenance, repair and post-delivery support for the full expected life of the product. For instance, Gresham Power designs and builds the ruggedized power electronics that it provides to the Royal Navy to last for 25 years while Microphase and MicroSource design and manufacture RF solutions for military applications to have a product life typically of 15 years or more.

Suppliers

Substantially all the components required to make our assemblies are available from more than one source. We occasionally use sole source arrangements to obtain leading-edge technology or favorable pricing or supply terms, but not in any material volume. In our opinion, the loss of any sole source arrangement we have would not materially affect our operations, though we could experience production delays as we seek new suppliers or re-design components of our products. Some suppliers are also competitors of ours. In the event a competitor-supplier chooses not to sell its products to us, production delays that could significantly affect our business could occur as we seek new suppliers or re-design components of our products.

Although extended delays in receipt of components from our suppliers could result in longer product delivery schedules for us, we attempt to mitigate this risk by dealing with well-established suppliers and maintaining good relationships with such suppliers.

Our operating subsidiaries purchase electronic components, materials, parts and assemblies, including power supplies, converters, transformers, rectifiers, inverters, housings, blocks, covers, machined parts, substrates, resistors, diodes, detectors, amplifiers, integrated circuits, printed circuit boards, cables, connectors, metal work, and capacitors, from outside suppliers. We also purchase certain precious metals used in manufacturing of our products (plating, sealing, painting, finishing). We carefully select suppliers based on their ability to provide quality parts and components which meet technical specifications and volume requirements. For defense work, our operating units have built supply chain networks from sources in the U.S. (Microphase and MicroSource source exclusively from the U.S.), Enertec and Relec also source from the U.S.), the UK (Gresham Power, Relec) and Israel (Enertec) with no sourcing from China. Relec does work with some suppliers in China for commercial applications.

We have put considerable effort into ensuring that the required components and raw materials are available to it from a variety of sources, and we are not dependent on any one supplier. However, for a very few components we still rely on a limited number of suppliers and certain components remain sole source. For the most part, however, parts and materials used in its offerings will have at least two approved sources.

Customers

Prior to the Business Combination, U.S. and international defense-related agencies and their prime contractors accounted for 100% of the Original Business’ net revenue in the 2021 and 2022 fiscal years.

During the year ended March 26, 2022, one prime contractor that purchased products from MicroSource accounted for 77% of our consolidated revenues and a second prime contractor that purchased products from MicroSource accounted for 10% of our consolidated revenues.

During fiscal 2021, two prime contractors that purchased products from MicroSource accounted for 66% of our consolidated revenues. A third customer that purchased products from Giga-tronics Division accounted for 14% of our consolidated revenues during fiscal 2021.

Prior to the closing of the Business Combination, our fiscal year ended on a day in late March. Subsequent to the closing of the Business Combination, we began using Gresham’s calendar year as our fiscal year.

Gresham’s customers are comprised primarily of the U.S. military and allied militaries, including Israel and the United Kingdom, and defense contractors in the United States, Europe, Middle East, and South Asia, including prime contractors and sub-contractors.

Gresham’s defense customers include the Israeli Ministry of Defense and Israel Air Industries (“IAI”), Rafael and Elbit Systems, the three major defense contractors in Israel, the United States Department of Defense (“U.S. DOD”) and major Defense contractors such as BAE Systems North America, L3Harris, Boeing, Lockheed Martin, Raytheon and Sierra Nevada Corporation in the U.S., the UK Ministry of Defense, including the Royal Navy, and major defense contractors in the United Kingdom and Europe, including BAE Systems plc, a British multinational defense, security, and aerospace company, Rolls Royce, Babcock and Thales, SAAB (Sweden), Indra (Spain) and Aselsan (Turkey). In addition, Enertec has a strategic partnership through IAI with Cyient to build and deliver solutions for the Indian military.

Gresham’s commercial customers include Elma GmbH, BioSense Webster, a subsidiary of Johnson & Johnson (a key Enertec customer), RS Components, Farnell, Parker Hannifin, Vanderbilt, Bombardier.

For the nine months ended September 30, 2022, Gresham’s top six customers accounted in the aggregate for 63.2% of its consolidated revenues. The following table describes Gresham’s customer concentration as of September 30, 2022, based on the percentage of revenue during nine months ended September 30, 2022:

Customer	Revenue	% of total revenue
1	$5,654,280	26.3%
2	2,767,809	12.9%
3	2,265,825	10.5%
4	1,380,880	6.4%
5	909,417	4.2%
6	637,842	3.0%

	$13,616,053	63.2%

Our business depends largely on defense spending and program budgets which expands and contracts across fiscal year periods. Revenues from orders for our products and services often span several years with deliveries varying across both interim and annual fiscal year periods. Additionally, our EW test and training system is a relatively new product platform with many targeted customers with long sales cycles and high average solutions sales pricing. We therefore expect that a major customer in one year may not be a major customer in the following year. Accordingly, our net revenue and earnings may vary significantly from one period to the next and will decline if we are unable to gain new customers or cannot increase our business with other existing customers to replace declining net revenue from the previous year’s major customers.

Backlog of Orders

Backlog includes only those customer orders for which a binding agreement exists, a delivery schedule has been agreed upon between us and our customer and, in the case of U.S. government orders, for which funding has been appropriated. Orders for our products include program orders from prime contractors with extended delivery dates. Accordingly, the backlog of orders may vary substantially from year-to-year and the backlog entering any single fiscal quarter may not be indicative of revenue for any period.

As of September 30, 2022, we had approximately $31.4 million in backlog orders for its products broken down as follows:

	Three Months Ended
Segment	September 30, 2022	September 30, 2021	$ Change	% Change
Electronic Defense	$11,896	$9,025	$2,871	32%
Power Electronics & Displays	$9,096	$5,426	$3,670	68%
RF Solutions	$10,371	$6,947	3,424	49%

Total	$31,363	$21,398	$9,965	47%

Backlog as of September 30, 2022, increased 47% compared to September 30, 2021. The Electronic Defense group increased its backlog by 32% to $11.9 million and the Power Electronics and Display group increased its backlog by 68% from $5.4 million on September 30, 2021, to $9.1 million on September 30, 2022. The RF solutions group increased its backlog by 49% to $10.4 million in the nine months ended September 30, 2022, from $6.9 million in nine months ended September 30, 2021. This was primarily due to a large filter order from a US prime contractor of $3.2 million and due to several video contracts totaling $2.1 million from a European prime contractor.

Proprietary Technology and Intellectual Property

Our competitive position is largely dependent upon our ability to deliver systems and products that (a) effectively and reliably meet customers’ needs and (b) selectively surpass competitors’ specifications in competing products. While patents may provide protection of proprietary designs, with the rapid progress of technological development in our industry, such protection is often short-lived. Therefore, although we occasionally pursue patent coverage, we emphasize the development of new products with superior performance specifications and the upgrading of existing products toward this same end.

Our trade names, trademarks, trade secrets, customer relationships, domain names, proprietary technologies and similar intellectual property are important to our success. We rely upon a combination of trade secrets, industry expertise, confidential procedures, and contractual provisions to protect our intellectual property. We believe that because our products are continually updated and revised, obtaining patents would be costly and not beneficial. It is policy to enter into confidentiality and invention assignment agreements with its employees and contractors as well as nondisclosure agreements with its suppliers and strategic partners in order to limit access to and disclosure of its proprietary information.

Microphase and Enertec typically design custom products to their customer specifications as “work for hire” and therefore own no intellectual property in the design. As the ultimate end user, the U.S. DOD and the Israeli MOD typically acquire and retain rights in all such technical data. Microphase does acquire and own intellectual property in the fabrication, assembly, tuning and testing protocols followed that produce our products.

In the UK, Gresham Power typically will retain ownership of the intellectual property of the designs of products developed for defense applications. However, neither Relec nor Gresham Power typically retain intellectual property in any of the standard power products that they sell on the commercial market.

Our Giga-tronics Division products are primarily based on our own designs, which are derived from our own engineering abilities. If our new product engineering efforts fall behind, our competitive position weakens. Conversely, effective product development greatly enhances our competitive status. While we utilize certain software licenses in certain functional aspects for some of our products, such licenses are generally readily available, non-exclusive and are obtained at either no cost or for a relatively small fee.

We have maintained five patents related to our legacy 2500B parametric signal generator product line, with another pending. These patents describe advanced synthesis techniques and can be extended for use with the Company’s ASGA system and to a number of MicroSource synthesizer components. In February 2020, the Company was granted a U.S. patent relating to its ASGA system. The patent describes the internal design of the Advanced Signal Generator and the Advanced Signal Analyzer along with the architecture of how the components work together to facilitate building multi-channel test systems with reduced size, weight and cost as compared to present solutions. A second patent was granted in November 2020 describing uses of the ASGA system in high channel-count situations. A third patent application which was filed in April 2020 describing how the ASGA achieves its low noise performance is currently pending before the U.S. Patent and Trademark Office.

Operating Capital

We generally strive to maintain adequate levels of inventory and we generally sell to customers on 30-day payment terms in the U.S while allowing more time for our international customers. Typically, we receive payment terms of 30 days from our suppliers. We believe that these practices are consistent with typical industry practices. Our primary sources of liquidity come from customer sales, which are dependent on our receipt and shipment of customer orders.

Gresham’s liquidity has historically been supported by Ault’s injection of cash consisting of contributions to capital and loans. Other than the $1,259,407 that Ault Lending has agreed to lend us no later than May 31, 2023, after the Distribution, Ault will not support us financially in the future. As a result, we need to seek additional capital to fund our operations, although we may not be successful in our efforts to do so. See, “Risk Factors- Risks Related to Our Financial Condition- Because Ault is ending its support, we will need additional capital to fund our operations, and our inability to generate or obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.”

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources — Our Recent Financings” for our discussion of our recent financing activities. Under our financing agreements, we can enter into a factoring agreement of $2 million using our accounts receivable as collateral.

Sales and Marketing

We market our products directly to our customers and rely internal sales forces within each of our operating subsidiaries primarily to identify leads and complete sales. We also engage independent sales representatives who are perceived to have expertise with targeted markets and/or customers. Our marketing and sales efforts target specific types of customers such as major defense contractors, manufacturers of industrial products, health care solutions and infrastructure components in transportation and telecommunications.

Corporate Chief Development Officer

In connection with the Business Combination, we are relying on an experienced sales and business development executive as our Chief Development Officer whose principal role is to drive organic growth and identify prospects for further growth through mergers and/or acquisitions. We will implement Gresham’s Hub Spot to capture and track the opportunity stream within and among the operating subsidiaries.

Electronic Defense Solutions

Much of business development and sales effort at Enertec has historically taken place at the senior executive level. Zvika Avni, Chief Executive Officer at Enertec currently holds and maintains the key customer relationships which generate most of the revenue at Enertec. On the other hand, our Giga-tronics Division has invested in a salesforce for the TEmS and other solutions level business. Going forward, we are hopeful that our Electronic Defense Solutions will benefit from Zvika Avni’s continuing effort to develop business for turnkey electronic solutions along with expanded efforts of the Chief Development Officer leading our sales team.

RF Solutions

In recent years, much of the business development effort at Microphase also has come through engineer to engineer collaboration and at the senior executive levels with Timothy Long, our Chief Operating Officer, holding and maintaining most customer relationships. For the foreseeable future, operations will continue to drive business as Microphase works down a healthy backlog. However, with the Business Combination completed, Microphase and MicroSource both will benefit from having a business development professional identifying new leads and closing new orders with guidance and support from the Chief Development Officer.

Power Electronics and Displays

The Power Electronics and Displays group has a high performing team of six sales professionals supported by a sales administrator and two inside sales professionals to continue drive new business and growth in the UK and European markets. We will add more business development resources in 2023 focused specifically on defense customers for Power Electronics and Displays while the group also expands use of strategic operating partners in the Middle East, India and Australia in 2023. These representatives will promote its products and serve as the customer interface for Power Electronics and Displays in specific parts of the world as agreed. Typically, either we or the manufacturing representatives are entitled to terminate the manufacturer representative agreement upon 30 days’ written notice.

Relec and Gresham Power advertise in highly targeted industry-specific publications such as Electronics Weekly, New Electronics, Electronic Product Design & Test, Electronics Specifier, Components in Electronics, Design Products & Applications, Rail Technology Magazine, Rail Engineer, Rail Professional. In addition, Relec also posts regular podcasts on topics of interest to customers and prospect as well as running an active public relations campaign to get placements of earned media and coverage in a wide range of media. We look to replicate similar campaigns in other operating subsidiaries to generate inquiries/leads, raise awareness of us and support talent recruiting efforts.

Other Marketing Activities

Prior to the COVID-19 pandemic, we also promoted our products and solutions by attending trade shows such as the Association of Old Crows Conferences, Defense Manufacturing Conference, Land Forces Conference (Australia), Doha International Maritime Defense Exhibition & Conference (DIMDEX) Electronica (Europe), Southern Manufacturing and Electronics, and Railtex. Since the world has adapted to “living with COVID”, we have resumed attending trade shows to make new contacts, identify leads, assess competitive offerings and build awareness of the full range of our solution offerings

Each of our operating subsidiaries maintains a comprehensive website emphasizing its respective capabilities and expertise. We plan to upgrade all our websites to standardize corporate identification while adding more features and functionality to drive inquiries, generate leads from prospective customers and support recruiting efforts.

Government Regulation

We must meet applicable regulatory, environmental, emissions, safety and other requirements where specified by the customer and accepted by it or as required by local regulatory or legal requirements. The products that we market and sell in Europe may be subject to the 2003 European Directive on Restriction of Hazardous Substances (“RoHS”), which restricts the use of six hazardous materials in the manufacture of certain electronic and electrical equipment, as well as the 2002 European Directive on Waste Electrical and Electronic Equipment (“WEEE”), which determines collection, recycling and recovery goals for electrical goods. In July 2006, our industry began phasing in RoHS and WEEE requirements in most geographical markets with specific emphasis on consumer-based products. We believe that RoHS and WEEE-compliant components may be subject to longer lead-times and higher prices as the industry transitions to these new requirements. REACH Registration, Evaluation, Authorization and Restriction of Chemicals Registration, is a European Union regulation dating from December 18, 2006. REACH addresses the production and use of chemical substances, and their potential impacts on both human health and the environment.

In addition to these requirements for our dealings with customers in the EU, similar regulatory mandates from the United States, the UK and Israel apply to all our operating subsidiaries. We have structured operations to comply with these requirements and have experienced little to no impact on lead times or prices. Given the applicability of these requirements to all competitors alike, we believe that compliance has had no impact on the competitive position of any operating subsidiary.

Some of our products are subject to the ITAR, which is administered by the U.S. Department of State. ITAR controls not only the export of certain products specifically designed, modified, configured or adapted for military systems, but also the export of related technical data and defense services and foreign production. We obtain required export licenses for any exports subject to ITAR. Compliance with ITAR may require a prolonged period of time; if the process of obtaining required export licenses for products subject to ITAR is delayed, it could have a materially adverse effect on our business, financial condition, and operating results. Any future restrictions or charges may be imposed by the United States or any other foreign country. In addition, from time-to-time, we enter into defense contracts to supply technology and products to foreign countries for programs that are funded and governed by the U.S. Foreign Military Financing program.

We are also subject to heightened government scrutiny of our operations pursuant to certain of our contracts.

Security Clearances

As a U.S. Government contractor, we are required to maintain facility and personnel security clearances complying with the U.S. DOD and other Federal agency requirements. All Gresham operating companies in the United States maintain strict protocols for handling classified information and Confidential Unclassified Information associated with its work for the U.S. DOD. We have built within both its production facilities in

Shelton, CT and Dublin, CA “Restricted Areas” certified for generating, storing and reviewing classified information. Our U.S. subsidiaries and Division also must obtain and maintain “authority to operate” equipment to perform classified work. The process to secure these authorities is long and laborious. After the Business Combination, our U.S. subsidiaries now have an experienced information security team to oversee applications to secure these authorities as well as ongoing monitoring to maintain the security of these systems.

Gresham Power works on many contracts classified as “Official Sensitive” that require individual security clearances and adherence to information security protocols for receiving, handling and storing confidential information as required in the UK Official Secrets Act and its implementing regulations. Relec does not work on classified, sensitive defense work.

Enertec complies with all information security requirements included in its customer contracts as well as all the confidentiality laws that the State of Israel mandates for work related to defense of the country.

Audits and Investigations

As a government contractor, we are subject to audits and investigations by U.S. Government agencies including the Defense Contract Audit Agency (the “DCAA”), the Defense Contract Management Agency (the “DCMA”), the Inspector General of the U.S. DOD and other departments and agencies, the Government Accountability Office, the Department of Justice (the “DoJ”) and Congressional Committees. From time-to-time, these and other agencies investigate or conduct audits to determine whether a contractor’s operations are being conducted in accordance with applicable requirements. The DCAA and DCMA also review the adequacy of, and compliance with, a contractor’s internal control systems and policies, including the contractor’s accounting, purchasing, property, estimating, earned value management and material management accounting systems. Our final allowable incurred costs for each year are also subject to audit and have from time to time resulted in disputes between us and the U.S. Government. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government.

The Defense Federal Acquisition Regulation, as implemented in standard contract clauses, mandates that Gresham’s U.S. subsidiaries establish and follow extensive detailed processes and protocols to protect classified and Confidential Unclassified Information (CUI) from disclosure and unauthorized access. That mandate includes a requirement that Microphase formulate and implement a System Security Plan with 110 different elements and protocols for handling and protecting classified information and CUI. Over the next two years the U.S. DOD will require all participants in the defense supply chain to demonstrate compliance with the Capability Model Maturity Cybersecurity as verified through an independent third-party auditor. Compliance with these mandates requires and will require Gresham’s U.S. subsidiaries to invest significant resources to maintain compliance. For instance, compliance requires extensive security controls on access to IT systems, strong firewalls and intrusion monitoring. Microphase put in place an experienced team to ensure information security for all Gresham subsidiaries in the U.S. as well as oversee security of all Microphase employees and facilities. These investments add to indirect cost pools that our U.S. operations must recover in the price of its products for U.S. DOD and contractors.

Enertec conducts operations under constant supervision of the Ministry of Defense of Israel. All its contracts are subject to audits of performance, quality and price reasonableness. Enertec has implemented the strongest possible cybersecurity protections consistent with the resources available to a company its size.

Gresham Power contracts with UK Ministry of Defence, Royal Navy or major contractors serving those agencies include standard provisions which give the customer the right to audit its performance under those contracts when they see fit. Audits are part of doing business with the government and typically focus on deliveries — on time project milestones as well as quality. The Royal Navy will review Gresham Power pricing of services provided under support contract every 12 months for reasonableness.

Gresham Power is fully certified as “Cyber Essentials Compliant.” Cyber Essentials is a government backed, industry-supported scheme to help organizations protect themselves against common online threats. The UK Government requires all suppliers bidding for contracts involving the handling of sensitive and personal information to be certified against the Cyber Essentials program criteria.

Other Compliance Issues

In addition, we are subject to the local, state and national laws and regulations of the jurisdictions where it operates that affect companies generally, including laws and regulations governing commerce, intellectual property, trade, health and safety, contracts, privacy and communications, consumer protection, web services, tax, and corporate laws and securities laws. These regulations and laws may change over time. Unfavorable changes in existing and new laws and regulations could increase our cost of doing business and impede its growth.

Employees

In December 2022, we had a total of 198 employees located in the United States, the United Kingdom and Israel. All but eight of these employees are employed on a full-time basis. After completing the Business Combination, the Company conducted a reduction in the workforce in January 2023 to eliminate redundancies and achieve cost savings in the U.S. operations. With additional attrition, the U.S. operations cut 14 positions to reduce payroll costs by $1.4 million on annualized basis. The reduction in force did not extend to any of the overseas operations. We believe that our future success depends on our ability to attract and retain skilled personnel. Competition for skilled personnel in our markets is competitive. While our size and capital resources constrain our ability to attract and retain employees with cash compensation, we attempt to compensate for this constraint by offering equity awards and opportunities for training and internal promotion. None of our employees is currently represented by a trade union. We consider our relations with our employees to be good. From time-to-time, we may hire additional workers on an independent contractor basis as the need arises.

MANAGEMENT

Executive Officers and Directors

The table below provides information regarding our executive officers and directors as of the date of this Prospectus:

Name	Age	Position
Jonathan Read (1)	66	Chief Executive Officer and Director
Timothy Long (2)	66	Chief Operating Officer
Lutz Henckels	81	Chief Financial Officer
Jeffrey Bentz (3)	63	Chairman of the Board of Directors
William B. Horne (4)	54	Director
Robert Smith (5)	78	Director
John R. Regazzi	68	Director
William J. Thompson	57	Director
Thomas E. Vickers	58	Director

(1)	Mr. Read became our Chief Executive Officer and a director upon the consummation of the Business Combination on September 8, 2022.
(2)	Mr. Long became our Chief Operating Officer upon the consummation of the Business Combination on September 8, 2022.
(3)	Mr. Bentz became a director upon the consummation of the Business Combination on September 8, 2022.
(4)	Mr. Horne became a director upon the consummation of the Business Combination on September 8, 2022.
(5)	Mr. Smith became a director upon the consummation of the Business Combination on September 8, 2022.

Jonathan Read became our Chief Executive Officer and was appointed a director effective on September 8, 2022, with the closing of the Business Combination. Mr. Read has been Gresham’s Chief Executive Officer since May 2019. He was a director of Red Cat Holdings, Inc., formerly known as Timefire VR, Inc., from August 18, 2017, and was the Chief Executive Officer of Timefire VR, Inc. from October 2017 through May 2019 and from November 2015 to January 2017. From July 14, 2017, through July 20, 2018, Mr. Read served as a director of BTCS, Inc., a digital asset-related company. From 2005 through 2012, Mr. Read was the Chief Executive Officer of ECOtality Inc. (“ECOtality”), a San Francisco based company that Mr. Read founded and was formed to create a network of charging stations for electric cars. In 2013, ECOtality filed for Chapter 11 bankruptcy protection. In 2014, Mr. Read filed for bankruptcy. We believe that Mr. Read’s management and public company experience, his experience in the defense industry and his role as Chief Executive Officer of the Company, give him the qualifications and skills to serve as one of our directors.

Timothy Long has served as our Chief Operating Office since September 8, 2022. He also has served as the Chief Operating Officer of Gresham since December 2019 and was its Executive Vice President for Strategic Development, from April 2019 until December 2019. He also has served as the Chief Executive Officer of Microphase, a subsidiary of Gresham. Before joining Gresham, Mr. Long worked as a consultant to businesses, municipalities, and institutions of higher learning on government contracting, clean energy sustainability and government affairs for 15 years. From November 2017 to March 2019, Mr. Long worked as a consultant to Power Grow, Inc. (“Power Grow”), Spark Fund and Secure Systems through his sole proprietorship, Long View Consulting.

Lutz Henckels has served as our Chief Financial Officer since March 2019. He was a member of our Board from 2011 through September 8, 2022. He was appointed our Interim Chief Financial Officer in February 2018. He was appointed as our Executive Vice President in March 2019. He was appointed to the additional position of Chief Operating Officer in July 2020. Effective September 8, 2022, Mr. Henckels resigned all of his positions except Chief Financial Officer.

Jeffrey Bentz is our Chairman of our Board since September 8, 2022. He has been a director of Ault since 2018. Mr. Bentz has been a director of Ault Disruptive Technologies Corp. [NYSE:ADRT] since December 2021. Mr. Bentz is an experienced businessman who has served since 1994 as President of North Star Terminal & Stevedore Company, a full-service stevedoring company located in Alaska and whose major areas of business include terminal operations and management, stevedore services, and heavy equipment operations. He also has served as a director and advisor to several private companies and agencies. We believe that Mr. Bentz’s public company director experience, executive-level experience, including his operational and financial oversight of companies with multiple profit centers and his extensive experience in the real estate and commercial services industries give him the qualifications and skills to serve as one of our directors.

William Horne has served as our director since September 8, 2022. He has been the Chief Executive Officer of Ault since January 2021 and a director since October 2016. He served as Ault’s President from August 2020 until January 2021 and previously as its Chief Financial Officer since January 2018. He has been a director of Gresham since 2019. Mr. Horne served as the Chief Executive Officer and a director of Ault Disruptive Technologies Corporation (NYSE:ARDT) since January 2021. He served as the Chief Financial Officer of Targeted Medical Pharma, Inc. (OTCBB: TRGM) from August 2013 to May 2019. Mr. Horne is a director and Chief Financial Officer of Avalanche International, Corp. Mr. Horne has served on the board of directors of Alzamend Neuro, Inc., a biotechnology firm dedicated to finding the treatment, prevention and cure for Alzheimer’s Disease, since 2016. We believe that Mr. Horne’s extensive financial and accounting experience in diversified industries and with companies involving complex transactions give him the qualifications and skills to serve as one of our directors.

Robert Smith has served as our director since September 8, 2022. Mr. Smith has been a director of Ault Disruptive Technologies Corp. [NYSE:ADRT] since December 2021. He serves as the lead independent director of Ault and has been a director since September 2016. Previously, he was a director of Ault from November 2010 until May 2015. He is currently a C-level executive consultant working with Bay Area high-tech firms on various strategic initiatives in all aspects of their business. We believe that Mr. Smith’s executive-level experience, and his service on Ault’s Board, give him the qualifications and skills to serve as one of our directors.

John Regazzi has served as a member of our Board since 2006. He was our Chief Executive Officer from February until he resigned with the closing of the Business Combination. Mr. Regazzi retired as a full-time employee effective January 31, 2023, and is now a part-time employee. Previously he was appointed Co-Chief Executive Officer in June 2017 and Chief Technology Officer in August 2016. From 2006 to August 2016, he was the President and Chief Executive Officer of the Company. We believe that Mr. Regazzi’s executive-level experience, including his previous service as our Chief Executive Officer, and his service on our Board, give him the qualifications and skills to serve as one of our directors.

William Thompson served as Chairman of our Board from August 2016 and has been a member of our Board since 2011 and until the closing of the Business Combination as a director since then. Dr. Thompson served as our Acting Chief Executive Officer from August 2016 until June 2017. Dr. Thompson serves as Chief Technology Officer of Safetonet Limited, a privately held cyber-safety business focused on protecting children from online harms that makes Net Nanny™ parental control software, and he is a partner at QFT Analytics, a private company that offers financial modeling and back-office solutions for small companies. We believe that Mr. Thompson’s executive-level experience, including his previous service as our Acting Chief Executive Officer, and his service on our Board and as our Chairman of the Board give him the qualifications and skills to serve as one of our directors.

Thomas Vickers has served as a member of our Board since September 2020. Since January 2020, Mr. Vickers has served as the President of Stack Financial Inc., a finance and accounting advisory firm that provides family office, Chief Financial Officer on demand, finance and accounting services to various clients. He has been a director of Veritas Farms, Inc., since October 1, 2020. From October 2012 to 2019, he served as Chief Financial Officer and Senior Vice President of Human Resources for OmniComm Systems Inc., a healthcare technology company, where he was a key member of the executive team that successfully completed that company’s acquisition by Anju Software. At OmniComm he had primary responsibility for planning, implementing, managing and controlling all financial activities and worked directly with the Chief Executive Officer to determine budget, disbursements and expenditures of money and capital assets. He is a Chartered Financial Analyst®. We believe that Mr. Vicker’s extensive corporate finance and operations experience in diversified industries, and with companies involving complex transactions and his role as a chartered financial analyst give him the qualifications and skills to serve as one of our directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of February 10, 2023, certain information with respect to the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

•	each of our current directors and named executive officers, and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days and underlying and convertible securities, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address of all officers and directors is c/o Giga-tronics Incorporated, 7272 E. Indian School Rd, Suite 540, Scottsdale, Arizona.

	As of the Date of this Prospectus			After the Distribution
Name of Beneficial Owner and Position(s) with the Company	Number of Shares of Common Stock		Percentage of Class	Number of Shares of Common Stock	Percentage of Class
Jonathan Read, Chief Executive Officer and director	241,556	(1)	2.38%	241,556	2.38%
Timothy Long, Chief Operating Officer	161,022	(2)	1.60%	161,022	1.60%
Lutz P. Henckels, Chief Financial Officer	113,817	(3)	1.14%	113,817	1.14%
William B. Horne, director	6,895,128	(4)	69.71%	519,532	4.99%
John R. Regazzi, director	96,965	(5)	0.98%	96,965	0.98%
William J. Thompson, director	28,955	(6)	0.29%	28,955	0.29%
Thomas E. Vickers, director	25,410	(7)	0.26%	25,410	0.26%
Jeffrey Bentz, director	—		0%	—	0%
Robert Smith, director	—		0%	—	0%
All executive officers and directors as a group	7,562,843		72.60%	1,187,257	10.72%
Beneficial Owners of more than 5% of our common stock:
Laurence Lytton	504,219	(8)	5.10%	504,219	5.10%
Ault Alliance, Inc.	6,895,128	(4)	69.7%	519,532	4.99%
Milton C. Ault, III	6,895,128	(9)	69.7%	519,532	4.99%

(1)	Includes 241,556 shares of common stock issuable under options exercisable within 60 days of February 10, 2023. Excludes 149,925 restricted stock units issued on May 25, 2021.
(2)	Includes 161,022 shares of common stock issuable under options exercisable within 60 days of February 10, 2023. Excludes 99,950 restricted stock units issued on May 25, 2021.
(3)	Includes 66,730 shares of common stock issuable under options exercisable within 60 days of February 10, 2023.
(4)

As of the date of this Prospectus, includes 2,935,085 shares of common stock and 3,960,043 shares of common stock issuable on conversion of 514.8 shares of Series F. Consists of shares held by Ault, of which Mr. Horne may be deemed the beneficial owner since he is the Chief Executive Officer of Ault. Following the Distribution, Ault’s shares, subject to a 4.99% beneficial ownership limitation, will consist of 16,272,744 shares issuable from conversion of Convertible Notes and the exercise of Warrants. Consist of shares held by Ault, of which Mr. Horne may have the power to sell or vote, held as of the date of this Prospectus. These shares will be distributed to our shareholder. The numbers reported post Distribution for

Mr. Horne and all officers and directors as a group vary slightly from Mr. Milton C. Ault III’s beneficial ownership as reflected in Note (9). These shares will be distributed to our shareholders as part of the Distribution.
(5)	Includes 47,218 shares of common stock issuable under options exercisable within 60 days of February 10, 2023.
(6)	Includes 7,781 shares of common stock issuable under options exercisable within 60 days of February 10, 2023.
(7)	Includes 1,913 shares of common stock issuable under options exercisable within 60 days of February 10, 2023.
(8)

Information is based on a Schedule 13G/A filed by Laurence W. Lytton on February 15, 2022, and the subsequent exercise of a pre-funded warrant to acquire 229,628 shares of the Company’s common stock at a nominal price. Excludes 230,769 shares issuable under exercise of prefunded warrant. Mr. Lytton’s address is 467 Central Park West, New York, NY 10025.

(9)

Information is based on a Schedule 13D filed by Mr. Milton C. Ault, III, Executive Chairman of Ault and Mr. Horne, Chief Executive Officer of Ault. The principal business address of Messrs. Ault and Horne is c/o Ault Alliance, Inc., 11411 Southern Highlands Parkway, Suite 240, Las Vegas, Nevada 89141.

Employment Agreements

Upon the consummation of the Business Combination, Gresham’s obligations under Employment Agreements and Offer Letters with its officers became an expense of the Company. The following describes such agreements as well as oral employment arrangement we have with executive officers.

Jonathan Read. Effective on September 15, 2020, Gresham entered into a four-year Executive Employment Agreement with Mr. Read (“Read’s Employment Agreement”) to serve as its Chief Executive Officer. Read’s Employment Agreement provides that Mr. Read receives a base salary of $250,000 per year, which will be subject to an upward adjustment as shall be determined by Gresham’s Board, plus a $500 per month car allowance. In addition to a base salary and a car allowance, in the event Gresham achieves annual revenue of no less than $25,000,000, Mr. Read is eligible to receive an executive performance bonus for each such year based on Gresham’s net income.

Upon the termination of Mr. Read’s employment, he will be entitled to receive any earned but unpaid base salary through the termination date, and any accrued but unused vacation. Further, unless Mr. Read’s employment is terminated as a result of his death or disability or for “Cause” or Mr. Read terminates his Employment Agreement without “Good Reason” (as defined in Read’s Employment Agreement) Mr. Read would be entitled to severance payments as follows: (i) 12 months of Mr. Read’s base salary and (ii) a prorated bonus amount.

Timothy Long. Effective April 1, 2021, Gresham entered into a three-year Executive Employment Agreement with Mr. Long (“Long’s Employment Agreement”) to serve as its Chief Operating Officer. Long’s Employment Agreement provides that Mr. Long receives a base salary of $250,000 per year. In addition to a base salary and a car allowance of $1,000 per month, in the event Gresham achieves annual revenue of no less than $25,000,000, Mr. Long is eligible to receive an executive performance bonus for each such year based on Gresham’s net income. Moreover, Mr. Long may be entitled to an annual revenue bonus if Gresham achieves annual gross margins of no less than 35%. For 2021, Mr. Long received a bonus of $50,000.

Upon the termination of Mr. Long’s employment, he will be entitled to receive any earned but unpaid base salary, and any accrued but unused vacation. Further, unless Mr. Long’s employment is terminated as a result of his death or disability or for “Cause” or Mr. Long terminates his Employment Agreement without “Good Reason” (as defined in Long’s Employment Agreement), Mr. Long would be entitled to severance payments as follows: (i) six months of Mr. Long’s base salary and (ii) a prorated bonus amount.

Lutz Henckels. Mr. Henckels is employed under an oral agreement that pays him a salary of $280,000 per year. Moreover, in connection with the commencement of his employment with us and outside of our equity incentive plans, Mr. Henckels was granted an option to acquire 400,000 shares of common stock at the price of $0.33 per share.

John Regazzi. On January 31, 2023 (the “Effective Date”) we entered into a Termination and Release Agreement with Mr. John Regazzi a director, who served as our Chief Executive Officer until the closing of the Business Combination, whereby Mr. Regazzi agreed to resign as a full-time employee effective as of the Effective Date. We agreed to pay Mr. Regazzi (a) $17,500 in unpaid expenses, payable on the Effective Date, (b) $82,266 in unpaid deferred salary payable on the Effective Date; (c) $100,000 in an unpaid bonus related to the acquisition of Gresham payable in essentially equal installments over an 18-month initially commencing in January 2024;(d) $325,000 in retirement compensation payable over an 18-month period commencing in January 2024; and (e) COBRA reimbursement until such time as Mr. Regazzi can transition to Medicare. In addition, to this compensation, we owe Mr. Regazzi $36,000 in paid time off compensation, which we will pay over 12 months. Mr. Regazzi is remaining as a part-time employee at the rate of $125 per hour for up to 20 hours per month.

Change-In-Control Arrangements

In order to reinforce and encourage the continued attention and dedication of certain key members of management, we entered into Severance Agreements with certain executive officers including Mr. Regazzi (our then Chief Executive Officer), Mr. Henckels, Mr. Anthony Pantalone, and one other executive. The Severance Agreements are, among other things, designed to avoid the loss of these employees in the event of a potential or following a change of control in our Company. Under Mr. Henckels’ agreement, he will receive such salary and other benefits described below for 12 months and acceleration of all unvested equity awards if he is terminated without cause or resigns for good reason, as defined in his Agreement, within 12 months following a change of control. Each would receive 12 months of salary and payment of COBRA premiums following an involuntary termination if made prior to 12 months following a change in control. Under their respective Agreements, Mr. Pantalone and the other executive would be entitled to six months of base salary if either of them resigns for good reason, as defined in his agreement, in connection with a change of control or is terminated without cause, whether or not in connection with a change in control.

Consummation of the Business Combination on September 8, 2022, constitutes a change of control for this purpose. However, in connection with our entry into the Share Exchange Agreement, each of our then executive officers agreed to waive his right to receive severance benefits under his existing Severance Agreement as a result of a change in his title or responsibilities or reporting structure. In exchange for the waivers, on December 24, 2021, we agreed to grant each of Mr. Regazzi and Mr. Henckels 10 restricted shares of our common stock and each of Mr. Pantalone and the other executive 10,000 restricted shares of our common stock, all of which vested on December 24, 2022.

In addition, we adopted a Management Change in Control Cash Incentive Opportunity pursuant to which each of the foregoing executives would be entitled to receive an incentive/retention bonus equal to $100,000 or more if the fair market value of the Company’s common stock upon the completion of a change in control transaction (such as the Business Combination) is $4.00 or greater. They did not earn this bonus.

RELATED PARTY TRANSACTIONS

Results of the Distribution

On December 31, 2022, we entered into an Exchange Agreement (the “Exchange Agreement”) with Ault to exchange the Senior Secured Convertible Promissory Note due February 14, 2023, in the principal face amount of $4,250,000 dated September 8, 2022 for a promissory note in the principal amount of $4,382,740 due December 31, 2024 (the “Exchange Note”).

Also, on December 31, 2022, we also entered into a Securities Purchase Agreement (the “Purchase Agreement”) by and between us and Ault Lending, LLC, a California limited liability company and an Ault subsidiary (“Ault Lending”), whereby we issued Ault Lending a 10% Senior Secured Convertible Promissory Note in the principal amount of $6,750,000 (the “Secured Note,” and together with the Exchange Note, the “Convertible Notes”) and five-year warrants to purchase shares of our common stock for nominal consideration (the “Warrant”). In connection with the issuance of the Secured Note, as of December 31, 2022, Ault Lending agreed to surrender for cancellation a term note dated November 12, 2021, in the principal face amount $1,300,000 previously issued by us to Ault Lending, including accrued but unpaid interest thereon in the amount of $123,123. In addition, on December 31, 2022, advances previously made by Ault Lending to us in the aggregate amount of $4,067,469 were cancelled and forgiven. Under the Secured Note, Ault Lending has agreed to lend us an additional $1,259,407 no later than May 31, 2023.

The foregoing financings are referred to herein as the “Ault Financing.”

Upon consummation of the Distribution, neither Ault, nor Ault Lending, will directly own any shares of our common stock but will have the right to acquire up to 14,272,744 shares of our common stock upon the conversion of the Convertible Notes (assuming, for illustrative purposes only, that the Conversion Price when the Convertible Notes are actually converted will be $0.78 and accrued interest thereon is paid in cash) and 2,000,000 shares of the Company’s common stock upon the exercise of the Warrant. See “Distribution- Results of the Distribution” and Related Party Transactions.” Moreover, Mr. Todd Ault, Ault’s Executive Chairman, is expected to be our largest stockholder. See “Principal Stockholders.”

Other than compensation arrangements for our executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2020, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets as of the end of our last two fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Allocation of General Corporate Expenses

We provide this information using our new December 31 fiscal year we adopted following the Business Combination. Ault provided human resources, accounting, and other services to Gresham and after September 8th to us. Gresham obtained its business insurance under Ault’s policies. The accompanying financial statements of Gresham include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to Gresham by using Gresham’s revenue as a percentage of total revenue of Ault. Gresham believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had Gresham been a stand-alone entity or of future costs. Ault allocated $1.72 for the 12 months ended December 30, 2021, and $1.03 million for the nine months ended September 30, 2022.

Net Transfers from Ault

Gresham received funding from Ault to cover any shortfalls on operating cash requirements. Including the allocation of general corporate expenses, Gresham owed Ault a total of $9.9 million at December 31, 2022:

Ault’s Historical Bridge Loan to us

As our negotiations with Gresham and Ault became serious, in November 2021, an affiliate of Ault loaned us $500,000 (the “Bridge Loan”) for general corporate purposes, including operating expenses. We borrowed an additional $300,000 on January 7, 2022, and an additional $500,000 on April 5, 2022, and the outstanding principal amount of the Bridge Loan totaled $1,300,000.

The promissory note evidencing the Bridge Loan was exchanged for the Exchange Note on December 31, 2022. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our recent Financings — Our Recent Ault Financings.”

Ault’s Closing Date Loan to us upon the Closing of the Business Combination

On September 8, 2022, Ault loaned us $4,250,000 upon the closing of the Business Combination. The loan was evidenced by a convertible note, that was issued to Ault. We refer to this loan as the “Closing Date Loan.” The promissory note evidencing the Closing Date Loan was exchanged for the Exchange Note on December 31, 2022. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Our recent Financings — Our Recent Ault Financings.”

Advances made from Ault to Us and Gresham

Through December 31, 2022, Ault advanced Gresham money for working capital purposes in the aggregate amount of $9,873,332 (which following September 8, 2022, were advanced to us). Of this amount prior to the closing of the Business Combination, $4,067,409 was classified as a capital contribution and advances previously made by Ault Lending to us in the aggregate amount of $4,067,469 were rolled into a secured note on December 31, 2022.

Recent Ault Financing

For a discussion on our recent financing transactions with Ault on December 31, 2022, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources —Our Recent Financings — Ault Financings.”

Interest of Executive Officers and Directors in the Transaction with Giga-tronics

In connection with the closing of the Business Combination and as required by the Share Exchange Agreement, we repurchased and redeemed outstanding preferred stock (other than the Series F), (the “Outstanding Preferred Shares”) at the stated liquidation preference amount of such shares. Our Chief Financial Officer (Lutz Henckels) and one of our directors (Thomas E. Vickers) held some of the Outstanding Preferred Shares that we purchased on the same terms and price as shares of the Outstanding Preferred Shares held by other stockholders. We paid Mr. Henckels $246,000 to redeem his outstanding Preferred Stock and paid Mr. Vickers $116,000 to redeem his outstanding Preferred Stock.

Severance Agreements

We had entered into Severance Agreements with each of John Regazzi, our former Chief Executive Officer and a current director; Lutz Henckels, our Chief Financial Officer; Armand Pantalone, our Chief Technology Officer; and one other executive. See “Management”.

DESCRIPTION OF GIGA-TRONICS CAPITAL STOCK

General

We have 100,000,000 shares of authorized common stock, no par value, of which 9,891,625 shares were outstanding as of February 10, 2023. We have 1,000,000 shares of authorized preferred stock, which is more fully described below. Since the Series F will be converted prior to the Distribution the Series F is not described below.

As of February 10, 2023, our executive officers and directors held options covering 626,974 shares of common stock which they had not yet exercised and 249,875 shares of unvested restricted stock. We had approximately 3,000 stockholders of record of our common stock at February 10, 2023. As of February 10, 2023, we had outstanding warrants to purchase an aggregate 6,832,777 shares of our common stock at prices ranging from $0.01 per share (with respect to certain prefunded warrants) to $4.50 per share, with a weighted-average exercise price of $0.57 per share.

Common Stock

Holders of our common stock are entitled to vote at all elections of directors and to vote or consent on all questions at the rate of one vote for each share. Stockholders may vote cumulatively in the election of directors. Under cumulative voting, every stockholder entitled to vote may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held or, the stockholder may distribute these votes on the same principle among as many candidates as the stockholder desires. However, at our annual meeting on September 8, 2022, our stockholders approved us changing our state of incorporation from California to Delaware. The change to Delaware is subject to approval from FINRA, although as noted earlier based on our recent communication with FINRA, it is unlikely that we will obtain its approval in foreseeable future. If that occurs, our stockholders will no longer have cumulative voting rights.

Subject to the rights, privileges, preferences, restrictions and conditions attaching to any other class or series of shares of the Company, holders of common stock have the right to receive any dividends we declare and pay on our common stock. They also have the right to receive our remaining assets and funds upon liquidation, dissolution or winding-up, if any, after we pay to the holders of any series of preferred stock the amounts they are entitled to, and after we pay all our debts and liabilities.

Our common stock is subject and subordinate to any rights and preferences granted under our Articles of Incorporation and any rights and preferences which may be granted to any series of preferred stock by our board pursuant to the authority conferred upon our board under our Articles of Incorporation.

Subject to the participation rights of our outstanding preferred stock, our Board may declare dividends on our common stock out of the surplus or net profits as in their discretion may seem proper. We have not paid dividends on our common stock. To date, our policy has been to use our capital toward enhancement of our product position rather than paying dividends on our common stock. As long as the Series F is outstanding, we may not pay dividends to holders of our common stock.

The shares of common stock to be issued to Ault stockholders are fully paid and non-assessable and do not have and are not subject to any preemptive or similar rights.

Our common stock is traded on the OTCQB market under the symbol “GIGA”.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by California law, to issue preferred stock in one or more series, to establish from time-to-time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting, liquidation or conversion rights that could adversely affect the rights of the holders of our common stock or other series of preferred stock. Following reincorporation in Delaware, our Delaware Certificate of Incorporation will have similar “blank check” rights.

All of our then outstanding preferred stock (except Ault’s Series F) was redeemed in connection with the closing of the Business Combination.

On September 8, 2022, we issued Ault the 514.8 shares of common stock and Series F Convertible Preferred Stock. Prior to the Distribution Ault will convert all of its Series F Preferred Stock into 3,960,043 shares of common stock.

2023 Equity Incentive Plan

On January 26, 2023, the Board approved the Company’s 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan enables the Company to provide stock-based incentives that align the interests of employees, consultants and directors with those of the stockholders of the Company by motivating these persons to achieve long-term results and rewarding them for their achievements; to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long-range success; and to promote the success of the Company’s business.

The following is a summary of the material terms of the 2023 Plan, which is qualified in its entirety by the full text of the 2023 Plan, a copy of which will be filed as Exhibit 10.6 to the registration statement of which this prospectus is a part.

Duration of the 2023 Plan

The 2023 Plan became effective upon approval by the Board and will remain in effect until January 26, 2033, unless terminated earlier by the Board.

Plan Administration

The 2023 Plan will be administered by the Compensation Committee of the Board (the “Committee”) or, in the Board’s sole discretion, by the Board. The Committee will have the authority to, among other things, interpret the 2023 Plan, determine who will be granted awards under the 2023 Plan, determine the terms and conditions of each award, and take action as it determines to be necessary or advisable for the administration of the 2023 Plan.

Eligibility

The Committee may grant awards to any employee, consultant or director of the Company and its affiliates. However, only employees are eligible to receive Incentive Stock Options (“ISOs”) as defined by the Internal Revenue Code.

Shares Available for Awards; Limits on Awards

The 2023 Plan authorizes the issuance of up to 5,000,000 shares of the Company’s common stock. If any outstanding award expires or is cancelled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the shares subject to such award will again become available for future grant under the 2023 Plan.

Types of Awards That May Be Granted

Subject to the limits in the 2023 Plan, the Committee has the authority to set the size and type of award and any vesting or performance conditions. The types of awards that may be granted under the 2023 Plan are: stock options (including both ISOs and non-qualified stock options), restricted stock, restricted stock units (“RSUs”), and Stock Appreciation Rights (“SARs”).

Stock Options

A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a non-qualified stock option. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a 10% stockholder, 110% of the fair market value) of a share of common stock on the grant date.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount of cash or shares of common stock having a value equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone or in tandem with an option granted under the 2023 Plan. SARs may be settled in cash or in common stock at the discretion of the Committee.

Restricted Stock

A restricted stock award is an award of actual shares of common stock which is subject to certain restrictions on sale for a period of time determined by the Committee. Restricted stock may be held by the Company or in escrow or delivered to the participant pending the release of the restrictions. Participants who receive restricted stock awards generally have the rights and privileges of stockholders regarding the shares of restricted stock during the restricted period, including the right to vote and the right to receive dividends, provided that any cash or stock dividends with respect to the restricted stock will be withheld by the Company for the participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld will be distributed to the participant in cash or, at the discretion of the Committee, in shares of common stock having a fair market value equal to the amount of such dividends upon the release of restrictions on such restricted stock, unless such restricted stock is forfeited.

Restricted Stock Units (RSUs)

An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which may be subject to certain restrictions for a period of time determined by the Committee. One feature of an RSU is that delivery of the underlying common stock is delayed until vesting or a later date. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Because no shares are outstanding, the participant does not have any rights as a stockholder. The Committee may grant RSUs with a deferral feature (deferred stock units or DSUs), which defers settlement of the RSU beyond the vesting date until a future payment date or event set out in the participant’s award agreement. The Committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the 2023 Plan and any award agreements, the exercise price of options and SARs, the maximum number of shares of common stock subject to all awards and the maximum number of shares of common stock with respect to which any one person may be granted awards during any period will be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Change of Control

In the event of a change of control, the vesting of all awards will fully accelerate and all outstanding options and SARs will become immediately exercisable only if the successor corporation refuses to assume or substitute for the outstanding awards. The change of control is defined as (i) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction which requires stockholder approval under applicable state law; or (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Limitation on Awards

The exercise price of options or SARs granted under the 2023 Plan shall not be less than the fair market value of the underlying common stock at the time of grant. In the case of ISOs, the exercise price may not be less than 110% of the fair market value in the case of 10% stockholders. Options and SARs may not be exercisable for a period of more than 10 years after the date of grant, except that the exercise period of ISOs granted to 10% stockholders is limited to five years. The exercise price may be paid by check or wire transfer or, at the discretion of the Committee, by delivery of shares of our common stock having a fair market value equal, determined as provided for in the 2023 Plan or otherwise as approved by the Committee, as of the date of exercise to the cash exercise price, or a combination thereof.

Amendment or Termination of the 2023 Plan

The Board may amend or terminate the 2023 Plan at any time. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable laws or the rules of any stock exchange or quotation system on which the shares of common stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the 2023 Plan. Further, any amendment to the 2023 Plan that impairs the rights of participants who received outstanding grants under the 2023 Plan must be approved by such participants.

Amendment of Awards

The Committee may amend the terms of any one or more awards. However, the Committee may not amend an award that would impair a participant’s rights under the award without the participant’s written consent.

Forfeiture and Recoupment

Each award and the applicable participant’s rights, payments and benefits with respect to an award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of the participant’s: (i) breach of a duty of confidentiality, (ii) purchasing or selling securities of the Company in violation of the Company’s insider trading guidelines, (iii) competing with the Company, (iv) soliciting Company personnel after employment is terminated, (v) failure to assign any invention or technology to the Company if such assignment is a condition of employment or any other agreements between the Company and the participant, (vi) being terminated for cause, (vii) violating of the Company’s insider trading policy, or (viii) engaging in other conduct that is disloyal or detrimental to the interests of the Company as determined by the Board.

Transfer of Awards

Except for ISOs, all awards are transferable subject to compliance with the securities laws and the 2023 Plan. ISOs are only transferable by will or by the laws of descent and distribution.

2018 Equity Incentive Plan

As of February 10, 2023, there were 228,464 shares issuable upon exercise of outstanding stock options and 10,000 shares subject to unvested restricted stock awards. The outstanding stock options have exercise prices ranging from $3.10 to $37.05.

No further awards will be made.

2005 Equity Incentive Plan

As of February 10, 2023, we had 58,764 shares of common stock issuable upon exercise of outstanding stock options and no shares subject to unvested restricted stock awards under our 2005 Equity Incentive Plan. The outstanding stock options have exercise prices ranging from $4.05 to $22.95.

No further awards will be made.

Warrants

At February 10, 2023, there were 6,832,777 warrants outstanding at exercised prices ranging from $0.01 to $4.50 per share:

Warrants Outstanding	No. Outstanding	Exercise Price
EGE Investors	24,620	$3.75
Roth Capital	20,980	4.50
Roth Capital	23,076	3.58
Laurence Lytton Prefunded Warrants	230,769	0.01
Ault Alliance Warrants	2,000,000	0.01
SPA Warrants	1,200,000	0.86
Walleye Capital	1,666,666	0.78
Arena Investors	1,666,666	0.78

Total	6,832,777	$0.57

Assumption of Gresham’s Equity Awards

Under the terms of the Share Exchange Agreement, we agreed to assume Gresham’s outstanding equity awards representing the right to receive up to 749,626 shares of Giga-tronics common stock on an as-converted basis. These equity awards consist of, on an as-converted basis, 249,875 RSUs and 499,751 stock options exercisable at $2.93 per share held by Gresham’s Chief Executive Officer and Chief Operating Officer. The RSUs were 50% vested as of the grant date in May 2021 and vest semiannually through May 2024, subject to the executive officer’s continued employment as of each applicable vesting date. The underlying common stock will be delivered in May 2024 or earlier if an executive officer is no longer employed at which time the vested shares will be delivered. The stock options were 50% vested as of the May 2021 grant date and vest monthly through the final May 2024 vesting date, subject to the executive officer’s continued employment as of each applicable vesting date.

Anti-Takeover Provisions

Our Charter and Bylaws do not contain any provisions which would operate to delay, defer or prevent a change of control of the Company and that would operate solely with respect to an extraordinary corporate transaction such as a merger, reorganization, tender offer or sale of all or substantially all of our assets. However, certain provisions of our Charter and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. Specifically, the following provisions may have anti-takeover effects:

•

Our Bylaws contain advance notice requirements for stockholder proposals wherein stockholders seeking to propose a matter for consideration at an annual meeting must deliver detailed notice to us no earlier than the 120th calendar day, nor later than the 90th calendar day, prior to the anniversary date of the immediately preceding annual meeting, or if the current year’s meeting is called for a date that is not within 30 days of the anniversary of the previous year’s annual meeting, such notice must be received no later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made;

•

Our Charter authorizes “blank check” preferred stock which may have such rights and preferences, including super voting rights, as the Board may determine, which could be issued to affiliates or other persons whose interests align with incumbent control persons of the Company;

•

If we are able to reincorporate in Delaware, our Delaware Charter provides that lawsuits involving the Company and its internal affairs, including derivative actions brought on behalf of the Company by its stockholders under state corporate law, be governed by the laws of Delaware and providing those resulting proceedings be heard exclusively in state courts located within Delaware, which may make actions against or on behalf of the Company more difficult to litigate by stockholders; and

•

Similarly, our proposed Delaware Charter provides that actions brought under the Securities Act or the Securities Exchange Act of 1934, as amended, be brought exclusively in federal court in Delaware, and that federal courts have exclusive jurisdiction over Securities Act litigation relating to the Company.

Proposed Reverse Split

At our annual meeting of stockholders on September 8, 2022, our stockholders approved a reverse split of our common stock in the range of 1-for-2 shares of common stock to 1-for-20 shares of common stock. Our Board has the authority to determine the ratio of the reverse stock split within this range and whether and when to complete the reverse stock split, provided that it is completed on or prior to June 30, 2023.

We sought this authority since we were discussing a proposed public offering and Nasdaq listing. Presently we are not planning to close such an offering and list on Nasdaq by that date.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Company’s common stock to be received in the Distribution will be passed upon for us by Nason Yeager Gerson Harris & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

The combined consolidated financial statements of Gresham Worldwide, Inc. and Subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been included in this Prospectus and in the Registration Statement of which this Prospectus forms a part in reliance upon the report of Marcum LLP, an independent registered public accounting firm, and based in part on the report of Ziv Haft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

The report of Ziv Haft on the financial statements of ENERTEC SYSTEMS 2001 LTD, as of December 31, 2021 and December 31, 2020, and for each of the two years in the period ended December 31, 2021, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits and schedules) under the Securities Act, with respect to the shares of common stock being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the common stock offered by this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the Registration Statement, of which this Prospectus forms a part, are available to the public at the SEC’s website at www.sec.gov. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 113 or 15(d) of the Exchange Act, can also be accessed free of charge in the Investor Relations SEC filings section of our website, which is located at www.gigatronics/SECfilings.com. These filings are generally available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website or Gresham’s website are not incorporated by reference into this Prospectus and you should not consider information contained on these websites to be part of this Prospectus.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,686,000	$1,599,000
Accounts receivable, net	5,503,000	4,554,000
Accrued revenue	2,177,000	2,283,000
Inventories, net	5,014,000	4,206,000
Prepaid expenses and other current assets	944,000	890,000

TOTAL CURRENT ASSETS	15,324,000	13,532,000
Intangible assets, net	3,634,000	4,035,000
Goodwill	9,086,000	9,812,000
Property and equipment, net	1,862,000	2,052,000
Right-of-use assets	3,899,000	4,333,000
Other assets	89,000	141,000

TOTAL ASSETS	$33,894,000	$33,905,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$5,663,000	4,125,000
Accounts payable and accrued expenses, related party	—	53,000
Short term advances, related party	1,247,000	—
Operating lease liability, current	674,000	659,000
Notes payable	1,737,000	961,000
Other current liabilities	1,549,000	1,895,000

TOTAL CURRENT LIABILITIES	10,870,000	7,693,000
LONG TERM LIABILITIES
Operating lease liability, non-current	3,276,000	3,712,000
Other long term liabilities	26,000	—

TOTAL LIABILITIES	14,172,000	11,405,000

STOCKHOLDERS’ EQUITY
Net parent investment	32,247,000	31,042,000
Preferred Stock, $ 0.001 par value — 100,000 shares authorized; nil shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Class A Common Stock, $0.001 par value — 1,000,000 shares authorized; 1,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Class B Common Stock, $0.001 par value — 500,000 shares authorized; nil shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	713,000	630,000
Accumulated deficit	(12,112,000)	(9,988,000)
Accumulated other comprehensive loss	(1,847,000)	(240,000)

TOTAL GRESHAM WORLDWIDE, INC. STOCKHOLDERS’ EQUITY	19,001,000	21,444,000
Non-controlling interest	721,000	1,056,000

TOTAL STOCKHOLDERS’ EQUITY	19,722,000	22,500,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,894,000	$33,905,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$6,504,000	$6,475,000	$13,748,000	$12,825,000
Cost of revenue	4,817,000	4,910,000	9,568,000	8,952,000

Gross profit	1,687,000	1,565,000	4,180,000	3,873,000

Operating expenses
Research and development	425,000	359,000	914,000	737,000
Selling and marketing	320,000	230,000	618,000	499,000
General and administrative	2,500,000	2,813,000	4,697,000	4,727,000

Total operating expenses	3,245,000	3,402,000	6,229,000	5,963,000

Loss from operations	(1,558,000)	(1,837,000)	(2,049,000)	(2,090,000)
Other income (expenses)
Other (expenses) income	12,000	(16,000)	72,000	8,000
Interest income (expense), related party	1,000	(94,000)	(11,000)	(202,000)
Interest (expense) income	(397,000)	59,000	(464,000)	(177,000)
Change in fair value of marketable equity securities	—	(1,545,000)	—	95,000
Realized gain on marketable securities	—	—	—	397,000
Gain on extinguishment of debt	—	447,000	—	447,000

Total other (expenses) income, net	(384,000)	(1,149,000)	(403,000)	568,000

Loss before income taxes	(1,942,000)	(2,986,000)	(2,452,000)	(1,522,000)
Income tax provision	(7,000)	(133,000)	(7,000)	(122,000)

Net loss	(1,949,000)	(3,119,000)	(2,459,000)	(1,644,000)
Net loss (gain) attributable to non-controlling interest	322,000	1,084,000	335,000	(30,000)

Net loss available to Gresham Worldwide	$(1,627,000)	$(2,035,000)	$(2,124,000)	$(1,674,000)

Basic and diluted net loss per common share	$(1,627)	$(2,035)	$(2,124)	$(1,674)

Weighted average common shares outstanding, basic and diluted	1,000	1,000	1,000	1,000

Comprehensive (loss) income:
Net loss available to common stockholders	$(1,627,000)	$(2,035,000)	$(2,124,000)	$(1,674,000)
Foreign currency translation adjustment	1,216,000	225,000	1,607,000	(68,000)

Total comprehensive loss	$(411,000)	$(1,810,000)	$(517,000)	$(1,606,000)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
For the Three and Six Months Ended June 30, 2022

	Net Parent Investment	Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Stockholders’ Equity
		Shares	Amount	Shares	Amount
BALANCES, April 1, 2022	$31,559,000	—	$—	1,000	$—	$671,000	$(10,485,000)	$(631,000)	$1,043,000	$22,157,000
Stock based compensation	—	—	—	—	—	42,000	—	—	—	42,000
Net transfer from parent	688,000	—	—	—	—	—	—	—	—	688,000
Net loss	—	—	—	—	—	—	(1,627,000)	—	—	(1,627,000)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(1,216,000)	—	(1,216,000)
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	—	(322,000)	(322,000)

BALANCES, June 30, 2022	$32,247,000	—	$—	1,000	$—	$713,000	$(12,112,000)	$(1,847,000)	$721,000	$19,722,000

	Net Parent Investment	Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Stockholders’ Equity
		Shares	Amount	Shares	Amount
BALANCES, January 1, 2022	$31,042,000	—	$—	1,000	$—	$630,000	$(9,988,000)	$(240,000)	$1,056,000	$22,500,000
Stock based compensation	—	—	—	—	—	83,000	—	—	—	83,000
Net transfer from parent	1,205,000	—	—	—	—	—	—	—	—	1,205,000
Net loss	—	—	—	—	—	—	(2,124,000)	—	—	(2,124,000)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(1,607,000)	—	(1,607,000)
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	—	(335,000)	(335,000)

BALANCES, June 30, 2022	$32,247,000	—	$—	1,000	$—	$713,000	$(12,112,000)	$(1,847,000)	$721,000	$19,722,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
For the Three and Six Months Ended June 30, 2021

	Net Parent Investment	Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Stockholders’ Equity
		Shares	Amount	Shares	Amount
BALANCES, April 1, 2021	$26,756,000	—	$—	1,000	$—	$1,000	$(6,521,000)	$(620,000)	$1,927,000	$21,543,000
Stock based compensation	—	—	—	—	—	545,000	—	—	—	545,000
Net transfer from parent	2,741,000	—	—	—	—	—	—	—	—	2,741,000
Net loss	—	—	—	—	—	—	(2,035,000)	—	—	(2,035000)
Foreign currency translation adjustments	—	—	—	—	—	—	—	225,000	—	225,000
Net loss attributable to non-controlling interest	—	—	—	—	—	—	—	—	(1,084,000)	(1,084,000)

BALANCES, June 30, 2021	$29,497,000	—	$—	1,000	$—	$546,000	$(8,556,000)	$(395,000)	$843,000	$21,935,000

	Net Parent Investment	Preferred Shares		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interest	Total Stockholders’ Equity
		Shares	Amount	Shares	Amount
BALANCES, January 1, 2021	$24,904,000	—	$—	1,000	$—	$1,000	$(6,882,000)	$(327,000)	$813,000	$18,509,000
Stock based compensation	—	—	—	—	—	545,000	—	—	—	545,000
Net transfer from parent	4,593,000	—	—	—	—	—	—	—	—	4,593,000
Net loss	—	—	—	—	—	—	(1,674,000)	—	—	(1,674,000)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(68,000)	—	(68,000)
Net income attributable to non-controlling interest	—	—	—	—	—	—	—	—	30,000	30,000

BALANCES, June 30, 2021	$29,497,000	—	$—	1,000	$—	$546,000	$(8,556,000)	$(395,000)	$843,000	$21,935,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,459,000)	$(1,644,000)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	360,000	237,000
Amortization	158,000	191,000
Amortization of right-of-use assets	276,000	69,000
Gain on extinguishment of debt	—	(447,000)
Grant income	(73,000)	—
Increase in net parent investment from corporate overhead	820,000	695,000
Stock-based compensation—Options	83,000	545,000
Realized gains on sale of marketable securities	—	(397,000)
Unrealized gains on marketable equity securities	—	(95,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,479,000)	(514,000)
Accrued revenue	(159,000)	78,000
Inventories	(1,097,000)	477,000
Prepaid expenses and other current assets	(89,000)	4,000
Other assets	52,000	(60,000)
Accounts payable and accrued expenses	2,005,000	(413,000)
Accounts payable, related parties	(53,000)	(36,000)
Short term advances, related parties	1,247,000	—
Other current liabilities	(139,000)	208,000
Lease liabilities	(264,000)	537,000

Net cash used in operating activities	(811,000)	(565,000)

Cash flows from investing activities:
Purchase of property and equipment	(285,000)	(566,000)
Sales of marketable equity securities	—	430,000

Net cash used in investing activities	(285,000)	(136,000)

Cash flows from financing activities:
Net parent investment	385,000	3,898,000
Proceeds from notes payable	1,062,000	—
Payments on notes payable	—	(1,044,000)
Payments on notes payable, related party	—	(239,000)
Payments on revolving credit facilities, net	—	(22,000)

Net cash provided by financing activities	1,447,000	2,593,000

Effect of exchange rate changes on cash and cash equivalents	(264,000)	(12,000)

Net increase (decrease) in cash and cash equivalents	87,000	1,881,000
Cash and cash equivalents at beginning of period	1,599,000	1,190,000

Cash and cash equivalents at end of period	$1,686,000	$3,071,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
1. DESCRIPTION OF BUSINESS
Gresham Worldwide, Inc. (“Gresham” or the “Company”) through its subsidiaries (collectively “GWW”), designs, manufactures, and distributes specialized electronic solutions, automated test solutions, power electronics, supply and distribution solutions, and radio, microwave and millimeter wave communication systems and components for a variety of applications, with a focus on the global defense industry. Gresham also offers bespoke technology solutions for mission critical applications in the medical, industrial, transportation and telecommunications markets.
Gresham is a Delaware corporation organized on November 21, 2018. Gresham’s defense solutions are conducted through its wholly owned subsidiaries, Enertec Systems 2001 Ltd. (“Enertec”), Gresham Power Electronics Ltd. (“Gresham Power”), and Relec Electronics Ltd. (“Relec”) and its majority owned subsidiary, Microphase.
Gresham is a wholly owned subsidiary of BitNile Holdings, Inc., a Delaware corporation (“BitNile”) and currently operates as an operating segment of BitNile.
2. LIQUIDITY, GOING CONCERN AND MANAGEMENT PLANS
The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses and operations have not provided cash flows. In view of these matters, there is substantial doubt about our ability to continue as a going concern. The Company intends to finance its future development activities and its working capital needs largely through a business combination, the sale of equity securities and funding from other sources, including term notes until such time as funds provided by operations are sufficient to fund working capital requirements. The consolidated financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.
As of June 30, 2022, the Company had cash and cash equivalents of $1.7 million and working capital of $4.4 million but has had recurring net losses and not expected to have continued support from BitNile to fund operating expenses.
The Company believes its current cash on hand together with funds advanced by the parent are sufficient to meet its operating and capital requirements for at least the next twelve months from the date these financial statements are issued.
3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
Principles of Consolidation
The consolidated financial statements represent the historical financial statements and accounts of GWW and its wholly-owned subsidiaries, Gresham Power, Enertec, Relec and its majority-owned subsidiary Microphase. All significant intercompany accounts have been eliminated in consolidation.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Net Parent Investment
The consolidated financial statements were derived from the consolidated financial statements of BitNile on a carve-out basis.
The primary components of the net parent investment are intercompany balances other than related party payables, the allocation of shared costs, and funding received to cover any shortfall on operating cash requirements. Balances between GWW and BitNile that were not historically cash settled are included in net parent investment. Net parent investment represents BitNile’s interest in the recorded assets of GWW and represents the cumulative investment by BitNile in GWW through the dates presented.
Accounting Estimates
The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Key estimates include acquisition accounting, reserves for trade receivables and inventories, carrying amounts of investments, accruals of certain liabilities including product warranties, useful lives and the recoverability of long-lived assets, impairment analysis of intangibles and goodwill, and deferred income taxes and related valuation allowance.
Unaudited Interim Consolidated Financial Statements
The interim consolidated balance sheet as of June 30, 2022, the interim consolidated statements of operations and comprehensive loss and the interim consolidated statements of stockholders’ equity for the three and six months ended June 30, 2022 and 2021 and cash flows for the six months ended June 30, 2022 and 2021 are unaudited. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the three and six-month periods
are also unaudited. The results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.
Revenue Recognition
The Company recognizes revenue under ASC 606,
 Revenue from Contracts with Customers
 (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer,

•	Step 2: Identify the performance obligations in the contract,

•	Step 3: Determine the transaction price,

•	Step 4: Allocate the transaction price to the performance obligations in the contract, and

•	Step 5: Recognize revenue when the company satisfies a performance obligation.
Sales of Products
The Company enters into contracts directly with its customers and generates revenues from the sale of its products through a direct and indirect sales force. The Company’s performance obligations to deliver products

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

are satisfied at the point in time when products are received by the customer, which is when the customer obtains control over the goods. The Company provides standard assurance warranties, which are not separately priced, that the products function as intended. The Company primarily receives fixed consideration for sales of product. Some of the Company’s contracts with distributors include stock rotation rights after six months for slow moving inventory, which represents variable consideration. The Company uses an expected value method to estimate variable consideration and constrains revenue for estimated stock rotations until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, returns have been insignificant. The Company’s customers generally pay within 30 days from the receipt of a valid invoice.
Because the Company’s product sales agreements have an expected duration of one year or less, the Company has elected to adopt the practical expedient in
ASC 606-10-50-14(a) of
not disclosing information about its remaining performance obligations.
Manufacturing Services
The Company’s principal business is providing manufacturing services in exchange primarily for fixed fees. For manufacturing services, which include revenues generated by Enertec and Microphase and in certain instances revenues generated by Gresham Power, the Company’s performance obligation for manufacturing services is satisfied over time as the Company creates or enhances an asset based on criteria that are unique to the customer and that the customer controls as the asset is created or enhanced. Generally, the Company recognizes revenue based upon proportional performance over time using a cost-to-cost method
which measures progress based on the costs incurred to total expected costs in satisfying its performance obligation. This method provides a depiction of the progress in providing the manufacturing service because there is a direct relationship between the costs incurred by the Company and the transfer of the manufacturing service to the customer. Manufacturing services that are recognized based upon the proportional performance method are included in the above table as services transferred over time and to the extent the customer has not been invoiced for these revenues, as accrued revenue in the accompanying consolidated balance sheets. Revisions to the Company’s estimates may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified.
The Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component to the extent that the period between when the Company transfers its promised good or service to the customer and when the customer pays in one year or less.
Accounts Receivable and Allowance for Doubtful Accounts
The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying amount of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company individually reviews all accounts receivable balances and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. The Company estimates the allowance for doubtful accounts based on historical collection trends, age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that a specific receivable balance may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. A customer’s receivable balance is considered past-due based
on its contractual
terms. Past-due receivable
balances
are written-off when
the Company’s internal collection efforts have been unsuccessful in collecting the amount due.
Based on an assessment as of June 30, 2022 and December 31, 2021, of the collectability of invoices, accounts receivable are presented net of an allowance for doubtful accounts of $4,000.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Accrued Revenue
Manufacturing services that are recognized as revenue based upon the proportional performance method are considered revenue based on services transferred over time and to the extent the customer has not been invoiced for these revenues, as accrued revenue in the accompanying consolidated balance sheets.
As of June 30, 2022 and December 31, 2021, accrued revenue was $2.2 million and $2.3 million, respectively.
Fair value of Financial Instruments
In accordance with ASC No. 820,
 Fair Value Measurements and Disclosures
, fair value is defined as the exit price, or the amount that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.
The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs include those that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or model-derived valuations. All significant inputs used in our valuations are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include quoted prices that were adjusted for security-specific restrictions which are compared to output from internally developed models such as a discounted cash flow model.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The carrying amounts of financial instruments carried at cost, including cash and cash equivalents and accounts receivables, approximate their fair value due to the short-term maturities of such instruments. The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Foreign Currency Translation
A substantial portion of the Company’s revenues are generated in U.S. dollars (“U.S. dollar”). In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. Company management has determined that the U.S. dollar is the functional currency of the primary economic environment in which it operates.
Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into
U.S. dollars in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) No. 830, Foreign Currency Matters (“ASC No. 830”). All transaction gains and losses from the re-measurement of
monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

The financial statements of Relec, Gresham Power and Enertec, whose functional currencies have been determined to be their local currencies, the British Pound (“GBP”), GBP and the New Israeli Shekel (“ILS”), respectively, have been translated into U.S. dollars in accordance with ASC No. 830. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate in effect for the reporting period. The resulting translation adjustments are reported as other comprehensive income (loss) in the consolidated statement of comprehensive loss and accumulated comprehensive loss in statement of changes in stockholders’ deficit.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company’s cash is maintained in checking accounts, money market funds and certificates of deposits with reputable financial institutions. These balances may exceed the U.S. Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses on deposits of cash and cash equivalents.
Inventory
Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided to cover risks arising from technological obsolescence as the Company’s products are mostly original equipment manufactured for its clients.
Cost of inventories is determined as follows:

•	Raw materials, parts and supplies—using the “first-in, first-out” method.

•	Work-in-progress and finished products—on the basis of direct manufacturing costs with the addition of indirect manufacturing costs.
The Company periodically assesses its inventories valuation in respect of obsolete items by reviewing revenue forecasts and technological obsolescence and moving such items into a reserve for obsolescence. When inventories on hand exceed the foreseeable demand or become obsolete, the value of excess inventory, which at the time of the review was not expected to be sold, is written off.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

Asset	Useful Lives (In Years)
Computer software and office and computer equipment	3 - 5
Machinery and equipment, automobiles, furniture and fixtures	5 - 10
Leasehold improvements	Over the term of the lease or the life of the asset, whichever is shorter

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Goodwill
The Company evaluates its goodwill for impairment in accordance with ASC 350,
 Intangibles – Goodwill and Other
. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.
The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 of each fiscal year or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. The Company performed a qualitative assessment and determined no indicators of impairment existed for the six months ended June 30, 2022 and year ended December 31, 2021.
Intangible Assets
The Company acquired amortizable intangibles assets as part of three purchase agreements consisting of customer relationships and non-compete agreements.
The Company also has the trade names and trademarks associated with the acquisitions of Microphase and Relec, which were determined to have an indefinite life. The customer relationships and non-compete agreements,
definite lived intangible assets, are being amortized on a straight-line basis over their estimated useful lives as follows:

Useful lives (in years)
Customer relationships	5 - 14
Non-competition agreements	3
Domain name and other intangible assets	3
The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows.
Warranty
The Company offers a warranty period for all its manufactured products. Warranty period is for twelve months on the product. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount, as necessary.
Income Taxes
The Company determines its income taxes under the asset and liability method in accordance with FASB ASC No. 740,
Income Taxes
, which requires recognition of deferred tax assets and liabilities for the expected

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Loss in the period that includes the enactment date.
The Company accounts for uncertain tax positions in accordance with ASC
No. 740-10-25.
ASC
No. 740-10-25
addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC No.
740-10-25,
the Company may recognize the tax benefit from a tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC
No. 740-10-25
also requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of June 30, 2022 and December 31, 2021, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.
The effective tax rate for the three and six months ended June 30, 2022 and 2021 is different from the federal statutory income tax rate of 21% due to state and local income taxes net of federal benefit, income tax rate differences between U.S. domestic tax rates and foreign income tax rates, non-deductible/non-taxable
items, and a change in the valuation allowance.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC No. 718,
Compensation — Stock Compensation
(
“ASC No.
 718”
). Under ASC No. 718:

•
the Company recognizes stock-based expenses related to stock option awards on a straight-line basis over the requisite service period of the awards, which is generally the vesting term of two to four years,

•	the expected term assumption, using the simplified method, reflects the period for which the Company believes the option will remain outstanding,

•	the Company determined the volatility of its stock by looking at the historic volatility of its stock estimated over the expected term of the stock options, and

•	the risk-free rate reflects the U.S. Treasury yield for a similar expected term in effect at the time of the grant.
The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock. Forfeitures are accounted for as they occur.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables.
Trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the U.S., Europe and Israel. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company and its subsidiaries have determined to be doubtful of collection.
The following table provides the percentage of total revenues attributable to a single customer from which 10% or more of total revenues are derived:

	For the Three Months Ended June 30, 2022		For the Six Months Ended June 30, 2022
	Total Revenues by Major Customers	Percentage of Total Company Revenues	Total Revenues by Major Customers	Percentage of Total Company Revenues
Customer A	$1,586,000	24%	$4,091,000	30%
Customer B	$822,000	13%	$1,581,000	12%
Customer C	$815,000	13%	$1,239,000	9%

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Total Revenues by Major Customers	Percentage of Total Company Revenues	Total Revenues by Major Customers	Percentage of Total Company Revenues
Customer A	$2,077,000	32%	$4,184,000	33%
Customer B	$1,086,000	17%	$1,120,000	9%
Comprehensive Loss
The Company reports comprehensive loss in accordance with ASC No. 220,
 Comprehensive Income
. This statement establishes standards for the reporting and presentation of comprehensive loss and its components in a full set of general purpose financial statements. Comprehensive loss generally represents all changes in equity during the period except those resulting from investments by, or distributions to, stockholders.
Leases
The Company accounts for its leases under ASC 842,
 Leas
es
. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases. Operating leases are recognized as Right-of-use (“ROU”)
assets, Operating lease liability, current, and Operating lease liability, non-current on
our consolidated balance sheets. Lease assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In certain of our lease agreements, we receive rent holidays and other incentives. We recognize lease costs on a straight-line basis over the lease term without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the life of the lease, without assuming renewal features, if any, are exercised. We elected the practical expedient in ASC 842 and do not separate lease and non-lease components
for our leases.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Net Loss per Share
Net loss per share is computed by dividing the net loss to common stockholders by the weighted average number of common shares outstanding.
Recent Accounting Standards
In November 2021, the FASB issued
ASU 2021-10, “G
overnment
Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2021. The Company expects that this guidance will not have a significant impact on its consolidated financial statements.
In October 2021, the FASB issued
ASU 2021-08, “Business
Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, “Revenue from Contracts with Customers.” The guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.
In May 2021, the Financial Accountings Standards Board (“FASB”) issued Accounting Standards Update
(“ASU”) 2021-04, “Earnings
Per Share (Topic 260), Debt-Modifications and Extinguishments
(Subtopic 470-50), Compensation-Stock
Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity
(Subtopic 815- 40):
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” The guidance became effective for the Company on January 1, 2022. The Company adopted the guidance on
January 1, 2022, and has concluded the
adoption
did not have a material impact on its unaudited consolidated financial statements.
In October 2020, the FASB issued
ASU 2020-10,
 Codification Improvements
 to make incremental improvements to GAAP and address stakeholder suggestions, including, among other things, clarifying that the requirement to provide comparative information in the financial statements extends to the corresponding disclosures section. The Company adopted the ASU effective January 1, 2021. The amendments in this update should be applied retrospectively and at the beginning of the period that includes the adoption date. The impact of adopting the ASU was immaterial to the consolidated results of operations, cash flows, financial position, and disclosures.
In December 2019, the FASB issued ASU
No. 2019-12,
“
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.
The ASU also adds guidance to reduce the complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted the ASU effective January 1, 2021. The impact of adopting the ASU was immaterial to the consolidated results of operations, cash flows, financial position, and disclosures.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

In June 2016, the FASB issued ASU
No. 2016-13,
“Financial Instruments—Credit Losses,” (“ASU
No. 2016-13”)
to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income.
ASU 2016-13
replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. This guidance is effective for the Company beginning on January 1, 2023, with early adoption permitted. The Company does not expect that the adoption of this standard will have a significant impact on its consolidated financial statements and related disclosures.
4. REVENUE DISAGGREGATION
The Company’s disaggregated revenues consist of the following for the three and six months ended June 30:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Primary Geographical Markets
North America	$1,111,000	$2,140,000	$2,622,000	$4,029,000
Europe	2,239,000	1,842,000	4,719,000	3,752,000
Middle East	3,145,000	2,457,000	6,398,000	4,896,000
Other	9,000	36,000	9,000	148,000

Total revenue	$6,504,000	$6,475,000	$13,748,000	$12,825,000

Major Goods or Services
RF/microwave filters	$560,000	$1,076,000	$2,071,000	$2,291,000
Detector logarithmic video amplifiers	692,000	73,000	692,000	144,000
Power supply units	1,698,000	240,000	4,129,000	478,000
Power supply systems	609,000	2,474,000	657,000	4,708,000
Healthcare diagnostic systems	1,748,000	228,000	1,992,000	413,000
EV Chargers	1,197,000	2,384,000	4,207,000	4,791,000

Total revenue	$6,504,000	$6,475,000	$13,748,000	$12,825,000

Timing of Revenue Recognition
Goods transferred at a point in time	$3,603,000	$3,863,000	$7,114,000	$7,621,000
Services transferred over time	2,901,000	2,612,000	6,634,000	5,204,000

Revenue from contracts with customers	$6,504,000	$6,475,000	$13,748,000	$12,825,000

5. INVENTORIES, NET
Inventories are comprised of the following components:

	June 30, 2022	December 31, 2021
Raw materials, parts and supplies	$3,561,000	$1,908,000
Work-in-progress	1,244,000	1,107,000
Finished products	209,000	1,191,000

Inventories, net	$5,014,000	$4,206,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

6. PROPERTY AND EQUIPMENT
At June 30, 2022 and December 31, 2021, property and equipment consist of:

	June 30, 2022	December 31, 2021
Machinery and equipment	$1,932,000	$1,804,000
Computer, software and related equipment	1,077,000	700,000
Office furniture and equipment	249,000	667,000
Building and improvements	1,225,000	1,338,000

	4,483,000	4,509,000
Accumulated depreciation and amortization	(2,621,000)	(2,457,000)

Property and equipment, net	$1,862,000	$2,052,000

Depreciation and amortization expense related to property and equipment was $219,000 and 128,000 for the three months ended June 30, 2022 and 2021, respectively, and $360,000 and $237,000 for the six months ended June 30, 2022 and 2021, respectively.
7. INTANGIBLE ASSETS, NET
At June 30, 2022 and December 31, 2021, intangible assets consist of:

	June 30, 2022	December 31, 2021	Useful Life
Tradename and trademark	$1,495,000	$1,546,000	Indefinite life
Customer list	3,208,000	3,486,000	10-16 years
Domain name and other intangible assets	634,000	714,000	5 years

	5,337,000	5,746,000
Accumulated amortization	(1,703,000)	(1,711,000)

Intangible assets, net	$3,634,000	$4,035,000

Amortization expense was $79,000 and $73,000 for the three months ended June 30, 2022 and 2021, respectively, and $158,000 and $191,000, for the six months ended June 30, 2022 and 2021, respectively.
The following table presents estimated amortization expense for each of the succeeding five calendar years and thereafter.

2022 (remainder)	165,000
2023	323,000
2024	323,000
2025	323,000
2026	323,000
Thereafter	682,000

$2,139,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

8. GOODWILL
The Company’s goodwill relates to the acquisition of a controlling interest in Microphase on June 2, 2017 and the acquisitions of Enertec on May 22, 2018, and Relec on November 30, 2020. The following table summarizes the changes in our goodwill for the six months ended June 30, 2022:

Goodwill
Balance as of December 31, 2021	$9,812,000
Effect of exchange rate changes	(726,000)

Balance as of June 30, 2022	$9,086,000

9. STOCK BASED COMPENSATION
As of June 30, 2022, there was $0.3 million of unrecognized compensation cost related to non-vested stock-based
compensation arrangements expected to be recognized over a weighted average period of 2.0 years.
10. WARRANTS
A summary of warrant activity for the six months ended June 30, 2022 and year ended December 31, 2021 is presented below.

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2021	473	$880	1.93	$0
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	—	—	—

Outstanding at December 31, 2021	473	$880	0.93	$0
Granted	—	—	—	—
Forfeited	—	—	—	—
Exercised	—	—	—	—

Outstanding at June 30, 2022	473	$880	0.43	$0

The following table summarizes information about common stock warrants outstanding at June 30, 2022:

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$800	473	0.68	$880	473	$880

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

11. OTHER CURRENT LIABILITIES
As of June 30, 2022 and December 31, 2021, accrued expenses consist of the following:

	June 30, 2022	December 31, 2021
Accrued payroll and payroll taxes	$521,000	$1,317,000
Income taxes payable	150,000	—
Deferred revenue	757,000	401,000
Warranty liability	—	47,000
Other accrued expenses	121,000	130,000

	$1,549,000	$1,895,000

12. LEASES
We have operating leases for office space. Our leases have remaining lease terms of 1 year to 9 years, some of which may include options to extend the leases perpetually, and some of which may include options to terminate the leases within 1 year.
The following table provides a summary of leases by balance sheet category as of June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
Operating right-of-use assets	$3,899,000	$4,333,000
Operating lease liability — current	674,000	659,000
Operating lease liability — non-current	3,276,000	3,712,000
The components of lease expenses for the three and six months ended June 30, 2022, were as follows:

	Three months ended June 30, 2022	Six months ended June 30, 2022
Operating lease cost	$273,000	$535,000
Short-term lease cost	—	—
Variable lease cost	—	—
The following tables provides a summary of other information related to leases for the six months ended June 30, 2022:

June 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	522,000
Right-of-use assets obtained in exchange for new operating lease liabilities	86,000
Weighted-average remaining lease term — operating leases	8.4 years
Weighted-average discount rate — operating leases	8%
The Company determined that using a discount rate of 9% is reasonable, as this is consistent with the mortgage rates for commercial properties for the time period commensurate with the terms of the leases.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Maturity of lease liabilities under our
non-cancellable
operating leases as of June 30, 2022, are as follows:

Payments due by period
2022 (remainder)	482,000
2023	968,000
2024	880,000
2025	729,000
2026	523,000
2027	371,000
Thereafter	1,158,000

Total lease payments	5,111,000
Less interest	1,161,000

Present value of lease liabilities	$3,950,000

13. NOTES PAYABLE
Notes payable at June 30, 2022 and December 31, 2021, were comprised of the following.

	Interest Rate	June 30, 2022	December 31, 2021
Short term bank credit	4.4%	$1,726,000	$949,000
Other short-term notes payable	3.0%	11,000	12,000

Total notes payable		$1,737,000	$961,000
Less: current portion		(1,737,000)	(961,000)

Notes payable — long-term portion		$—	$—

Enertec short-term bank credit and secured promissory note
At June 30, 2022 and December 31, 2021, Enertec had short term bank credit of $1.7 million and $1.0 million, respectively, that bears interest at 4.35% annually, paid either on a monthly or weekly basis. Further, Enertec has undertaken to comply with certain covenants under its bank loan.
14. RELATED PARTY TRANSACTIONS
Allocation of General Corporate Expenses
BitNile provides human resources, accounting, and other services to the Company. The Company obtains its business insurance under BitNile. The accompanying financial statements include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to the Company by using the Company’s revenue as a percentage of total revenue of BitNile. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. BitNile allocated these costs which were treated as Net Investment by Parent as follows:

For the Three Months Ended June 30,		For the Six Months Ended June 30,
2022	2021	2022	2021
$ 480,000	$348,000	$820,000	$695,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Net Transfers From Our Parent
The Company received funding from BitNile to cover any shortfalls on operating cash requirements. In addition to the allocation of general corporate expenses, the Company received $0.4 million and $3.9 million from BitNile for the six months ended June 30, 2022 and 2021 and nil and $2.6 million for the three months ended June 30, 2022 and 2021, respectively, which are included in Net Parent Investment. The Company also received $1.2 million in advances during the three and six months ended June 30, 2022 which are included in
Short
Term Advance, Related Party on the Consolidated Balance Sheets (see Note 3).
15. COMMITMENTS AND CONTINGENCIES
Other Litigation Matters
The Company is periodically involved in litigation arising from other matters in the ordinary course of business. The Company is regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.
Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. The Company records a liability when it believes that it is probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters.
With respect to the Company’s other outstanding matters, based on the Company’s current knowledge, the Company believes that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.
16. STOCKHOLDERS’ EQUITY
Amendments to Certificate of Incorporation
On May 24, 2021, the Company filed a certificate of amendment (the “Certificate of Amendment”) to its Certificate of Incorporation, with the Secretary of State of the State of Delaware, to effectuate an increase to the number of authorized shares of common stock of the Company. Pursuant to the Certificate of Amendment, the Company increased the number of authorized shares of its (i) Class A common stock to 1,000,000

f
rom 5,000, (ii) Class B common stock to 500,000

f
rom 5,000

a
nd (iii) Preferred stock to 100,000

from 1,000

(
the “Authorized Increase”). As a result of the increase of authorized shares of the Company’s common and preferred stock, the aggregate number of the Company’s authorized shares is 1,600,000. The Authorized Increase was approved by BitNile and the Company’s board of directors on May 24, 2021. The Certificate of Amendment became effective upon filing with the State of Delaware.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022

Preferred Stock
The Company is authorized to issue 100,000

s
hares of Preferred Stock $0.001 par value. The rights, preferences, privileges and restrictions of Preferred Stock have not been determined. The Board is authorized to designate a new series of preferred shares and determine the number of shares, as well as the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred shares. As of June 30, 2022 and December 31, 2021, no shares of Preferred Stock were issued or outstanding.
Common Stock
Common stock confers upon the holders the rights to receive notice to participate and vote at any meeting of stockholders of the Company, to receive dividends, if and when declared, and to participate in a distribution of surplus of assets upon liquidation of the Company. The Class B common stock carries the voting power of 10

s
hares of Class A common stock, referred to herein as the Common Stock. As of June 30, 2022 and December 31, 2021, no Class B common stock shares were issued nor outstanding.
17. SUBSEQUENT EVENTS
In accordance with FASB
ASC 855-10, the
Company has analyzed its operations subsequent to June 30, 2022, and through the date of this report being issued and has determined that it does not have any material subsequent events other than the following:
On July 1, 2022, GWW acquired 444,444 shares of Microphase’s common stock in exchange for $1,000,000 at approximately $2.25 per share. GWW now owns 63.07% of Microphase.
Pursuant to the Share Exchange Agreement dated December 27, 2021, on September 8, 2022, Giga-tronics Incorporated (“GIGA”) acquired 100% of the capital stock of GWW from BitNile in exchange for 2,920,085 shares of the GIGA’s common stock and 514.8 shares of Series F Convertible Preferred Stock (the “Series F”) that are convertible into an aggregate of 3,960,043 shares of GIGA’s common stock (the “Acquisition”). GIGA also assumed GWW’s outstanding equity awards representing the right to receive up to 749,626 shares of GIGA’s common stock, on an as-converted basis.
The transaction described herein resulted in a change of control of GIGA. Assuming BitNile were to convert all of the Series F, the common stock issuable to BitNile would be approximately 71.2% of outstanding shares. Immediately following the above transaction, GWW became wholly owned subsidiary of GIGA and GIGA became a majority-owned subsidiary of BitNile.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Gresham Worldwide, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of the Gresham Worldwide, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss
,
 changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
We did not audit the December 31, 2021 and 2020 financial statements of Enertec Systems 2001 Ltd., a wholly-owned subsidiary, which statements reflect 46% and 44% of the total consolidated assets as of December 31, 2021 and 2020, respectively, and 43% and 51% of the total consolidated revenues for the years ended December 31, 2021 and 2020, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Enertec Systems 2001 Ltd., is based solely on the report of the other auditors.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
July 19, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Management of ENERTEC SYSTEMS 2001 LTD
Karmiel, Israel.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Enertec systems 2001 LTD (“the company”) as of December 31, 2021 and 2020, the related statements of comprehensive profit / (loss), Statements of changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Estimation of total contract costs to be incurred for fixed-price long-term contract revenue
As discussed in Note 2 to the financial statements, almost all Company revenue is recognized under long-term contracts for the year ended December 31, 2021. For those long-term contracts that are fixed-price in nature, the Company recognizes revenue over time based on the ratio of (1) actual contract costs incurred to date to (2) the Company’s estimate of total contract costs to be incurred.

We identified the evaluation of the estimate of total contract costs to be incurred for fixed-price long-term contracts as a critical audit matter. In particular, evaluating the Company’s judgments regarding the amount of time and budget to complete the contracts, including the assessment of the nature and complexity of the work to be performed, involved a high degree of subjective judgment.
The procedures we performed to address this critical audit matter included the following. We examined the sampled contracts to evaluate the Company’s identification of performance obligations and the determined method for measuring contract progress. We tested the consistency of the estimated total contract costs projected in the current year versus the original or prior period for sampled contracts. We interviewed the Company to evaluate progress to date, the estimate of remaining costs to be incurred, and factors impacting the amount of time and cost to complete the sampled contracts. We examined the company’s estimates of the total contract costs project (budget) by analytical analysis — we received from the company segmented profitability of projects according to the nature of the projects, and examined that indeed the projects average gross profitability for the continuation of a sampled project is reasonable relative to the average gross profitability of projects in that segmentation as of today. We performed a retrospective examination — We compared the Company’s original or prior period estimate of total contract costs to be incurred to the actual costs incurred for the finished contracts to assess the Company’s ability to accurately estimate costs. We have received projected budgets for all projects signed and approved by the project manager.
All procedures we performed was performed only for projects was sampled by us.

/s/ Ziv Haft.
Ziv Haft.
Certified Public Accountants (Isr.)
BDO Member Firm
We have served as the Company’s auditor since 2012.
Tel-Aviv, Israel
April 15, 2022, except for footnote 16 which is dated July 19, 2022

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,599,000	$1,190,000
Marketable equity securities	—	1,070,000
Accounts receivable	4,554,000	2,980,000
Accrued revenue	2,283,000	1,696,000
Inventories	4,206,000	3,042,000
Prepaid expenses and other current assets	890,000	538,000

TOTAL CURRENT ASSETS	13,532,000	10,516,000
Intangible assets, net	4,035,000	4,390,000
Goodwill	9,812,000	9,646,000
Property and equipment, net	2,052,000	1,594,000
Right-of-use assets	4,333,000	4,147,000
Other assets	141,000	63,000

TOTAL ASSETS	$33,905,000	$30,356,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$4,125,000	$3,664,000
Accounts payable and accrued expenses, related party	53,000	36,000
Revolving credit facility	—	125,000
Notes payable, net	961,000	2,201,000
Notes payable, related parties	—	188,000
Operating lease liability, current	659,000	684,000
Other current liabilities	1,895,000	1,500,000

TOTAL CURRENT LIABILITIES	7,693,000	8,398,000
LONG TERM LIABILITIES
Operating lease liability, non-current	3,712,000	3,200,000
Notes payable	—	197,000
Notes payable, related parties	—	52,000

TOTAL LIABILITIES	11,405,000	11,847,000

STOCKHOLDERS’ EQUITY
Net parent investment	31,042,000	24,904,000
Preferred Stock, $0.001 par value — 100,000 shares authorized; nil shares issued and outstanding at December 31, 2021 and 2020
Class A Common Stock, $0.001 par value — 1,000,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2021 and 2020	—	—
Class B Common Stock, $0.001 par value — 500,000 shares authorized; nil shares issued and outstanding at December 31, 2021 and 2020	—	—
Additional paid-in capital	630,000	1,000
Accumulated deficit	(9,988,000)	(6,882,000)
Accumulated other comprehensive loss	(240,000)	(327,000)

TOTAL GRESHAM WORLDWIDE, INC. STOCKHOLDERS’ EQUITY	21,444,000	17,696,000
Non-controlling interest	1,056,000	813,000

TOTAL STOCKHOLDERS’ EQUITY	22,500,000	18,509,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,905,000	$30,356,000

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended December 31,
	2021	2020
Revenue	$25,580,000	$18,213,000
Cost of revenue	17,231,000	12,442,000

Gross profit	8,349,000	5,771,000
Operating expenses
Engineering and product development	1,537,000	1,512,000
Selling and marketing	1,066,000	835,000
General and administrative	8,737,000	5,666,000

Total operating expenses	11,340,000	8,013,000

Loss from continuing operations	(2,991,000)	(2,242,000)
Other income (expenses)
Interest income	—	66,000
Interest expense, related party	(408,000)	(438,000)
Interest expense	(240,000)	(205,000)
Change in fair value of marketable equity securities	(866,000)	659,000
Realized gain on marketable equity securities	1,263,000	12,000
Gain on extinguishment of debt	447,000	—
Other income (expense)	125,000	97,000

Total other income (expenses), net	321,000	191,000

Loss from continuing operations before income taxes	(2,670,000)	(2,051,000)
Income tax (provision) benefit	(193,000)	200,000

Net loss	(2,863,000)	(1,851,000)
Net (gain) attributable to non-controlling interest	(243,000)	—

Net loss attributable to Gresham Worldwide	(3,106,000)	(1,851,000)

Basic and diluted net loss per common share	$(3,106)	$(1,851)

Weighted average common shares outstanding, basic and diluted	1,000	1,000

Comprehensive loss
Loss available to common stockholders	$(3,106,000)	$(1,851,000)
Foreign currency translation adjustment	87,000	482,000

Total comprehensive loss	$(3,019,000)	$(1,369,000)

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2021 and 2020

	Net Parent Investment	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-Controlling Interest	Total Stockholders’ Equity
		Shares	Amount
BALANCES, January 1, 2019	$17,650,000	1,000	$—	$1,000	$(5,031,000)	$(809,000)	$—	$11,811,000
Issuance of Enertec warrants	—	—	—	—	—	—	813,000	813,000
Net transfer from parent	7,254,000	—	—	—	—	—	—	7,254,000
Comprehensive loss:
Net loss	—	—	—	—	(1,851,000)	—	—	(1,851,000)
Foreign currency translation adjustments	—	—	—	—	—	482,000	—	482,000

BALANCES, December 31, 2020	$24,904,000	1,000	$—	$1,000	$(6,882,000)	$(327,000)	$813,000	$18,509,000
Stock based compensation	—	—	—	629,000	—	—	—	629,000
Net transfer from parent	6,138,000	—	—	—	—	—	—	6,138,000
Comprehensive loss:
Net loss	—	—	—	—	(3,106,000)	—	243,000	(2,863,000)
Foreign currency translation adjustments	—	—	—	—	—	87,000	—	87,000

BALANCES, December 31, 2021	$31,042,000	1,000	$—	$630,000	$(9,988,000)	$(240,000)	$1,056,000	$22,500,000

The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(2,863,000)	$(1,851,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	500,000	251,000
Amortization	375,000	336,000
Amortization of right-of-use assets	(186,000)	(108,000)
Gain on extinguishment of debt	(447,000)	—
Increase in net parent investment from corporate overhead	1,390,000	1,540,000
Stock-based compensation	629,000	813,000
Realized gains on sale of marketable securities	(1,263,000)	(12,000)
Unrealized losses (gains) on marketable equity securities	866,000	(659,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,434,000)	(797,000)
Accrued revenue	(473,000)	645,000
Inventories	(1,082,000)	(41,000)
Prepaid expenses and other current assets	(325,000)	(291,000)
Other assets	(76,000)	(1,000)
Accounts payable and accrued expenses	398,000	(166,000)
Accounts payable, related parties	17,000	(29,000)
Other current liabilities	330,000	(15,000)
Lease liabilities	487,000	(187,000)

Net cash used in operating activities	(3,157,000)	(572,000)

Cash flows from investing activities:
Purchase of property and equipment	(949,000)	(553,000)
Acquisition of Relec, net of cash acquired	—	(3,627,000)
Sales of marketable equity securities	1,467,000	29,000

Net cash provided by (used in) investing activities	518,000	(4,151,000)

Cash flows from financing activities:
Net parent investment	4,748,000	5,714,000
Proceeds from notes payable	—	467,000
Payments on notes payable	(455,000)	(344,000)
Payments on notes payable, related party	(239,000)	(45,000)
Payments on revolving credit facilities, net	(660,000)	(156,000)

Net cash provided by financing activities	3,394,000	5,636,000

Effect of exchange rate changes on cash and cash equivalents	(346,000)	(123,000)

Net increase in cash and cash equivalents	409,000	790,000
Cash and cash equivalents at beginning of period	1,190,000	400,000

Cash and cash equivalents at end of period	$1,599,000	$1,190,000

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$49,000	$72,000
The accompanying notes are an integral part of these consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
1. DESCRIPTION OF BUSINESS
Gresham Worldwide, Inc. (“Gresham” or the “Company”) through its subsidiaries (collectively “GWW”), designs, manufactures, and distributes specialized electronic solutions, automated test solutions, power electronics, supply and distribution solutions, and radio, microwave and millimeter wave communication systems and components for a variety of applications, with a focus on the global defense industry. GWW also offers bespoke technology solutions for mission critical applications in the medical, industrial, transportation and telecommunications markets.
Gresham is a Delaware corporation organized on November 21, 2018. Gresham’s defense solutions are conducted through its wholly owned subsidiaries, Enertec Systems 2001 Ltd. (“Enertec”), Gresham Power Electronics Ltd. (“Gresham Power”), and Relec Electronics Ltd. (“Relec”) and its majority owned subsidiary, Microphase.
Gresham is a wholly owned subsidiary of BitNile Holdings, Inc., a Delaware corporation (“BitNile”) and currently operates as an operating segment of BitNile.
2. LIQUIDITY, GOING CONCERN AND MANAGEMENT PLANS
As of December 31, 2021, the Company had cash and cash equivalents of $1.6 million and working capital of $5.8 million. Currently, Gresham is dependent on BitNile for its continued support to fund its operations, without which Gresham would need to cease or curtail such operations. BitNile is committed to provide Gresham such funding as may be necessary to permit Gresham to fund its operations, while GWW is a wholly owned subsidiary of BitNile.
The Company believes its current cash on hand together with funds advanced by the parent are sufficient to meet its operating and capital requirements for at least the next twelve months from the date these financial statements are issued.
3. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
Principles of Consolidation
The consolidated financial statements represent the historical financial statements and accounts of GWW and its wholly-owned subsidiaries, Gresham Power, Enertec, Relec and its majority-owned subsidiary Microphase. All significant intercompany accounts have been eliminated in consolidation.
Net Parent Investment
The consolidated financial statements were derived from the consolidated financial statements of BitNile on a carve-out basis.
The primary components of the net parent investment are intercompany balances other than related party payables, the allocation of shared costs, and funding received to cover any shortfall on operating cash requirements. Balances between GWW and BitNile that were not historically cash settled are included in net parent investment. Net parent investment represents BitNile’s interest in the recorded assets of GWW and represents the cumulative investment by BitNile in GWW through the dates presented.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Accounting Estimates
The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Key estimates include acquisition accounting, reserves for trade receivables and inventories, carrying amounts of investments, accruals of certain liabilities including product warranties, useful lives and the recoverability of long-lived assets, impairment analysis of intangibles and goodwill, and deferred income taxes and related valuation allowance.
Revenue Recognition
The Company recognizes revenue under ASC 606,
 Revenue from Contracts with Customers
 (“ASC 606”). The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer,

•	Step 2: Identify the performance obligations in the contract,

•	Step 3: Determine the transaction price,

•	Step 4: Allocate the transaction price to the performance obligations in the contract, and

•	Step 5: Recognize revenue when the company satisfies a performance obligation.
Sales of Products
The Company enters into contracts directly with its customers and generates revenues from the sale of its products through a direct and indirect sales force. The Company’s performance obligations to deliver products are satisfied at the point in time when products are received by the customer, which is when the customer obtains control over the goods. The Company provides standard assurance warranties, which are not separately priced, that the products function as intended. The Company primarily receives fixed consideration for sales of product. Some of the Company’s contracts with distributors include stock rotation rights after six months for slow moving inventory, which represents variable consideration. The Company uses an expected value method to estimate variable consideration and constrains revenue for estimated stock rotations until it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, returns have been insignificant. The Company’s customers generally pay within 30 days from the receipt of a valid invoice.
Because the Company’s product sales agreements have an expected duration of one year or less, the Company has elected to adopt the practical expedient in
ASC 606-10-50-14(a) of
not disclosing information about its remaining performance obligations.
Manufacturing Services
The Company’s principal business is providing manufacturing services in exchange primarily for fixed fees. For manufacturing services, which include revenues generated by Enertec and Microphase and in certain

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

instances revenues generated by Gresham Power, the Company’s performance obligation for manufacturing services is satisfied over time as the Company creates or enhances an asset based on criteria that are unique to the customer and that the customer controls as the asset is created or enhanced. Generally, the Company recognizes revenue based upon proportional performance over time using a cost-to-cost method
which measures progress based on the costs incurred to total expected costs in satisfying its performance obligation. This method provides a depiction of the progress in providing the manufacturing service because there is a direct relationship between the costs incurred by the Company and the transfer of the manufacturing service to the customer. Manufacturing services that are recognized based upon the proportional performance method are included in the above table as services transferred over time and to the extent the customer has not been invoiced for these revenues, as accrued revenue in the accompanying consolidated balance sheets. Revisions to the Company’s estimates may result in increases or decreases to revenues and income and are reflected in the consolidated financial statements in the periods in which they are first identified.
The Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component to the extent that the period between when the Company transfers its promised good or service to the customer and when the customer pays in one year or less.
Accounts Receivable and Allowance for Doubtful Accounts
The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying amount of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value. The Company individually reviews all accounts receivable balances and based upon an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. The Company estimates the allowance for doubtful accounts based on historical collection trends, age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that a specific receivable balance may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. A customer’s receivable balance is considered past-due based
on its contractual
terms. Past-due receivable
balances
are written-off when
the Company’s internal collection efforts have been unsuccessful in collecting the amount due. Based on an assessment as of December 31, 2021 and 2020, of the collectability of invoices, accounts receivable are presented net of an allowance for doubtful accounts of $4,000 and $4,000, respectively.
Accrued Revenue
Manufacturing services that are recognized as revenue based upon the proportional performance method are considered revenue based on services transferred over time and to the extent the customer has not been invoiced for these revenues, as accrued revenue in the accompanying consolidated balance sheets. As of December 31, 2021 and 2020, accrued revenue was $2.3 million and $1.7 million, respectively.
Fair value of Financial Instruments
In accordance with ASC No. 820,
 Fair Value Measurements and Disclosures
, fair value is defined as the exit price, or the amount that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date.
The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs include those that market participants would use in valuing the asset or

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:
Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or model-derived valuations. All significant inputs used in our valuations are observable or can be derived principally from or corroborated with observable market data for substantially the full term of the assets or liabilities. Level 2 inputs also include quoted prices that were adjusted for security-specific restrictions which are compared to output from internally developed models such as a discounted cash flow model.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The carrying amounts of financial instruments carried at cost, including cash and cash equivalents and accounts receivables, approximate their fair value due to the short-term maturities of such instruments. The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s investment in the common stock of AmpliTech Group, Inc. (Nasdaq: AMPG), (see Note 5) is a level 1 input.
Foreign Currency Translation
A substantial portion of the Company’s revenues are generated in U.S. dollars (“U.S. dollar”). In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. Company management has determined that the U.S. dollar is the functional currency of the primary economic environment in which it operates.
Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are re-measured into
U.S. dollars in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) No. 830, Foreign Currency Matters (“ASC No. 830”). All transaction gains and losses from the re-measurement of
monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.
The financial statements of Relec, Gresham Power and Enertec, whose functional currencies have been determined to be their local currencies, the British Pound (“GBP”), GBP and the New Israeli Shekel (“ILS”), respectively, have been translated into U.S. dollars in accordance with ASC No. 830. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate in effect for the reporting period. The resulting translation adjustments are reported as other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss and accumulated other comprehensive loss in statement of changes in stockholders’ equity.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company’s cash is maintained in checking accounts, money market funds and certificates of deposits with reputable financial institutions. These balances may exceed the U.S. Federal

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Deposit Insurance Corporation insurance limits. The Company had total cash of $1.6 million and $1.2 million at December 31, 2021 and 2020, respectively, of which $933,000 and $885,000 at December 31, 2021 and 2020, respectively, in the United Kingdom (“U.K.”) and $61,000 and $19,000, respectively, in Israel. The Company has not experienced any losses on deposits of cash and cash equivalents.
Inventory
Inventories are stated at the lower of cost or net realizable value. Inventory write-offs are provided to cover risks arising from technological obsolescence as the Company’s products are mostly original equipment manufactured for its clients.
Cost of inventories is determined as follows:

•	Raw materials, parts and supplies — using the “first-in, first-out” method.

•	Work-in-progress and finished products — on the basis of direct manufacturing costs with the addition of indirect manufacturing costs.
The Company periodically assesses its inventories valuation in respect of obsolete items by reviewing revenue forecasts and technological obsolescence and moving such items into a reserve allowance for obsolescence. When inventories on hand exceed the foreseeable demand or become obsolete, the value of excess inventory, which at the time of the review was not expected to be sold, is written off. At December 31, 2021 and 2020, the Company recorded an allowance for obsolescence of $
1.3
million and $
9,000
respectively.
During the years ended December 31, 2021 and 2020, the Company did not record inventory write-offs within the cost of revenue.
Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Repairs and maintenance costs are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

Asset	Useful Lives (In Years)
Computer software and office and computer equipment	3 - 5
Machinery and equipment, automobiles, furniture and fixtures	5 - 10
Leasehold improvements	Over the term of the lease or the life of the asset, whichever is shorter
Goodwill
The Company evaluates its goodwill for impairment in accordance with ASC 350,
 Intangibles – Goodwill and Other
. Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired.
The Company tests the recorded amount of goodwill for impairment on an annual basis on December 31 of each fiscal year or more frequently if there are indicators that the carrying amount of the goodwill exceeds its carried value. At December 31, 2021 and 2020, the Company performed a qualitative assessment and concluded that the goodwill at its subsidiaries was not impaired based upon an assessment as of those dates.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Intangible Assets
The Company acquired amortizable intangibles assets as part of three purchase agreements consisting of customer relationships and non-compete agreements.
The Company also has the trade names and trademarks associated with the acquisitions of Microphase and Relec, which were determined to have an indefinite life. The customer relationships and non-compete agreements,
definite lived intangible assets, are being amortized on a straight-line basis over their estimated useful lives as follows:

Useful lives (in years)
Customer relationships	5 -14
Non-competition agreements	3
Domain name and other intangible assets	3
The Company reviews intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets might not be recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset to its carrying value. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset are less than its carrying amount. The impairment loss would be based on the excess of the carrying value of the impaired asset over its fair value, determined based on discounted cash flows. During the years ended December 31, 2021 and 2020, the Company recorded no impairment losses for intangible assets.
Warranty
Company offers a warranty period for all its manufactured products. Warranty period is for twelve (12) months on the product. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of units sold, historical rates of warranty claims and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount, as necessary.
Income Taxes
The Company determines its income taxes under the asset and liability method in accordance with FASB ASC No. 740,
 Income Taxes
, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.
The Company accounts for uncertain tax positions in accordance with ASC
No. 740-10-25
.
ASC
No. 740-10-25 addresses
the determination of whether tax benefits claimed or expected to be claimed on a tax

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

return should be recorded in the financial statements. Under
A
SC No. 740-10-25, the
Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense. ASC
No. 740-10-25 also requires
management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC No. 718,
 Compensation – Stock Compensation
 (
“ASC No.
 718”
). Under ASC No. 718:

•
the Company recognizes stock-based expenses related to stock option awards on a straight-line basis over the requisite service period of the awards, which is generally the vesting term of two
to four years,

•	stock-based expenses are recognized net of forfeitures as they occur,

•	the expected term assumption, using the simplified method, reflects the period for which the Company believes the option will remain outstanding,

•	the Company determined the volatility of its stock by looking at the historic volatility of its stock, and

•	the risk-free rate reflects the U.S. Treasury yield for a similar expected life instrument in effect at the time of the grant.
The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock- based awards, including the option’s expected term and the price volatility of the underlying stock. Forfeitures are accounted for as they occur.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and trade receivables.
Cash and cash equivalents are invested in banks in the U.S., UK and Israel. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions.
Trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the U.S., Europe and Israel. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company and its subsidiaries have determined to be doubtful of collection.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

During the years ended December 31, 2021 and 2022, two customers accounted for approximately 52% and 56% of the Company’s total sales, respectively.
Comprehensive Loss
The Company reports comprehensive loss in accordance with ASC No. 220,
 Comprehensive Income
. This statement establishes standards for the reporting and presentation of comprehensive loss and its components in a full set of general purpose financial statements. Comprehensive loss generally represents all changes in equity during the period except those resulting from investments by, or distributions to, stockholders.
Leases
The Company accounts for its leases under ASC 842,
 Leases
. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases. Operating leases are recognized as Right-of-use (“ROU”)
assets, Operating lease liability, current, and Operating lease liability, non-current on
our consolidated balance sheets. Lease assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In certain of our lease agreements, we receive rent holidays and other incentives. We recognize lease costs on a straight-line basis over the lease term without regard to deferred payment terms, such as rent holidays, that defer the commencement date of required payments. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the life of the lease, without assuming renewal features, if any, are exercised. We elected the practical expedient in ASC 842 and do not separate lease and non-lease components
for our leases.
Net Loss per Share
Net loss per share is computed by dividing the net loss to common stockholders by the weighted average number of common shares outstanding.
Recently Adopted Accounting Standards
In November 2021, the FASB issued
ASU 2021-10, “Government
Assistance (Topic 832),” which requires annual disclosures that increase the transparency of transactions involving government grants, including (1) the types of transactions, (2) the accounting for those transactions, and (3) the effect of those transactions on an entity’s financial statements. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2021. The Company expects that this guidance will not have a significant impact on its consolidated financial statements.
In October 2021, the FASB issued
ASU 2021-08, “Business
Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, “Revenue from Contracts with Customers.” The guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. The guidance should be applied prospectively to acquisitions occurring on or after the effective date. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

In May 2021, the Financial Accountings Standards Board (“FASB”) issued Accounting Standards Update
(“ASU”) 2021-04, “Earnings
Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic
470-50), Compensation-Stock
Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity
(Subtopic 815- 40):
Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” The guidance became effective for the Company on January 1, 2022. The Company adopted the guidance on January 1, 2022, and has concluded the adoption did not have a material impact on its consolidated financial statements.
In October 2020, the FASB issued
ASU 2020-10,
 Codification Improvements
 to make incremental improvements to GAAP and address stakeholder suggestions, including, among other things, clarifying that the requirement to provide comparative information in the financial statements extends to the corresponding disclosures section. The Company adopted the ASU effective January 1, 2021. The amendments in this update should be applied retrospectively and at the beginning of the period that includes the adoption date. The impact of adopting the ASU was immaterial to the consolidated results of operations, cash flows, financial position, and disclosures.
In August 2020, the FASB issued
ASU 2020-06, “Debt
with Conversion and Other Options
(Subtopic 470-20) and
Derivatives and Hedging-Contracts in Entity’s Own Equity
(Subtopic 815-40)-Accounting for
Convertible Instruments and Contracts in an Entity’s Own Equity”
(“ASU 2020-06”). The
ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features.
ASU 2020-06 removes
certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.
ASU 2020-06 also
simplifies the diluted net income per share calculation in certain areas. The amendments in
ASU 2020-06 are
effective for smaller reporting companies as defined by the SEC for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Effective January 1, 2022, the Company early adopted
ASU 2020-06 using
the modified retrospective approach, which resulted in no impact on its consolidated financial statements.
In December 2019, the FASB issued
ASU No. 2019-12, “
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.
 The ASU also adds guidance to reduce the complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. Most amendments within the standard are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company adopted the ASU effective January 1, 2021. The impact of adopting the ASU was immaterial to the consolidated results of operations, cash flows, financial position, and disclosures.
In June 2016, the FASB issued
ASU No. 2016-13, “Financial
Instruments — Credit Losses,”
(“ASU No. 2016-13”) to
improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income.
ASU 2016-13 replaces
the current incurred loss impairment methodology with a methodology that reflects expected credit losses. This guidance is effective for the Company beginning on January 1, 2023, with early adoption permitted. The Company does not expect that the adoption of this standard will have a significant impact on its consolidated financial statements and related disclosures.
4. REVENUE DISAGGREGATION
The following tables summarize disaggregated customer contract revenues and the source of the revenue for the years ended December 31, 2021 and 2020.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The Company’s disaggregated revenues consist of the following for the year ended December 31,

	2021	2020
Primary Geographical Markets
North America	$6,788,000	$6,718,000
Europe	7,492,000	1,879,000
Middle East	10,802,000	9,273,000
Other	498,000	343,000

Total Revenue	$25,580,000	$18,213,000

Major Goods
RF/Microwave Filters	$4,905,000	$4,330,000
Detector logarithmic video amplifiers	1,888,000	473,000
Power Supply Units	7,613,000	2,656,000
Power Supply Systems	241,000	1,482,000
Healthcare diagnostic systems	794,000	1,012,000
Defense systems	10,139,000	8,260,000

Total Revenue	$25,580,000	$18,213,000

Timing of Revenue Recognition
Goods transferred at a point in time	$13,824,000	$8,941,000
Services transferred over time	11,756,000	9,272,000

	$25,580,000	$18,213,000

5. MARKETABLE SECURITIES
Marketable securities in equity securities with readily determinable market prices consisted of the following as of December 31, 2021 and 2020:

Marketable equity securities at December 31, 2021
	Cost	Gross unrealized gains	Fair value
Common shares	$—	$—	$—

	Marketable equity securities at December 31, 2020
	Cost	Gross unrealized gains	Fair value
Common shares	$204,000	$866,000	$1,070,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table presents additional information about marketable equity securities:

Marketable Equity Securities
Balance at January 1, 2020	$428,000
Sales of marketable equity securities	(29,000)
Realized gains on marketable equity securities	12,000
Unrealized gains on marketable equity securities	659,000

Balance at December 31, 2020	1,070,000
Sales of marketable equity securities	(1,467,000)
Realized gains on marketable equity securities	1,263,000
Unrealized losses on marketable equity securities	(866,000)

Balance at December 31, 2021	$—

6. INVENT
ORIES
At December 31, 2021 and 2020, inventories consist of:

	December 31,
	2021	2020
Raw materials, parts and supplies	$1,771,000	$1,084,000
Work-in-progress	1,115,000	1,924,000
Finished products	1,320,000	34,000

	$4,206,000	$3,042,000

7. PROPERTY AND EQUIPMENT
At December 31, 2021 and 2020, property and equipment consist of:

	December 31,
	2021	2020
Machinery and equipment	$1,804,000	$1,190,000
Computer, software and related equipment	700,000	473,000
Office furniture and equipment	667,000	621,00
Leasehold improvements	1,338,000	1,263,000

	4,509,000	3,547,000
Less: accumulated depreciation and amortization	(2,457,000)	(1,953,000)

Property and equipment, net	$2,052,000	$1,594,000

Depreciation and amortization expense related to property and equipment was $0.5 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

8. INTANGIBLE ASSETS, NET
At December 31, 2021 and 2020 intangible assets consist of:

	December 31,
	2021	2020
Trade name and trademark	$1,546,000	$1,551,000
Customer list	3,488,000	3,441,000
Domain name and other intangible assets	713,000	690,000

	5,747,000	5,682,000
Accumulated depreciation and amortization	(1,712,000)	(1,292,000)

Intangible assets, net	$4,035,000	$4,390,000

The Company’s trade names and trademarks were determined to have an indefinite life. The remaining definite lived intangible assets are primarily being amortized on a straight-line basis over their estimated useful lives. Amortization expense was $0.4 million and $0.3 million, respectively, for the years ended December 31, 2021 and 2020.
The customer relationships are subject to amortization over their estimated useful lives, which range between 3 and 14 years. The following table presents estimated amortization expense for each of the succeeding five calendar years and thereafter.

2022	$319,000
2023	319,000
2024	319,000
2025	319,000
2026	319,000
Thereafter	894,000

$2,489,000

9. GOODWILL
The Company’s goodwill relates to the acquisition of a controlling interest in Microphase on June 2, 2017 and the acquisitions of Enertec on May 22, 2018, and Relec on November 30, 2020. The following table summarizes the changes in our goodwill for the years ended December 31, 2021 and 2020:

Goodwill
Balance as of January 1, 2020	$8,101,000
Acquisition of Relec	1,148,000
Effect of exchange rate changes	397,000

Balance as of December 31, 2020	9,646,000
Effect of exchange rate changes	166,000

Balance as of December 31, 2021	$9,812,000

10. ACQUISITION
Business combinations are accounted for under the acquisition method of accounting in accordance with ASC No. 805,
 Business Combinations
. Under the acquisition method, assets acquired and liabilities assumed are

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

recorded at their estimated fair values. Goodwill is recorded to the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired less liabilities assumed at the date of acquisition.
Relec Electronics Ltd
On November 9, 2020, GWW entered into a stock purchase agreement with Tabard, the legal and beneficial owners of 100% of the issued shares in the capital of Relec, and Peter Lappin, in his capacity as the representative of the Sellers. Relec was established in 1978 and provides specialist power conversion and display products. The acquisition of Relec enhanced the Company’s presence in industrial and transportation markets in the United Kingdom and Europe and considerably broadened its product portfolio, including high-quality power conversion and display product offerings. On November 30, 2020, the acquisition of Relec closed for an aggregate cash purchase price of $3,765,000, net of cash acquired, of which $3,627,000 had been paid at December 31, 2020. Pursuant to the stock purchase agreement, Gresham may be required to pay the Sellers a maximum of £500,000, or approximately $665,000, during 2021, 2022 and 2023.
These earn-out payments
are based on a combination of Relec’s gross margin and its minimum earnings before income taxes, depreciation and amortization. For the year ended December 31, 2021, Relec did not meet the earn-out criteria.
Upon initial measurement, components of the purchase price were as follows:

Relec
Accounts receivable	$633,000
Prepaid and other current assets	53,000
Inventories, net	994,000
Property and equipment	94,000
Customer relationships	900,000
Trade name	500,000
Accounts payable and accrued expenses	(557,000)

Net assets acquired	2,617,000
Goodwill	1,148,000

Purchase price	$3,765,000

The following pro forma data for the year ended December 31, 2020 summarizes the results of operations for the period indicated as if the Relec acquisition, which closed on November 30, 2020, had been completed as of the beginning of each period presented. The pro forma data gives effect to actual operating results prior to the acquisition. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition occurred as of the beginning of each period presented or that may be obtained in future periods:

For the Year Ended December 31, 2020 (Unaudited)
Total Revenue	$23,521,000

Net loss	$(1,722,000)
Less: Net loss attributable to non-controlling interest	—

Net loss attributable to Gresham Worldwide	$(1,722,000)

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

For the Year Ended December 31, 2020 (Unaudited)
Basic and diluted net loss per common share	$(1,722)

Weighted average common shares outstanding, basic and diluted	1,000

Comprehensive loss
Loss available to common stockholders	$(1,722,000)
Foreign currency translation adjustment	482,000

Total comprehensive loss	$(1,241,000)

11. STOCK BASED COMPENSATION
Enertec Warrants
On December 31, 2020, Enertec issued Zvika Avni, the Chief Executive Officer of Enertec, a warrant to purchase 27,889 shares of Enertec common stock. On the date of issuance 251,000 shares of Enertec common stock were issued and outstanding. The warrant is immediately exercisable with a ten-year life.
The stock-based compensation expense related to the warrant for the year ended December 31, 2021 and 2020 was nil and $813,000, respectively, based on the estimated fair value of the warrant on the date of issuance. The estimated fair value of the warrant was based on observable market prices of BitNile’s stock and extrapolated to Enertec based upon its relative fair value within BitNile as determined by equal weighting of revenues, operating income, and net tangible assets between the BitNile’s subsidiaries.
2021 Stock Incentive Plan
On May 25, 2021, GWW issued its executives options to purchase an aggregate total of 100,000 shares of GWW Class A common stock, at an exercise price per share of $14.64. The options vest over a four-year period. Additionally, the executives were granted a restricted stock award to acquire an aggregate of 50,000 shares of GWW Class A common stock, vesting annually over a three-year term. The stock-based compensation expense related to the options for the year ended December 31, 2021 was $629,000, based on the estimated fair value of the options on the date of issuance. The estimated fair value of the options was based on observable market prices of the BitNile’s common stock and extrapolated to GWW based upon its relative fair value within BitNile as determined by equal weighting of revenues, operating income, and net tangible assets between BitNile’s subsidiaries. As of December 31, 2021, there was $429,000 of unrecognized compensation cost related to non-vested stock-based
compensation arrangements expected to be recognized over a weighted average period of 2.4 years.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

12. WARRANTS
A summary of warrant activity for the years ended December 31, 2021 and 2020 is presented below.

	Warrants	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2020	473	$880	2.93	$0
Granted
Forfeited
Exercised

Outstanding at December 31, 2020	473	$880	1.93	$0
Granted
Forfeited
Exercised

Outstanding at December 31, 2021	473	$880	0.93	$0

The following table summarizes information about common stock warrants outstanding at December 31, 2021:

Outstanding				Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 800	473	0.93	$880	473	$880

13. OTHER CURRENT LIABILITIES
As of December 31, 2021 and 2020, accrued expenses consist of the following:

	December 31,
	2021	2020
Accrued payroll and payroll taxes	$1,237,000	$950,000
Contract liabilities	401,000	96,000
Warranty liability	47,000	47,000
Other accrued expenses	210,000	407,000

	$1,895,000	$1,500,000

14. LEASES
We have operating leases for vehicles, office space and manufacturing locations. Our leases have remaining lease terms of six months to eleven years, some of which may include options to extend the leases perpetually, and some of which may include options to terminate the leases within 1 year.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table provides a summary of leases by balance sheet category as of December 31, 2021 and 2021:

	December 31, 2021	December 31, 2020
Operating right-of-use assets	$4,333,000	$4,147,000
Operating lease liability — current	659,000	684,000
Operating lease liability — non-current	3,712,000	3,200,000
The components of lease expenses for the year ended December 31, 2021 and 2020 were as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Operating lease cost	$957,000	$646,000
Short-term lease cost	—	—
Variable lease cost	—	—
The following tables provides a summary of other information related to leases for the year ended December 31, 2021 and 2021:

	December 31, 2021	December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$983,000	$839,000
Weighted-average remaining lease term — operating leases	8.8 years	8.9 years
Weighted-average discount rate — operating leases	12%	12%
Maturity of lease liabilities under
our non-cancellable operating
leases as of December 31, 2021, were as follows:

Payments due by period
2022	$998,000
2023	967,000
2024	881,000
2025	751,000
2026	546,000
Thereafter	1,634,000

Total lease payments	5,777,000
Less interest	(1,406,000)

Present value of lease liabilities	$4,371,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

15. NOTES PAYABLE
Notes payable at December 31, 2021 and 2020, were comprised of the following.

	Interest Rate	December 31,
		2021	2020
Short term bank credit	4.4%	$949,000	$1,404,000
Paycheck Protection Program Loans	1.0%	—	447,000
Note payable to Dept. of Economic and Community Development	3.0%	—	197,000
Notes payable to Wells Fargo	3.4%	—	183,000
Other short-term notes payable	3.0%	12,000	167,000

Total notes payable		$961,000	$2,398,000
Less: current portion		(961,000)	(2,201,000)

Notes payable — long-term portion		$—	$197,000

Enertec short-term bank credit and secured promissory note
At December 31, 2021 and 2020, Enertec had short term bank credit of $949,000 and $1,404,000, respectively, that bears interest 4.35% annually, paid either on a monthly or weekly basis. Further, Enertec has undertaken to comply with certain covenants under its bank loan.
Paycheck Protection Program
In March 2020, U.S. lawmakers agreed on the passage of a $2 trillion stimulus bill called the CARES (Coronavirus Aid, Relief, and Economic Security) Act to blunt the impact of an economic downturn set in motion by the global coronavirus pandemic. The main driver of small business stimulus in the CARES Act is contained in the Paycheck Protection Program (“PPP”). PPP Loans may be used to cover payroll, benefits, and salaries, as well as interest payments, rent, and utilities. Fees are waived, and collateral and personal guarantees are not required. Payments are deferred for a minimum of six months, up to one year, and there are no prepayment penalties.
During April 2020, Microphase received loans under the PPP in the principal amount of $447,201. The principal of the loan may be forgiven up to the total cost of payroll, mortgage interest payments, rent and utility payments made during the eight-week period after origination. In addition to meeting the size requirement (
500
or fewer employees for most companies), the Company was required to demonstrate that its business had been negatively impacted by COVID-19. The
entire amount received under the PPP was eligible for and did receive loan forgiveness.
Note payable to Dept. of Economic and Community Development
In August 2016, Microphase received a $300,000 loan,, pursuant to the State of Connecticut Small Business Express Job Creation Incentive Program which is administered through the Department of Economic and Community Development (“DECD”) (the “DECD Note”). The DECD Note accrues interest at a rate of 3% per annum and is due in
August 2026
. Payment of principal and interest commenced in September 2017, payable in equal monthly installments over the remaining term. The loan was paid off in 2021.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Notes payable to Wells Fargo
At December 31, 2021 and 2020, Microphase had guaranteed the repayment of certain equity lines of credit in the aggregate amount of $nil and $182,615, respectively, with Wells Fargo Bank, NA (“Wells Fargo”) (collectively, the “Wells Fargo Notes”). These loans originated prior to the Company’s acquisition of Microphase and Microphase was the recipient of the actual proceeds from the loans. As of December 31, 2021, the first line of credit, which is secured by residential real estate owned by a former officer, did not have an outstanding balance which would have had an annual interest rate of 4.00%. The second Wells Fargo equity line originated in 2014 when Microphase had received working capital loans from the former CEO from funds that were drawn against the second Wells Fargo equity line. During the year ended December 31, 2020, the second Wells Fargo equity line was repaid by the estate of Microphase’s former CEO.
16. NOTES PAYABLE — RELATED PARTIES
Notes Payable — Related parties at December 31, 2021 and 2020, were comprised of the following:

	December 31,
	2021	2020
Notes payable, related parties	$—	$239,000
Less: current portion	(—)	(188,000)

Notes payable, related parties — long-term portion	$—	$51,000

Microphase is party to several notes payable agreements with its past officers, employees and their family members. As of December 31, 2020, the aggregate outstanding balance pursuant to these notes payable agreements, inclusive of $36,000 of accrued interest, was $275,000, with annual interest rates ranging between 3.00% and 6.00%. The loans were repaid in 2021. During the year ended December 31, 2021 and 2020, Microphase incurred $3,000 and $9,000, respectively, of interest on these notes.
Microphase is a party to notes payable to the Company and its parent. The Company holds a warrant to buy shares of Microphase Common Stock. See Note 12.
17. RELATED PARTY TRANSACTIONS
Allocation of General Corporate Expenses
BitNile provides human resources, accounting, and other services to the Company. The Company obtains its business insurance under BitNile. The accompanying financial statements include allocations of these expenses. The allocation method calculates the appropriate share of overhead costs to the Company by using the Company’s revenue as a percentage of total revenue of BitNile. The Company believes the allocation methodology used is reasonable and has been consistently applied, and results in an appropriate allocation of costs incurred. However, these allocations may not be indicative of the cost had the Company been a stand-alone entity or of future services. BitNile allocated $1.4 million and $1.5 million for the years ended December 31, 2021 and 2020, respectively. These costs were treated as a Net Investment by Parent (see Note 3).
Net Transfers From our parent
The Company received funding from BitNile to cover any shortfalls on operating cash requirements. In addition to the allocation of general corporate expenses, the Company received $4.7 million and $5.7 million from BitNile for the years ended December 31, 2021 and 2020, respectively. Such amounts are reflected in the Net Parent Investment (see Note 3)

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

18. COMMITMENTS AND CONTINGENCIES
Other Litigation Matters
The Company is periodically involved in litigation arising from other matters in the ordinary course of business. The Company is regularly subject to claims, suits, regulatory and government investigations, and other proceedings involving labor and employment, commercial disputes, and other matters. Such claims, suits, regulatory and government investigations, and other proceedings could result in fines, civil penalties, or other adverse consequences.
Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. The Company records a liability when it believes that it is probable that a loss has been incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the reasonably possible loss. The Company evaluates developments in its legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and makes adjustments as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters.
With respect to the Company’s other outstanding matters, based on the Company’s current knowledge, the Company believes that the amount or range of reasonably possible loss will not, either individually or in aggregate, have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such matters is inherently unpredictable and subject to significant uncertainties.
19. STOCKHOLDERS’ EQUITY
Amendments to Certificate of Incorporation
On May 24, 2021, the Company filed a certificate of amendment (the “Certificate of Amendment”) to its Certificate of Incorporation, with the Secretary of State of the State of Delaware, to effectuate an increase to the number of authorized shares of common stock of the Company. Pursuant to the Certificate of Amendment, the Company increased the number of authorized shares of its (i) Class A common stock to 1,000,000

f
rom 5,000, (ii) Class B common stock to 500,000

f
rom 5,000

a
nd (iii) Preferred stock to 100,000

f
rom 1,000

(
the “Authorized Increase”). As a result of the increase of authorized shares of the Company’s common and preferred stock, the aggregate number of the Company’s authorized shares is 1,600,000. The Authorized Increase was approved by BitNile and the Company’s board of directors on May 24, 2021. The Certificate of Amendment became effective upon filing with the State of Delaware.
Preferred Stock
The Company is authorized to issue 100,000 shares of Preferred Stock $0.001 par value. The rights, preferences, privileges and restrictions of Preferred Stock have not been determined. The Board is authorized to designate a new series of preferred shares and determine the number of shares, as well as the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred shares. As of December 31, 2021, no shares of Preferred Stock were issued or outstanding.
Common Stock
Common stock confers upon the holders the rights to receive notice to participate and vote at any meeting of stockholders of the Company, to receive dividends, if and when declared, and to participate in a distribution of

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

surplus of assets upon liquidation of the Company. The Class B common stock carries the voting power of 10 shares of Class A common stock, referred to herein as the Common Stock. As of December 31, 2021, no Class B common stock shares were issued nor outstanding.
20. INCOME TAXES
The Company files its tax returns as part of its sole shareholder’s consolidated federal and state income tax filings. The estimated deferred tax assets and tax liabilities assumes that the Company files returns on a stand alone basis and not as part of a consolidated return.
The following is a geographical breakdown of income/loss before the provision for income tax, for the years ended December 31, 2021 and 2020:

	2021	2020
Pre-tax income (loss)
U.S. Federal	$(3,470,000)	$(1,021,000)
Foreign	800,000	(1,030,000)

Total	$(2,670,000)	$(2,051,000)

The federal and state income tax (provision) benefit is summarized as:

	2021	2020
Current
U.S. Federal	$(123,000)	$—
U.S. State	(44,000)	—
Foreign	(26,000)	(12,000)

Total current provision	(193,000)	(12,000)
Deferred
U.S. Federal	—	121,000
U.S. State	—	—
Foreign	—	91,000

Total deferred provision (benefit)	—	212,000

Total provision (benefit) for income taxes	$(193,000)	$200,000

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes and (b) operating losses and tax credit carryforwards. Significant components of the Company’s deferred taxes as of December 31 were as follows:

	2021		2020
Deferred tax asset:
Accrued Compensation		$20,000		$14,000
Allowance for doubtful accounts		1,000		1,000
Obsolete inventory		339,000		13,000
Unrealized Gains/Losses		233,000		—
Other Carryforwards		18,000		18,000
Net operating loss carryforwards		2,391,000		2,401,000
Lease Liability		737,000		741,000
Stock Option Expense		176,000		22,000
Accrued expenses		258,000		68,000
Fixed Assets		29,000		61,000

Total deferred tax asset		4,202,000		3,339,000

Deferred tax liability:
ROU assets		(722,000)		(814,000)
Intangible assets, net		(752,000)		(823,000)

Total deferred income tax liabilities		(1,474,000)		(1,637,000)

Net deferred income tax assets		2,728,000		1,702,000
Valuation allowance		(2,728,000)		(1,702,000)

Deferred tax asset (liability), net	$	(—)	$	(—)

Events which
 may
 restrict utilization of a company’s net operating loss and credit carryforwards include, but are not
 limited to, certain ownership change limitations as defined in Internal Revenue Code Section and similar state provisions. In the event the Company has had a change of ownership, utilization of carryforwards could be restricted to an annual limitation. The annual limitation may
 result in the expiration of net operating loss carryforwards and credit carryforwards before utilization. The Company has not
 undertaken a study to determine if its net operating losses are limited. In the event the Company previously experienced an ownership change, or should experience an ownership change in the future, the amount of net operating losses and research and development credit carryovers available in any taxable year could be limited and may
 expire unutilized. The impact of any such limitations or expirations would not have a material impact on the financials since all the deferred tax assets for the Company’s attributes are fully offset by a valuation allowance.
ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.
The valuation allowance increased by $1,026,000 during 2021 and $673,000 during 2020.

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Net operating losses and tax credit carryforwards as of the Financial Statement Dates are as follows:

	2021 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$4,381,000	Do Not Expire
Net operating losses, state	5,126,000	2029 to 2031
Net operating losses, foreign	11,424,000

	2020 Amount	Expiration Years
Net operating losses, federal (Post December 31, 2017)	$4,288,000	Do Not Expire
Net operating losses, state	4,288,000	2029 to 2031
Net operating losses, foreign	12,166,000
The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	2021	2020
Statutory Rate	21.00%	21.00%
State Tax	10.00%	5.89%
Permanent Differences	-0.23%	-0.28%
Changes in VA	-38.82%	-29.69%
PPP Loan Forgiveness	3.57%	—
Foreign Rate Differential	3.14%	-4.20%
GILTI	-5.97%	—
Prior Period and Other Adjustments	0.08%	9.81%
Unrealized Loss	—	6.11%

Total	-7.23%	8.64%

The Company accounts for uncertain tax positions in accordance with
ASC No. 740-10-25.
ASC
No. 740-10-25
addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under
ASC No. 740-10-25, the
Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent
likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.
ASC No. 740-10-25 also
requires management to evaluate tax positions taken by the Company and recognize a liability if the Company has taken uncertain tax positions that more likely than not would not be sustained upon examination by applicable taxing authorities. Management of the Company has evaluated tax positions taken by the Company and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability that would require disclosure in the financial statements.
The Company’s statute of limitations remains open for various taxable years in various U.S. federal, U.S. state and foreign jurisdictions. The Company is subject to tax and files tax returns in Israel and the United Kingdom. Foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries were not
 provided for on the undistributed earnings of certain foreign subsidiaries as of December 31, 2021. The

GRESHAM WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Company intends to reinvest these earnings indefinitely in the Company’s foreign subsidiaries. The Company has not
 recorded a deferred tax liability on the undistributed earnings of non-U.S.
subsidiaries
.
21. SUBSEQUENT EVENTS
In accordance with FASB
ASC 855-10, the
Company has analyzed its operations subsequent to December 31, 2021, and through the date of this report being issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following:
On July 1, 2022, the Company acquired 444,444 shares of Microphase’s common stock in exchange for $1,000,000 at approximately $2.25 per share. The Company now owns 63.07% of Microphase. $400,000 of the purchase price was funded on July 1, 2022, $300,000 to be funded on or about July 30, 2022 and the remaining $300,000 on or about August 30, 2022.

                 Shares

GIGA-TRONICS INCORPORATED

6,880,128 Shares of Common Stock

PROSPECTUS

The date of this Prospectus is                 , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except for the SEC registration fee.

Nature of Expense	Amount
SEC registration fee		$663.42
Nasdaq listing fees		*
FINRA filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

The foregoing discussion relates to California law since we are a California corporation. On September 8, 2022, our stockholders approved reincorporation in Delaware. That reincorporation is pending FINRA approval.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, an California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its stockholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its stockholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the CGCL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the stockholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Our Articles of Incorporation also provide that we are authorized to provide indemnification of directors and other agents for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the limitations on excess indemnification set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its stockholders.

Our Bylaws provide that we shall indemnify any person who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that that person is or was our agent.

In addition, we have entered into agreements with each of directors and executive officers in which we agree to indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request, to fullest extent permitted until California law, subject to certain exceptions.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is a summary of transactions in the past three years involving sales of our securities that were not registered under the Securities Act, all of which were consummated pursuant to the exemption noted in the footnotes.

Name or Class of Investor	Date of Sale	No. of Securities	Reason for Issuance
Two accredited investors	January 11, 2023	$3,300,000 10% original issue discount Senior Secured Convertible notes and 5 year Warrants (1)	Securities Purchase Agreement

Ault Alliance, Inc.	December 31, 2022	$4,382,740 Senior Secured Convertible Promissory Note (2)	Exchange Agreement

Ault Lending, LLC	December 31, 2022	$6,750,000 10% Senior Secured Convertible Promissory Note and five-year warrants to purchase 2,000,000 shares of common stock (1)	Securities Purchase Agreement

Investor	September 15, 2022	229,268 shares of common stock (3)	Cashless exercise of pre-funded warrants

BitNile Holdings, Inc.	September 8, 2022	2,920,085 shares of common stock and 514.8 shares of Series F Convertible Preferred Stock (1)	Share Exchange Agreement
	September 8, 2022	$4,250,000 convertible note (1)	Securities Purchase Agreement

Jonathan Read	September 8, 2022	299,851 stock options (3)	Compensation

Timothy Long	September 8, 2022	199,900 stock options (3)	Compensation

Investor	July 1, 2022	5,000 shares of common stock (3)	Issuance

Employee	April 25, 2022	10,000 shares of common stock (3)	Compensation

Gresham World Inc.	April 5, 2022	Warrant to purchase 433,333 shares of common stock (4)	Share Exchange Agreement

Officers of the Company	March 7, 2022 and March 8, 2022	20,200 shares of common stock (3)	Compensation for services/Performance awards

Officers of the Company	December 24, 2021	20,020 shares of common stock (3)	Compensation for services/Performance awards

Investor	June 4, 2021	81,153 shares of common stock (3)	Issuance

Accredited investors	April 27, 2021	Pre-funded warrants to purchase an aggregate of 461,538 shares of common stock (3)	Securities Purchase Agreement

Name or Class of Investor	Date of Sale	No. of Securities	Reason for Issuance

Directors of the Company	April 16, 2021	18,000 shares of common stock (3)	Compensation for services/Performance awards

Two directors	March 21, 2020	10,000 shares of common stock (3)	Compensation for services/Performance awards

Two investors	March 11, 2020	146,668 shares of common stock (1)	Securities Purchase Agreement

Investor	March 3, 2020	805 shares of common stock (3)	Issuance

Two investors	March 2, 2020	1,482 shares of common stock (3)	Issuance

(1)	Exempt under Section 4(a)(2) of the Securities Act and Regulation 506(b) thereunder. The securities were issued to accredited investors and there was no general solicitation.
(2)	Exempt under Rule 3(a)(9) of the Securities Act of 1933, as amended.
(3)	Exempt under Section 4(a)(2) of the Securities Act of 1933, as amended.
(4)

Exempt under Section 4(a)(2) of the Securities Act of 1933, as amended on the basis that the issuance was to a single accredited investor without the use of any general solicitation or advertising to market or otherwise offer the securities for sale.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

		Incorporated by Reference			Filed or Furnished Herewith
Exhibit #	Exhibit Description	Form	Date	Number
3.1	Articles of Incorporation of the Company, as amended	10-K	6/21/1999	3.1

3.1(a)	Amendment to Articles of Incorporation of the Company	8-K	12/13/2019	3.1

3.1(b)	Certificate of Amendment of the Articles of Incorporation	8-K	9/27/2022	3.1

3.1(c)	Certificate of Determination of Series F Convertible Preferred Stock	8-K	8/29/2022	3.1

3.1(d)	Certificate of Amendment of the Articles of Incorporation	8-K	9/27/2022	3.1

3.2	Amended and Restated Bylaws of the Company	10-K	6/12/2008	3.2

4.1	Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated as of October 12, 2020	8-K	10/13/2020	4.1

		Incorporated by Reference			Filed or Furnished Herewith
Exhibit #	Exhibit Description	Form	Date	Number

4.2	Form of Pre-Funded Warrant	8-K	4/30/2021	4.1

4.3	Form of Amended and Restated Prefunded Warrant to Purchase Common Stock dated as of July 29, 2021	10-Q	8/10/2021	10.1

4.4	Common Stock Purchase Warrant issued to Gresham Worldwide, Inc.	8-K	4/11/2022	4.1

4.5	Amendment to Rights Agreement dated as of September 6, 2022 between Giga-tronics Incorporated and American Stock Transfer & Trust Company, LLC	8-K	9/7/2022	4.2

4.6	Form of Note*	8-K	1/11/2023	4.1

4.7	Form of Warrant*	8-K	1/11/2023	4.2

5.1	Opinion of Nason, Yeager, Gerson, Harris & Fumero, P.A.				*

10.1	Share Exchange Agreement dated as of December 27, 2021 by and among Giga-tronics Incorporated, Ault Holdings, Inc. and GWW Worldwide, Inc.	8-K	12/29/2021	10.1

10.2	Amendment No. 1 to Share Exchange Agreement by and among Giga-tronics Incorporated, Ault Holdings, Inc. and GWW Worldwide, Inc. dated as of April 5, 2022	8-K	4/11/2022	2.2

10.3	Form of Indemnification Agreement between the Company and each of its directors and officers	10-K	5/25/2010	10.1

10.4	2005 Equity Incentive Plan++	DEF 14A	7/21/2005	Attachment A

10.5	2018 Equity Incentive Plan++	DEF 14A	7/30/2018	Attachment A

10.6	2023 Equity Incentive Plan++				*

10.7	Stock Option Award Agreement between the Company and Lutz Henckels dated June 6, 2018	10-K	3/31/2018	10.25

10.8	Form of Option Agreement for Directors under 2018 Equity Incentive Plan	8-K	2/6/2019	10.1

10.9	Form of Option Agreement for Certain Grants to Executive Officers under 2018 Equity Incentive Plan	8-K	2/6/2019	10.2

10.10	Form of Option Agreement under the 2018 Equity Incentive Plan	8-K	2/6/2019	10.3

10.11	Form of Option Agreement for Certain Grants to executive Officers under the 2018 Equity Incentive Plan (one year vesting)	8-K	12/31/2020	10.1

		Incorporated by Reference			Filed or Furnished Herewith
Exhibit #	Exhibit Description	Form	Date	Number

10.12	Form of Option Agreement under the 2018 Equity Incentive Plan (one year vesting)	8-K	12/31/2020	10.2

10.13	Severance Agreement between the Company and John Regazzi dated June 23, 2020	8-K	6/24/2020	10.1

10.14	Severance Agreement between the Company and Lutz Henckels dated June 23, 2020	8-K	6/24/2020	10.2

10.15	Severance Agreement between the Company and Daniel Kirby dated November 26, 2019	10-K	3/28/2020	10.7

10.16	Severance Agreement between the Company and Armand Pantalone dated March 21, 2019	8-K	3/26/2019	10.2

10.17	Lease Agreement between the Company and SF II Creekside LLC dated January 5, 2017	10-K	3/31/2018	10.17

10.18	Registration Rights Agreement by and among the Company and Certain Investors dated as of April 29, 2021	8-K	4/30/2021	10.2

10.19	Securities Purchase Agreement by and among the Company and Certain Investors dated as of April 29, 2021	8-K	4/30/2021	10.1

10.20	Amended and Restated Business Financing Agreement between the Company, MicroSource, Inc. and Western Alliance Bank	8-K	3/14/2019	10.2

10.21	Secured Promissory Note dated November 12, 2021	8-K	11/18/2021	10.1

10.22	Security and Pledge Agreement dated November 12, 2021	8-K	11/18/2021	10.2

10.23	Amended and Restated Secured Promissory Note dates as of April 5, 2022	8-K	4/11/2022	10.3

10.24	Amendment to Security and Pledge Agreement dated April 5, 2022	8-K	4/11/2022	10.4

10.25	Waiver letter agreement concerning Severance Agreement between Giga-tronics and John Regazzi dated as of December 26, 2021	8-K	12/29/2021	10.4

10.26	Waiver letter agreement concerning Severance Agreement between Giga-tronics and Lutz P. Henckels dated as of December 22, 2021	8-K	12/29/2021	10.5

		Incorporated by Reference			Filed or Furnished Herewith
Exhibit #	Exhibit Description	Form	Date	Number

10.27	Waiver letter agreement concerning Severance Agreement between Giga-tronics and Armand Pantalone dated as of December 21, 2021	8-K	12/29/2021	10.6

10.28	Waiver letter agreement concerning Severance Agreement between Giga-tronics and Daniel Kirby dated as of December 19, 2021	8-K	12/29/2021	10.7

10.29	Convertible Note	8-K	9/14/2022	10.2

10.30	Securities Purchase Agreement+	8-K	9/14/2022	10.3

10.31	Security Agreement+	8-K	9/14/2022	10.4

10.32	Registration Rights Agreement+	8-K	9/14/2022	10.5

10.33	Form of Preferred Share Repurchase Agreement+	8-K	9/14/2022	10.7

10.34	Form of Securities Purchase Agreement+	8-K	1/11/2023	10.1

10.35	Form of Security Agreement+	8-K	1/11/2023	10.2

10.36	Form of Subordination Agreement+	8-K	1/11/2023	10.3

10.37	Form of Registration Rights Agreement	8-K	1/11/2023	10.4

10.38	Form of Exchange Agreement				*

10.39	Form of Exchange Note				*

10.40	Form of Exchange Security Agreement				*

10.41	Form of Exchange Registration Rights Agreement				*

10.42	Form of Warrant				*

10.43	Form of Securities Purchase Agreement				*

10.44	Form of Registration Rights Agreement				*

10.45	Form of Secured Convertible Note				*

10.46	Form of Security Agreement				*

10.47	Form of Guaranty				*

10.48	Form of Letter Agreement				*

10.49	Form of Termination and Release Agreement — Regazzi				*

10.50	Form of Stock Option Agreement — Jonathan Read and Tim Long				*

10.51	Form of Restricted Stock Unit Agreement — Jonathan Read and Timothy Long				*

		Incorporated by Reference			Filed or Furnished Herewith
Exhibit #	Exhibit Description	Form	Date	Number

10.52	Employment Agreement — Jonathan Read++				*

10.53	Employment Agreement — Timothy Long++				*

10.54	Form of Warrant — Zvika Avni				*

10.55	Form of Note — Microphase				*

10.56	Form of Warrant — Microphase				*

10.57	Stock Purchase Agreement — Relec Electronics Ltd.				*

10.58	Email extending November 12, 2022 Note due date				*

16.1	Letter from Armamino LLP dated August 23, 2022	8-K	8/23/2022	16.1

21.1	List of Subsidiaries				Filed

23.1	Consent of Marcum LLP				Filed

23.2	Consent of Ziv Haft, BDO Member Firm				Filed

23.3	Consent of Nason, Yeager, Gerson, Harris & Fumero, P.A.				*	*

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table				Filed

*	To be filed by amendment.
**	Contained in Exhibit 5.1.

+

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of the omitted exhibits and schedules to the SEC on a supplemental basis upon its request.

++	Management contract or compensatory plan or arrangement.

(b)    Financial Statements. The financial statements filed as part of this Registration Statement are listed in the index to the financial statements immediately preceding such financials

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each Prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Prospectus was deemed part of and included in the registration statement; and

(B)

Each Prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that Prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fi de offering thereof. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fi de offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Scottsdale, State of Arizona, on February 13, 2023.

GIGA-TRONICS INCORPORATED

By:	/s/ Jonathan Read
Jonathan Read Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on February 13, 2023.

Name	Position

/s/ Lutz P. Henckels Lutz P. Henckels	Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey Bentz Jeffrey Bentz	Director

/s/ William B. Horne William B. Horne	Director

/s/ Jonathan Read Jonathan Read	Director

/s/ John R. Regazzi John R. Regazzi	Director

/s/ Robert Smith Robert Smith	Director

/s/ William J. Thompson William J. Thompson	Director

/s/ Thomas E. Vickers Thomas E. Vickers	Director